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INTEL CORPORATION

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2021
Proxy Statement

Notice of Annual Stockholders' Meeting

intel. 2021 Proxy Statement Notice of Annual Stockholders’ Meeting

Investor Engagement

Who We Met With

To see how we responded to your feedback, see page 41

Total Contacted	Total Engaged	Director Engaged
50.4% O/S	39.5% O/S	29.7% O/S

Intel's outstanding shares (o/s) caculated as of September 30,2020

We are proud of our long-standing and robust investor engagement program. Our integrated outreach team, led by our Investor Relations group, Corporate Responsibility office, Human Resources office, and Corporate Secretary office, engages proactively with our stockholders, maintaining a two-way, year-round governance calendar as shown in this graphic.

During 2020, our engagement program addressed our executive compensation program, corporate governance best practices, our Board's operation and experience, and our commitment to addressing environmental and social responsibility issues that are critical to our business.

Through direct participation in our engagement efforts and through briefings from our engagement teams, our directors are able to monitor developments in corporate governance and social responsibility and benefit from our stockholders' perspectives on these topics. In consultation with our Board, we seek to thoughtfully adopt and apply developing practices in a manner that best supports our business and our culture.

Summer
Review annual meeting results to determine appropriate next steps, and prioritize post annual meeting investor engagement focus areas
Fall
Hold post-annual meeting investor meetings to solicit feedback and report to the Board, Compensation Committee, and Corporate Governance and Nominating Committee
Winter
Incorporate input from investor meetings into annual meeting planning and enhance governance and compensation practices and disclosures when warranted
Spring
Conduct pre-annual meeting investor meetings to answer questions and understand investor views on proxy matters
Annual Stockholders' Meeting

Additional detail on specific topics and initiatives we have adopted is discussed under "Investor Engagement" on page 40.

Letter From Your Chairman

Dear Stockholder,

2020 marked my first year serving as your independent Board Chairman and it has been my honor to work with the Board, senior management, and the broader Intel community in this role. Over the past year, our strategic evolution has continued unabated despite economic and social headwinds. Our sense of purpose, our core values and the fundamental principles of our operations that have guided Intel since its founding have remained constant. Key among those are our commitment to our employees and stockholders, as well as our understanding that we have a crucial role to play as a leader on environmental, social, and governance issues. That leadership not only makes us a stronger company, it also enables us to create value for the broader communities in which we operate.

During 2020, we achieved significant progress in furtherance of our transformation from a CPU to a multi-architecture XPU company. In light of the economic and social challenges that arose in 2020, we have doubled down on our commitment to cultivating leadership and fostering a culture that reflect and support this transformation. Our strategic evolution has driven change throughout the company.

Our CEO Leadership Transition

On January 13, 2021, our Board named Patrick Gelsinger to be Chief Executive Officer, effective as of February 15, 2021. After careful consideration, our Board concluded that the time was right to make this leadership change in order to draw upon Pat’s more than 40 years of technology and leadership experience. Most recently, Pat served as the Chief Executive Officer of VMware, Inc., where he significantly transformed the company into a recognized global leader in cloud infrastructure, enterprise mobility, and cyber security, almost tripling the company’s annual revenues. Pat’s appointment as Chief Executive Officer is a homecoming of sorts, as Pat began his career at Intel and spent 30 years here developing a deep knowledge of Intel and contributed in a fundamental way to its technology evolution as well as the development of its culture. Our Board is confident that Pat, together with the rest of the leadership team, will deliver strong execution of Intel’s

“We greatly value year-round communication and collaboration with our stockholders to discuss how our company’s strategic transformation is enabling us to play a larger role in our customers’ success and to apply technology to society’s greatest challenges.”

—Omar Ishrak

Independent Chairman

strategy to build on its product leadership and take advantage of the significant opportunities ahead. On behalf of the Board, I express my deep appreciation to Bob Swan, Pat’s predecessor as Intel CEO, for his leadership and significant contributions through this period of transformation for our company. Bob leaves Intel in a strong strategic and financial position, and the Board and I thank him for his tremendous contributions and a seamless leadership transition.

Rising to the Challenge of COVID-19

Over the past year, the COVID-19 pandemic has changed the lives of our employees, our customers, and our community. Our Board is deeply proud of how the Intel team rose to the challenge of COVID-19 and demonstrated the unrivaled value of our worldwide manufacturing network to support our customers and partners around the world. In response to the onset of COVID-19, we made operational changes and adopted measures to enable a continued safe environment for our employees and operation of our manufacturing sites. To aid and support employees during COVID-19, Intel is investing more than $100 million in additional benefits, including special recognition for employees working on site. We also put in place a telecommuting reimbursement program to help employees required to work from home improve their workspaces, and increased flexibility in our leave programs to support employees caring for children and others. Additionally, we launched our Pandemic Response Technology Initiative, which supported essential workers, hard-hit businesses, and students of all ages with Intel-funded technology projects led by employees in collaboration with our global customers and partners. Amid the effects of COVID-19, Intel achieved record revenue for the fifth consecutive year and maintained a strong balance sheet and liquidity position. From safeguarding wellness through healthcare and telehealth, to remote learning for students of all ages, to innovative technology solutions to help businesses safely reopen, the experiences of the past year have provided valuable lessons about the critical role Intel’s technologies can play, and have played, across society in response to public health and economic crises. Most importantly, as a company, we have learned to operate with more empathy, agility, and velocity.

Diversity and Inclusion are Driving Forces in Our Innovation

Intel strives to provide an environment where employees from diverse backgrounds are valued, respected, inspired, acknowledged, and rewarded so they can achieve their potential and fulfill their career aspirations. During the past year, the Intel community has had to confront senseless acts

2021 PROXY STATEMENT | Letter From Your Chairman	3

Letter From Your Chairman Continued

of racism and violence, specifically against African Americans. In response to and in keeping with Intel’s commitment to diversity and inclusion, senior management and our Board have publicly affirmed that inaction is not an option for Intel. Our commitment to combating racism and fostering a diverse and inclusive culture is a business imperative and key to our long-term success, making Intel, and each of our employees, stronger. For many years, we have taken actions to deeply integrate diversity and inclusion expectations into our culture, performance management systems, leadership expectations, and annual bonus metrics. We continued to raise the bar for ourselves in 2020 through the announcement of new 2030 goals and initiatives to drive change across the industry, including working with a coalition of companies on the creation of a new Global Inclusion Index. We also pledged $1 million in support of efforts to address social injustice and anti-racism across various nonprofit and community organizations and expanded our work and programs around social equity with the creation of a new Social Equity Program Office and the publication of Global Social Equity Policy Principles.

Continued Refreshment of Board Perspectives

Our Board is committed to fostering a diversity of backgrounds and perspectives so that our Board positions our company for the future. Since the beginning of 2016, we have welcomed eight new independent directors to the Board, three of which were women, and each of whom brings extensive experience and fresh perspectives to enrich Board dialogue and enhance the Board’s ability to continue effectively overseeing the business. Most recently, the Board welcomed Dion J. Weisler, the former President and Chief Executive Officer of HP, Inc. We are confident that Mr. Weisler’s extensive senior leadership, cybersecurity, and industry experience will complement and enhance the skills and expertise of our other Board members.

Empowering Our Workforce for Success

Intel could not have achieved the successes of the past year without the resilience and dedication of our employees. Because of the highly technical nature of our business, our success depends on our ability to attract and retain talented and skilled employees to create the technology of the future. In order to attract, retain, and grow talented and engaged employees who can deliver their best work every day, we invest significant resources to making Intel a rewarding place to work, creating a company which our employees are proud to be a part of, and fostering an environment where we promote diversity and inclusion.

For over a decade, we have tracked and publicly reported on key human capital metrics, including workforce demographics, diversity and inclusion data, and turnover data. These initiatives and tracking data are regularly shared with the Board. In 2018, we met our goal to achieve full representation of women and underrepresented minorities in our U.S. workforce, two years ahead of schedule. We advanced transparency in our pay and representation data by publicly releasing our EEO-1 survey pay data in 2019. And, although the U.S. Equal Employment Opportunity Commission decided it would not continue to require the reporting of pay information, we felt it was important to continue collecting the data and to disclose it publicly in 2020. While we are proud of the progress we have made, we are keenly aware there is still more that we can do to cultivate and empower our talented workforce. With approximately 90% of our employees working in technical roles, our success depends on them understanding how their work contributes to the company’s overall strategy. We use a variety of channels to facilitate open and direct communication, including open forums with executives; employee experience surveys; and engagement through more than 30 employee resource groups, including the Women at Intel Network, the Network of Intel African American Employees, the Intel Latino Network, and many others.

Proactively Engaging with Stockholders

Intel remains committed to year-round and meaningful engagement with our stockholders. Our integrated stockholder outreach team, consisting of our Investor Relations group, Corporate Responsibility office, Human Resources office, and Corporate Secretary office, meets with a broad base of investors throughout the year to discuss executive compensation, corporate governance, corporate responsibility practices, and other matters of importance. Our team then reports to the Board on investor feedback and

4	Letter From Your Chairman | 2021 PROXY STATEMENT

Letter From Your Chairman Continued

emerging governance issues, allowing the Board to better understand the priorities and perspectives of our stockholders and determine how best to incorporate them into the Board’s decision making. Throughout 2020, our integrated team met with a variety of investors representing almost 40% of our outstanding shares to solicit feedback and engage in robust discussions regarding Board composition, executive compensation, our ESG disclosures, and Board oversight of ESG matters. In addition to the engagement conducted by our integrated outreach team, I personally had the opportunity to meet with investors representing almost 30% of our outstanding shares so that I could give voice to the direct feedback and helpful insights gained through our outreach team’s engagements during our boardroom deliberations. As always, these discussions are truly valuable to the Board and I look forward to our continued engagement with Intel stockholders and other stakeholders in 2021.

Continued ESG Leadership & Our RISE Strategy

Intel has a long history of leadership in corporate governance and corporate responsibility, including setting ambitious goals for our company, leading industry and multi-stakeholder initiatives, and collaborating with others to apply our technology to solve global challenges. Our integrated approach enables us to mitigate risks, reduce costs, protect brand value, and identify market opportunities, in turn creating value for Intel, our stockholders, and the communities we serve. Under the Board’s oversight, we have embedded corporate responsibility and sustainability considerations into our corporate strategy, compensation, disclosure, and long-term goals. To reinforce and align our executives to these goals, since 2008 a portion of the operational performance component of our annual incentive cash program has been tied to key corporate responsibility goals within our executive and employee compensation, including inclusion and environmental metrics.

In 2020, we achieved an important milestone in our journey when we reviewed our performance under our 2020 corporate responsibility goals and launched our 2030 RISE strategy and goals to create a more responsible, inclusive, and sustainable world, enabled through our technology and the expertise and passion of our employees. which formally established our goals and aspirations for the next decade, including:

▪	Responsible – providing leadership in advancing safety, wellness, and responsible business practices across our global manufacturing operations, our value chain, and beyond;

▪	Inclusive – advancing diversity and inclusion across our global workforce and industry, and expand opportunities for others through technology, inclusion, and digital readiness initiatives;

▪	Sustainable – leading the industry in sustainability and enabling our customers and others to reduce their environmental impact through our actions and technology; and

▪	Enabling – accelerating the ways in which we will enable progress through our technology and the contributions of Intel employees through new models of collaboration with our customers and other stakeholders.

The Board receives regular updates on our progress on our performance and corporate responsibility goals. We are proud of what our company has accomplished to date—but as we look toward the next decade, we know that even greater leadership will be required to deliver on our company’s purpose to create world-changing technology that enriches the lives of every person on earth.

On behalf of the Board, I thank you for choosing to invest in Intel and for continuing to entrust us to help lead the company into this new and exciting phase of our evolution.

Sincerely,

Omar Ishrak Chairman of the Board

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(408) 765-8080

2021 PROXY STATEMENT | Letter From Your Chairman	5

Intel Corporation Notice of 2021 Annual Stockholders’ Meeting

Date	Time	Record Date
Thursday, May 13, 2021	8:30 A.M. Pacific Time	March 19, 2021

How to Vote

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 117.

Vote

ONLINE at www.proxyvote.com. You may also attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/Intel21.

BY PHONE by calling the applicable number. For stockholders of record: (800) 690-6903 For beneficial stockholders: (800) 454-8683

BY MAIL if you have received a printed version of these proxy materials.

Attend the Meeting

Logistics

▪	Stockholders of record may attend the annual meeting online, including to vote, view the list of list of stockholders as of March 19, 2021 and/or submit questions, at www.virtualshareholdermeeting.com/Intel21.
▪	If you are a beneficial stockholder and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, beneficial stockholders should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

▪	The annual meeting will begin at approximately 8:30 a.m. Pacific Time, with log-in beginning at 8:15 a.m., on Thursday, May 13, 2021.

Asking Questions

▪	You may submit questions for the meeting in advance at www.proxyvote.com.

▪	You may submit live questions during the meeting at www.virtualshareholdermeeting.com/Intel21.

If You Cannot Attend, Following The Meeting:	Scan this code to your phone to receive all of the meeting details.

▪   A replay of our annual meeting webcast will be available at our Investor Relations website at www.intc.com and remain for at least one year.

▪   A list of answers to investors’ questions received before and during the annual meeting will be available at the same website.

Management Proposals		Voting Recommendation of the Board

1.	Election of the nine director nominees named in this proxy statement	FOR EACH DIRECTOR NOMINEE

2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2021	FOR

3.	Advisory vote to approve executive compensation of our listed officers	FOR
Stockholder Proposals

4.	Stockholder proposal on whether to allow stockholders to act by written consent, if properly presented at the meeting	AGAINST

5.	Stockholder proposal requesting a report on median pay gaps across race and gender, if properly presented at the meeting	AGAINST

6.	Stockholder proposal requesting a report on whether written policies or unwritten norms at the company reinforce racism in company culture, if properly presented at the meeting	AGAINST

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD MAY 13, 2021: THE NOTICE OF 2021 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2020 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.INTC.COM

6	Intel Corporation Notice of 2021 Annual Stockholders’ Meeting | 2021 PROXY STATEMENT

3	Letter from Your Chairman

6	Notice of 2021 Annual Stockholders’ Meeting

8	Proxy Statement Highlights†

Board of Directors Matters

16	Proposal 1: Election of Directors

23	Director Skills, Experience, and Background

26	Board Diversity and Refreshment

Corporate Governance Matters

28	Board Leadership Structure

34	Board Responsibilities and Committees

40	Investor Engagement

44	Our Capital†

53	Director Compensation

58	Security Ownership of Certain Beneficial Owners and Management

Audit Committee Matters

60	Proposal 2: Ratification of Selection of Independent Auditor

62	Report of the Audit Committee

Listed Officer Compensation Matters

64	Proposal 3: Advisory Vote to Approve Executive Compensation

65	Compensation Discussion and Analysis

65	Executive Summary

75	2020 Compensation of Our Listed Officers

84	Update on 2019 Strategic Growth Equity Awards

86	Other Aspects of our Executive Compensation Programs

91	Report of the Compensation Committee

92	Summary Compensation Table

96	Grants of Plan-Based Awards

98	Stock Option Exercises and Stock Vested

99	Outstanding Equity Awards

100	Pension Benefits

101	Non-Qualified Compensation

102	Other Potential Post-Employment Payments

Additional Compensation Matters

106	CEO Pay Ratio

Stockholder Proposals

108	Proposal 4: Written Consent

111	Proposal 5: Gender/Racial Pay Equality

114	Proposal 6: Anti-Racism in Company Culture

Additional Meeting Information

117	Online Meeting

117	Meeting Admission

118	Vote Before or During the Meeting

Other Matters

120	2022 Stockholder Proposals or Nominations

121	Communicating with Us

A-1	Appendix A: Non-GAAP Financial Measures

  Index Of Frequently   Requested Information

61	Auditor Fees
58	Beneficial Ownership Table
27	Board Evaluations
28	Board Leadership
106	CEO Pay Ratio
15	CEO Transition
90	Claw-Back Policies
57	Code of Conduct
36	Compensation Consultant
33	Corp. Gov. Guidelines
43	Corporate Responsibility / ESG
34	Director Attendance
31	Director Independence
17	Director Biographies
25	Director Skills Matrix
26	Director Tenure
9	Financial Performance
49	Human Capital
33	ISG Framework
65	Listed Officers for 2020
73	Pay-for-Performance
87	Peer Group
89	Perks
56	Related Party Transactions
29	Risk Oversight
89	Stock Ownership Guidelines
11	Strategy Update
34	Succession Planning

†

Information in Proxy Statement Highlights—Introduction to Our Business (page 8), A Year in Review (page 9), Business Overview (page 10), Our Strategy (page 11), and Our Capital (pages 12, 44-52) is reproduced from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021, the date we filed our Form 10-K.

2021 PROXY STATEMENT | Table of Contents	7

Introduction to Business

We are an industry leader

and a catalyst for technology innovation and products that revolutionize the way we live. We are committed to harnessing the breadth and scale of our reach to have a positive effect on business, society, and the planet.

Our purpose

Our vision

is to be trusted performance leader that unleashes the potential of data.

Intel put the Silicon in Silicon Valley, and today our technology remains at the core of the most exciting, life-changing innovations on the planet

We are an industry leader, creating world-changing technology that enables global progress and enriches lives. We stand at the brink of several technology inflections—AI, 5G network transformation, and the rise of the intelligent edge1—that together will shape the future of technology. Silicon and software drive these inflections, and Intel is at the heart of it all with data emerging as a transformational force in this era where an explosion of devices permeates all our interactions. That data must be moved, stored, and processed faster and more securely than ever before. We are unleashing the potential of data to unlock value for people, business, and society on a global scale.

With a clear, shared purpose, we are inspired to create, innovate, and push the boundaries of technology. Our commitment to corporate responsibility and to creating an inclusive environment for our amazing people supports of belonging, Intel can be more innovative, agile, and competitive.

[1]	Intel’s definition is included in “Key Terms” within the Financial Statements and Supplemental Details in our Annual Report on Form 10-K.

8	Proxy Statement Highlights: Introduction to Business | 2021 PROXY STATEMENT

A Year in Review†

We achieved record revenue of $77.9 billion, with 49% from
our data-centric businesses, amid the effects of the
COVID-19 pandemic. The dynamic of work and learn from
home resulted in strong demand for notebook PCs, while
demand for desktop PCs weakened. Demand in the DCG
cloud service providers market segment grew, while
enterprise and government declined on macroeconomic
weakness. We shipped a higher volume of 10nm products
than we had anticipated at the beginning of the year. The
increased mix of 10nm, combined with a higher portion of
revenue from lower margin adjacent businesses, offset higher platform revenue and drove a decline in gross margin of 3
percentage points. We invested $13.6 billion in R&D, reduced our spending to 25.3% of revenue, and signed an agreement
to divest our NAND memory business. We made capital
investments of $14.3 billion, and generated $35.4 billion
cash from operations and $21.1 billion of free cash flow. We also returned $19.8 billion to stockholders, including
$5.6 billion in dividends and $14.2 billion in buybacks.

“We achieved record revenue for the fifth consecutive year and maintained a strong balance sheet and liquidity position. Our results amid the challenges of a global pandemic and an uncertain economy reflect the importance of our technology and the resilience of our employees around the world.”

—George Davis

Chief Financial Officer

Revenue	Operating Income	Diluted EPS	Cash Flows
∎ PC-centric $B ∎ Data-centric $B	∎ GAAP $B ∎ Non-GAAP $B	∎ GAAP ∎ Non-GAAP	∎ Operating Cash Flow $B ∎ Free Cash Flow[1] $B

$77.9B GAAP	$23.7B GAAP	$25.3B non-GAAP[1]	$4.94 GAAP	$5.30 non-GAAP[1]	$35.4B GAAP	$21.1B non-GAAP[1]

Revenue up 8% from 2019; Data-centric up 9% and PC-centric up 8%	Operating income up $1.6B or 7% from 2019; 2020 operating margin at 30%	Operating income up $1.5B or 6% from 2019; 2020 operating margin at 32%	Diluted EPS up $0.23 or 5% from 2019	Diluted EPS up $0.43 or 9% from 2019	Operating cash flow up $2.2B or 7%; operating cash flow to net income at 169%	Free cash flow up $4.2B or 25%; free cash flow to non-GAAP net income at 94%

Strong demand in notebook PCs and DCG cloud and communications market segments, and NAND pricing recovery, partially offset by weakened demand in desktop PCs and lower platform[2] ASPs	Higher gross margin dollars driven by higher platform unit sales, NAND pricing recovery, and improved NAND unit cost, partially offset by higher platform unit cost with increased 10nm product mix, and lower platform ASPs	Higher gross margin dollars, lower shares outstanding, and equity investment gains, partially offset by higher effective tax rate	Working capital changes driven by accounts receivable, inventory and income taxes offset by other assets and liabilities; free cash flow up due to higher operating cash flow and lower capital spending

Goal (2019 - 2021)[3]	Goal (2019 - 2021)[3]	Goal (2019 - 2021)[3]	Goal (2019 - 2021)[3]
Low single-digit growth over the next three years to $76B-$78B; data-centric businesses high single-digit growth and PC-centric business approximately flat to slightly down	Keep non-GAAP operating margin roughly flat at approximately 32% over the next three years	Grow non-GAAP diluted EPS in line with revenue over the next three years	Achieve free cash flow of approximately 80% of non-GAAP net income by 2021
Progress	Progress	Progress	Progress
Revenue grew 8% from 2019 to 2020, to $77.9B	Non-GAAP operating margin was 32% in 2020	Non-GAAP diluted EPS grew 9% from 2019 to 2020; revenue grew 8% over the same period	Free cash flow in 2020 was 94% of non-GAAP net income

†	This section is reproduced from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021.
[1]	See “Non-GAAP Financial Measures” within MD&A in our 2020 Annual Report on Form 10-K.
[2]	See “Our Products” within MD&A in our 2020 Annual Report on Form 10-K .
[3]	2019-2021 goals were announced during the May 2019 Investor Meeting.

2021 PROXY STATEMENT | Proxy Statement Highlights: A Year in Review	9

Business Overview†

COVID-19 Response

The COVID-19 pandemic has changed the lives of our employees, our customers, and our community. We are proud of how our team has responded, showing resilience, innovating in real time, and demonstrating the tremendous value of our worldwide manufacturing network to customers and partners around the world. Additionally, we launched our Pandemic Response Technology Initiative, which supports essential workers, hard-hit businesses, and students of all ages with Intel-funded projects led by employees along with our global customers and partners. We have learned vital lessons about the critical role technology can play, and has played, in so many areas during the pandemic—from healthcare and telehealth, to remote learning, to innovative technology solutions to help businesses safely reopen. Most importantly, as a company, we have learned to operate with more empathy, agility, and velocity. We look at our products not for what we know they can do, but for what they might be able to do in a changed world.

Data-Centric Businesses Expand with New Opportunities	PC-Centric Business Innovates

Data-centric portfolio for 5G network infrastructure

We introduced a broad, data-centric portfolio for 5G network infrastructure, including the Intel® Atom® P5900, our first Intel® architecture-based 10nm SoC for wireless base stations; a next-generation structured ASIC for 5G network acceleration; new 2nd Gen Intel® Xeon® Scalable processors; and the Intel® Ethernet 700 Series Network Adapter with hardware-enhanced Precision Time Protocol, the first 5G network-optimized Ethernet NIC.

11th Gen Intel® Core™ processors

We launched our new processor family for laptops, 11th Gen Intel Core processors with Intel® Iris® Xe graphics leveraging our new 10nm SuperFin process technology. The 11th Gen Intel Core processors optimize power efficiency with leading performance and responsiveness while running at significantly higher frequencies versus prior generations.

Ice Lake server processors

We are now shipping the 10nm-based 3rd Gen Intel Xeon Scalable processors (previously referred to as Ice Lake), which include several architectural, process technology, and platform innovations for performance, security, and operational efficiency.

Moovit acquisition

We acquired Moovit for $915 million to accelerate Mobileye’s MaaS offering. Moovit is known for its urban mobility application and brings Mobileye closer to achieving our plan to become a complete mobility provider, including robotaxi services.

Planned divestiture of NAND memory business

We signed an agreement with SK hynix Inc. (SK hynix), to divest our NAND memory business, including our NAND memory fabrication facility in Dalian, China and certain related equipment and tangible assets (Fab Assets), our NAND SSD business (NAND SSD Business), and our NAND memory technology and manufacturing business (NAND OpCo Business).

Intel® Evo™ platforms

We introduced the Intel Evo platform brand for designs based on 11th Gen Intel Core processors with Intel Iris Xe graphics. Devices with the Intel Evo platform brand are verified, measured, and tested and key experience indicators as part of the next edition of our laptop innovation program, Project Athena.

xPU era with oneAPI and discrete GPUs

We launched discrete GPUs, including the Intel® Iris® Xe MAX GPU for laptops and the first discrete Intel® Server GPU. These are milestone additions to our expanding portfolio of xPUs. We also announced the Gold release of Intel® oneAPI Toolkits, supporting Intel CPUs, GPUs, and FPGAs, which are now available for local installation and for Intel® DevCloud. We are expanding the Intel DevCloud to support the new Intel Iris Xe GPU hardware, including Intel Iris Xe MAX GPU for public access and Intel Iris Xe-HP for select developers.

7nm-based CPU products

We announced in July that our 7nm-based CPU product timing would be delayed and that the primary driver was the yield of our 7nm manufacturing process. We will continue to invest in our future process technology roadmap and advanced packaging technologies to differentiate our products, provide manufacturing optionality and deliver a predictable cadence of leadership products to our customers.

2030 RISE Strategy and Corporate Responsibility Goals

We created our RISE strategy and established our 2030 corporate responsibility goals (2030 goals), through which we aim to leverage our leadership position in the global technology ecosystem to create a more responsible, inclusive, and sustainable world, enabled through our technology and the expertise and passion of our employees.

Our RISE strategy and 2030 goals are deeply rooted in our corporate purpose and aligned with our business strategy to enable us to create value for our customers, investors, employees, and other stakeholders over the next decade and beyond.

†	This section is reproduced from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021.

10	Proxy Statement Highlights: Business Overview | 2021 PROXY STATEMENT

Our Strategy†

Our strategy is to play a larger role in our customers’ success by delivering a predictable cadence of leadership products.

The world is changing and driving the need for exponentially more computing. First we experienced the PC era, followed by the mobile and cloud era. We are now entering the era of distributed intelligence, where computing is pervasive and so many things in our lives—our homes, our cars, our hospitals, and our cities—now function like computers. In this world of distributed intelligence, our three fastest growing opportunities are AI, 5G network transformation, and the intelligent and autonomous edge.

We have a history of transforming to capitalize on market shifts, and we are in the midst of another significant transformation to position ourselves and our customers for growth. With our focus on execution and re-energized culture as a force multiplier, we are transforming from a CPU to a multi-architecture xPU company, from silicon to platforms, and from a traditional IDM to a new, modern IDM. Our priorities are to strengthen our core, extend our reach, and redefine our position in the industry. Our capital provides a foundation to invest in our growth and to supplement and strengthen our capabilities. We are thoughtfully deploying capital and focusing our investment in differentiated technologies where we can play a bigger role in the success of our customers and deliver attractive returns to our stockholders.

Our Priorities

Improve Execution to Strengthen Our Core

We have made changes that help position us to sharpen our operational excellence and process technology. We have streamlined our product roadmaps, evolved our technical organization to drive greater transparency and accountability, and exited businesses to enable focus on our core strategy.

Extend Our Reach to Accelerate Our Growth

Diverse product portfolio to capitalize on the fastest growing opportunities. The proliferation of data analytics, edge computing, and AI is driving a diverse and expanding range of computing applications from edge to cloud. In response, we are innovating to deliver products including a mix of scalar, vector, matrix, and spatial architectures deployed in CPUs, GPUs, accelerators, and FPGAs—unified by an open, industry-standard programming model, oneAPI, to simplify application development.

Redefine Our Position in the Industry

Solve our customers’ problems through solutions and platforms. We are expanding beyond the CPU to better solve our customers’ problems, and not just deliver parts of the solution. With our xPU portfolio, platform vision, IDM capabilities, and scale, we are able to help our customers tackle their own opportunities. We announced the Intel Evo platform brand powered by 11th Gen Intel Core processors with Intel Iris Xe graphics, representing laptop designs supported by Intel’s Project Athena innovation program. In addition, we acquired Moovit to accelerate Mobileye’s transformation to a full-stack MaaS provider that can provide hardware, software, sensors, integration, and large-scale services. We are actively evaluating opportunities in software, services, and solutions, in AI, network transformation, and intelligent edge.

†	This section is reproduced in part from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021.

2021 PROXY STATEMENT | Proxy Statement Highlights: Our Strategy	11

Our Capital†

We deploy various forms of capital to execute our strategy in a way that seeks to reflect our corporate values, help our customers succeed, and create value for our stakeholders.

Capital	Strategy	Value

Financial	Leverage financial capital to invest in ourselves and grow our capabilities, supplement and strengthen our capabilities through acquisitions and strategic investments, and provide returns to stockholders.	We strategically invest financial capital to create long-term value and provide returns to our stockholders in the form of dividends and buybacks.

Intellectual	Invest significantly in R&D and IP to enable us to deliver a predictable cadence of leadership products that move, store, and process data at scale, and extend our reach to accelerate our growth.	We develop IP to enable next-generation products, create synergies across our businesses, expand into new markets, and establish and support our brands.

Manufacturing	Invest timely and at a level sufficient to meet customer demand for current technologies and prepare for future technologies as we evolve our IDM model.	Our manufacturing scope and scale enable us to provide our customers and consumers with a broad range of leading-edge products.

Human	Continue to build a diverse, inclusive, and safe work environment to attract, develop, and retain the talent needed to remain at the forefront of innovation.	Our talented employees enable the development of solutions and enhance the intellectual and manufacturing capital critical to helping our customers win the technology inflections of the future.

Social and Relationship	Build trusted relationships for both Intel and our stakeholders, including employees, suppliers, customers, local communities, and governments.	We collaborate with stakeholders on programs to empower underserved communities through education and technology, and on initiatives to advance accountability and capabilities across our global supply chain, including accountability for the respect of human rights.

Natural	Continually strive to reduce our environmental footprint through efficient and responsible use of natural resources and materials used to create our products.	Our proactive efforts help us mitigate climate and water impacts, achieve efficiencies, and lower costs, and position us to respond to the expectations of our stakeholders.

Value We Create

Each of our six forms of capital plays a critical role in our long-term value creation. We consider numerous indicators in determining the success of our capital deployment in creating value. Highlights of value created in 2020 are as follows:

† This section is reproduced from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021.

2  See “Non-GAAP Financial Measures” within Appendix A.

12	Proxy Statement Highlights: Our Capital | 2021 PROXY STATEMENT

Overview of the Board

For the 2021 Annual Stockholders’ Meeting, our Board recommends the following nine director nominees listed below. Our Board considers numerous factors when assessing the qualifications for each Board nominee, such as skills and experience relevant and integral to our future strategic direction; independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; international experience; mix of ages; and gender, racial, geographic, and ethnic diversity. In this regard, our Board is committed to actively seeking women and minority director candidates for consideration.

Independent Director Nominees
Omar Ishrak Age: 65 Director Since: 2017 Independent Chairman	James J. Goetz Age: 55 Director Since: 2019	Alyssa Henry Age: 50 Director Since: 2020	Risa Lavizzo-Mourey Age: 66 Director Since: 2018	Tsu-Jae King Liu Age: 57 Director Since: 2016

	Gregory D. Smith Age: 54 Director Since: 2017	Dion J. Weisler Age: 53 Director Since: 2020	Frank D. Yeary Age: 57 Director Since: 2009

Non-Independent Director Nominee
Patrick P. Gelsinger Age: 60 Director Since: 2021 Chief Executive Officer
	33% of Director Nominees are Women	33% of Director Nominees are Ethnically Diverse	3.4 YRS Average Tenure of Director Nominees

2021 PROXY STATEMENT | Proxy Statement Highlights: Overview of the Board	13

Board Responsiveness to Investors in 2020

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. Following a disappointing “say on pay” vote in 2020, which received approximately 49.7% support, we undertook extensive engagement efforts to better understand the reasons for how our investors voted, as well as to obtain their views on other key corporate governance and disclosure matters, and to determine how best to respond.

Who we met with	50.4%	39.5%	29.7%
	of shares contacted for engagement	of shares engaged with overall	of shares engaged by Chairman of the Board

An integrated outreach team	Independent Chairman (select meetings)	+	Corporate Secretary Office	+	Human Resources Office	+	Corporate Responsibility Office	+	Investor Relations

What we discussed	Our business	Our ESG practices	>35
	Strategy execution Cultural transformation Financial performance COVID-19 response	Executive pay programs Board composition Human capital management Environmental & social issues	Separate investor meetings throughout the year

How we responded	Board composition	See page 26
Added new directors with experience aligned with our strategic transformation
	Executive compensation	See page 65

    Increased Annual Cash Bonus Plan rigor; beginning 2021, financial metrics in the Annual Cash Bonus Plan will be revenue and net income, with payouts based on pre-established threshold/target/max levels

    Provided enhanced disclosure of our One Intel operational goals in the Annual Cash Bonus Plan, as well as the Compensation Committee’s rationale for maintaining our PSUs’ relative TSR metric based on the S&P 500 IT Index

Provided an update on how the 2019 Strategic Growth Equity Awards are tracking
	Environmental and social	See page 79
Incorporated specific carbon emissions, water use, and workforce D&I goals into bonus program

Where to Find More Information

See “Investor Engagement” on page 40 and “Investor Engagement and the 2020 ‘Say on Pay’ Vote” on page 70

14	Proxy Statement Highlights: Board Responsiveness to Investors in 2020 | 2021 PROXY STATEMENT

Executive Compensation Summary

Intel’s executive compensation programs are designed to incentivize the implementation of our growth strategy. There are three key drivers of our executive compensation programs: a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability). Our executive compensation programs focus on different performance metrics for the different performance periods to balance the incentives.

Our executive compensation programs continue to be tied to the company’s financial and operational performance, support our commitment to good compensation governance, and provide market-based opportunities to attract, retain, and motivate our executives in an intensely competitive market for qualified talent.

Overview of Listed Officer Total Direct Compensation for 2020

Pay Element	Purpose	Performance Period	Performance Metrics	2020 Decisions / Results

Base Salary	Designed to be market-competitive and attract and retain talent	Annual	—	▪ No changes to listed officers’ base salary in 2020

Annual Cash Bonus	Incentivize achievement of Intel’s near-term financial and operational objectives, consistent with Intel’s longer-term goals	Annual	▪ YoY net income growth (1/3) ▪ Relative net income growth vs. tech peers (1/3) ▪ One Intel operational goals (1/3)	▪ No changes to annual incentive cash target opportunities ▪ Financial performance accounted for 66% of bonus potential—up from 50% in prior years ▪ Payout of 100.7% of target vs. 104-114% for 2019

Quarterly Cash Bonus	Company-wide program that rewards quarterly profitability based on Intel’s net income relative to company compensation costs	Quarter	▪ Net income relative to company compensation costs	▪ No changes to quarterly cash bonus program ▪ Annual payout of 23.2 extra days of compensation vs. 24.6 in 2019

Restricted Stock Units	Facilitates stock ownership, executive retention, and stockholder alignment	Three years with quarterly vesting	▪ Stock price appreciation	▪ Represents 20% of target long-term incentive award opportunity ▪ No increase in target value from 2019 other than in connection with promotions

Performance Stock Units	Designed to reward long-term profitability and long-term performance relative to peers; to create and alignment with stockholders; and to facilitate executive retention	Three years	▪ Relative TSR vs. S&P 500 IT Index (50%) ▪ Cumulative EPS growth compared to a target established at the beginning of the three-year performance period (50%)

▪  Represents 80% of target long-term incentive award opportunity

▪  No increase in target value from 2019 other than in connection with promotions

▪  No change in performance metrics or payout opportunity (0-200% of target) from 2019

▪  For max payout, TSR must exceed index by 25+ percentage points

▪  EPS target set to be challenging; factors in planned share buybacks

2021 CEO Transition

In early 2021, the Board of Directors implemented a leadership transition, appointing Mr. Gelsinger as CEO effective February 15, 2021, at which time he also joined the Board. The Board determined that this was the right time to change company leadership in order to draw on Mr. Gelsinger’s deep technology and engineering expertise during this critical period of transformation at Intel, and to further enhance the company’s ability to attract top-tier engineering talent. Mr. Gelsinger is a former long-term Intel executive and a highly respected technology industry veteran with a distinguished track record of innovation and talent development. He spent the past eight years successfully leading VMware, Inc., another large technology company, where annual revenues nearly tripled and stock price and market capitalization reached all-time highs during his tenure.

For more information regarding compensation decisions related to Intel’s CEO Transition, please see the “Compensation Discussion & Analysis” on page 65.

2021 PROXY STATEMENT | Proxy Statement Highlights: Executive Compensation Summary	15

Proxy Statement

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2021 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in the “Notice of 2021 Annual Stockholders’ Meeting.” We made this proxy statement available to stockholders beginning on March 30, 2021.

Proposal 1

Election of Directors

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the nine individuals listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on the Nasdaq Global Select Market* (Nasdaq), and one Intel officer: Patrick P. Gelsinger, who became our Chief Executive Officer in February 2021. Dr. Omar Ishrak has served as the independent Chairman of the Board since January 2020.

Each of our director nominees currently serves on the Board and was elected to a one-year term at the 2020 Annual Stockholders’ Meeting, except for Dion J. Weisler, who was appointed to the Board in June 2020, and Mr. Gelsinger, who was appointed to the Board in February 2021. Andy D. Bryant and Reed E. Hundt retired from the Board in May 2020. Andrew Wilson is not standing for re-election at the 2021 Annual Stockholders’ Meeting.

Each director’s term runs from the date of their election until our next annual stockholders’ meeting and until their successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Amended and Restated Bylaws (Bylaws) provides that a director nominee is elected only if they receive a majority of the votes cast with respect to their election in an uncontested election (that is, the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee). You can vote to “abstain,” but that vote will not have an effect in determining the election results. For more information, see “Additional Meeting Information; Voting Before or During the Meeting” on page 118. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and the Amended and Restated Board of Directors Guidelines on Significant Corporate Governance Issues (Corporate Governance Guidelines), each director must submit an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date of the certified election results, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

For each of the nine director nominees standing for election, the following pages set forth certain biographical information, including a description of their principal occupation, business experience, and the primary qualifications, attributes and skills (represented by the icons below) that the Corporate Governance and Nominating Committee considered in recommending them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2021 Annual Stockholders’ Meeting.

Recommendation of the Board The Board recommends that you vote “FOR” the election of each of the following nominees.

Senior Leadership Experience	Global/ International Experience	Industry and IT/ Technical Experience	Financial Expertise	Human Capital Experience	Operating and Manufacturing Experience	Sales, Marketing and Brand Management	Emerging Technologies and Business Models	Business Development and M&A Experience	Cybersecurity/ Information Security	Government, Legal, and Regulatory	Public Company Board

16	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Other Current Public Boards:

VMware, Inc.

Skills & Expertise:

Patrick P. Gelsinger CEO	Age: 60 Director Since: 2021

Patrick P. Gelsinger has been a director and CEO of Intel since February 2021. Mr. Gelsinger joined Intel from VMware, Inc., a provider of cloud computing and virtualization software and services, where he served as CEO from September 2012 to February 2021. Prior to joining VMware, Mr. Gelsinger served as President and Chief Operating Officer, EMC Information Infrastructure Products at EMC Corp., a data storage, information security and cloud computing company, from September 2009 to August 2012. Mr. Gelsinger’s career began at Intel, where he spent 30 years before joining EMC Corp. During his initial tenure at Intel, Mr. Gelsinger served in a number of roles, including Senior Vice President and Co-General Manager of the Digital Enterprise Group from 2005 to September 2009, Senior Vice President, Chief Technology Officer from 2002 to 2005 and leader of Desktop Products Group prior to that. Mr. Gelsinger also serves as a member of the board of directors of VMware, Inc.

Qualifications:

As a seasoned industry veteran with over 40 years of experience in semiconductor, software, and cloud computing and data storage industries and in his role as our new CEO, Mr. Gelsinger brings significant senior leadership, global, industry, human capital, sales, operating, business development and M&A, and public company board experience to the Board. Mr. Gelsinger has gained extensive operating and manufacturing, sales, emerging technologies, M&A, and information security experience from serving in a variety of senior management roles, including CEO and COO, at leading multinational software, information security and computing companies. Having started his career at Intel, he has over 30 years of direct knowledge and experience in Intel’s culture, business development, strategy, and growth. Mr. Gelsinger also brings human capital and technical experience from his various senior leadership roles.

Other Current Public Boards:

Palo Alto Networks

Committees:

Corporate Governance and Nominating, and M&A*

Skills & Expertise:

James J. Goetz	Age: 55 Director Since: 2019

James J. Goetz has served as a partner of Sequoia Capital, a venture capital firm, since June 2004. Prior to joining Sequoia, Mr. Goetz co-founded VitalSigns Software, a software design, development, and strategy company, where he assembled and led the team that pioneered end-user performance management. Prior to VitalSigns, he was Vice President of Network Management for Bay Networks. Mr. Goetz previously served on the boards of directors of Barracuda Networks Inc., a data security and storage company from 2009 to 2017; Nimble Storage Inc., a data storage company, from 2007 to 2017; Jive Software Inc., a provider of social business software, from 2007 to 2015; and Ruckus Wireless Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 to 2015, among others. Mr. Goetz holds a bachelor of science (BS) degree in electrical engineering from the University of Cincinnati and a master of science degree in electrical engineering from Stanford University. Mr. Goetz currently serves on the boards of several privately held companies. Mr. Goetz also serves as a member of the board of directors of Palo Alto Networks Inc., a network security solution company.

Qualifications:

Mr. Goetz brings to the Board senior leadership, industry and information technology (IT), emerging technologies, business development, and cybersecurity experience from his experience as a partner of a venture capital firm, where he focuses on cloud, mobile, and enterprise technology investments, as well as providing guidance and counsel to a wide variety of internet and technology companies, and his prior work in networks, data security and storage, software, and manufacturing through various senior roles and other board experiences. Mr. Goetz’s experience with internet and technology companies brings depth to the Board in areas that are important to Intel’s business as it moves from a CPU to a multi-architecture xPU company, from silicon to platforms, and from a traditional IDM to a new, modern IDM.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

2021 PROXY STATEMENT | Proposal 1: Election of Directors	17

Other Current Public Boards:

Unity Software Inc.

Committees:

Audit and Finance, Compensation, and M&A*

Skills & Expertise:

Alyssa Henry	Age: 50 Director Since: 2020

Alyssa Henry has served as Seller Lead for Square, Inc., a provider of software, hardware and financial services for small businesses and individuals, since 2014. She oversees global engineering, product management, design, sales, marketing, partnerships and support for Square’s seller-facing software and financial services products. Prior to Square, she served in various positions with Amazon.com, Inc. from 2006 to 2014, including as Vice President of Amazon Web Services Storage Services, where she led services including Amazon S3, Amazon EBS, and Amazon Lambda; and as Amazon’s director of software development for ordering, with responsibility for Amazon’s ordering workflow software and databases. Before Amazon, Ms. Henry spent 12 years at Microsoft Corporation working on databases and data access technologies in a variety of engineering, program management and product unit management roles. Ms. Henry started her career as a developer in the financial services industry. Ms. Henry holds a BS degree in applied science with a specialization in computing from the University of California, Los Angeles. She serves as a member of the board of directors of Unity Software Inc., a video game software development company.

Qualifications:

Ms. Henry brings senior leadership, industry and IT, emerging technologies and business models, and information security expertise to the Board from her executive experience at a mobile payment process company, including overseeing its expansion into other technology services for small businesses, and by her leadership of the software development segment of a multinational technology company that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. Ms. Henry’s more than 25 years of experience in software engineering and development of database and storage technologies is particularly useful to the Board as Intel moves from a PC-centric to data-centric company.

Other Current Public Boards:

None

Committees:

Compensation, and Corporate Governance and Nominating*

Skills & Expertise:

Omar Ishrak INDEPENDENT CHAIRMAN	Age: 65 Director Since: 2017

Dr. Omar Ishrak was Executive Chairman of Medtronic plc, a global medical technology company until his retirement in December 2020. Dr. Ishrak served as Chairman and CEO of Medtronic from 2011 to April 2020. Prior to joining Medtronic, Dr. Ishrak served as President and CEO of GE Healthcare Systems, a comprehensive provider of medical imaging and diagnostic technology and a division of GE Healthcare, from 2009 to 2011. Dr. Ishrak was President and CEO of GE Healthcare Clinical Systems from 2005 to 2008 and President and CEO of GE Healthcare Ultrasound and BMD from 1995 to 2004. Dr. Ishrak is a member of the Board of Trustees of the Asia Society, a leading educational organization dedicated to promoting mutual understanding and strengthening partnerships among peoples, leaders, and institutions of Asia and the United States (U.S.) in a global context. Dr. Ishrak received his BS and PhD in electrical engineering from the University of London, King’s College.

Qualifications:

Dr. Ishrak brings senior leadership, operating and manufacturing, and international expertise to the Board from his position as Chairman and CEO of Medtronic and his long history of success as a global executive in the medical technology industry. From his role at Medtronic, Dr. Ishrak has extensive experience identifying and developing emerging technologies and has overseen a number of strategic acquisitions, enabling him to bring business development and mergers and acquisitions (M&A) experience to the Board. Dr. Ishrak held various product development and engineering positions at Philips Ultrasound. Dr. Ishrak also provides technical, human capital, and brand marketing expertise from his role as a leader of a global medical technology company.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

18	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Other Current Public Boards:

General Electric Company and Merck & Co.

Committees:

Compensation and Corporate Governance and Nominating (Chair)

Skills & Expertise:

Risa Lavizzo-Mourey	Age: 66 Director Since: 2018

Dr. Risa Lavizzo-Mourey retired in January 2021 after serving as the Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania in Philadelphia, Pennsylvania, since 2018. Dr. Lavizzo-Mourey was President and CEO of the Robert Wood Johnson Foundation, the nation’s largest healthcare-focused philanthropic organization, based in Princeton, New Jersey, from 2003 to 2017, and Senior Vice President of that organization from 2001 to 2003. She previously held various appointments at the University of Pennsylvania Medical School, including Sylvan Eisman Professor of Medicine and Health Care Systems from 1995 to 2001, Director of the Institute on Aging from 1994 to 2002, and Chief of Geriatric Medicine from 1986 to 1992. Dr. Lavizzo-Mourey has also held several government positions, including Deputy Administrator of the Agency for Health Care Research and Quality from 1992 to 1994, Co-Chair of the White House Health Care Reform Task Force from 1993 to 1994, and member of a number of federal advisory committees. She received her MD from Harvard Medical School and MBA from the Wharton School of Business of the University of Pennsylvania. Dr. Lavizzo-Mourey serves on the board of directors of General Electric Company and Merck & Co., and served on the board of directors for Hess Corporation from 2004 to May 2020. She is also a member of the National Academy of Medicine, American Academy of Arts and Sciences, and the American Philosophical Society.

Qualifications:

Dr. Lavizzo-Mourey brings senior leadership, strategy, and human capital and talent development expertise to the Board from her leadership of the largest public health philanthropy in the U.S. for almost 15 years and, before that, serving for 15 years as a distinguished professor and administrator at the University of Pennsylvania. She also brings to the Board government experience from her various government appointments. Dr. Lavizzo-Mourey’s board service with other public companies also provides extensive public company board experience.

Other Current Public Boards:

None

Committee:

Audit and Finance*

Skills & Expertise:

Tsu-Jae King Liu	Age: 57 Director Since: 2016

Dr. Tsu-Jae King Liu has served as Dean and Roy W. Carlson Professor of Engineering in the College of Engineering at the University of California, Berkeley (UC Berkeley) since 2018. She previously held a distinguished professorship endowed by Taiwan Semiconductor Manufacturing Company, Ltd. (TSMC) in the Department of Electrical Engineering and Computer Sciences at UC Berkeley from July 2014 to July 2018. Dr. Liu has also served as Vice Provost, Academic and Space Planning, and Senior International Officer at UC Berkeley from October 2016 to June 2018. Dr. Liu has over 20 years of experience in higher education in a range of faculty and administrative roles, including Associate Dean for Academic Planning and Development, College of Engineering in 2016, Chair of the Department of Electrical Engineering and Computer Sciences from July 2014 to June 2016, and Associate Dean for Research in the College of Engineering from 2008 to 2012. Her achievements in teaching and research have been recognized by a number of awards and honors, including induction into the Silicon Valley Engineering Hall of Fame. Dr. Liu was Co-founder and President of Progressant Technologies, a start-up company that developed negative differential resistance transistor technology, from May 2000 to October 2004. She served on the board of the Center for Advancing Women in Technology from October 2014 to May 2016. Dr. Liu earned her BS, master of science (MS) and PhD degrees, all in electrical engineering from Stanford University.

Qualifications:

As a scholar and educator in the field of semiconductor logic and memory devices, who conducts research on advanced materials, process technology and solid-state devices for energy-efficient electronics, Dr. Liu brings to the Board industry and technical experience directly related to Intel’s semiconductor device research and development, and manufacturing. As a Co-founder of Progressant Technologies, which was later acquired by Synopsys, Inc., and while serving on technical advisory boards for multiple start-up companies, Dr. Liu gained business development experience. Her inventions and contributions to the fin-shaped field-effect transistor design, dubbed “FinFET,” have given Dr. Liu extensive experience in emerging technologies. She also brings global and international experience to the Board with her work on establishing strategic international partnerships and agreements for UC Berkeley.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

2021 PROXY STATEMENT | Proposal 1: Election of Directors	19

Other Current Public Boards:

None

Committee:

Audit and Finance (Chair)*

Skills & Expertise:

Gregory D. Smith	Age: 54 Director Since: 2017

Gregory D. Smith has been CFO since 2012 and Executive Vice President, Enterprise Operations since 2020 at The Boeing Company (Boeing), the world’s largest aerospace company. Mr. Smith leads Boeing’s Enterprise Operations, Finance and Strategy organization. In this expanded role, Mr. Smith manages the company’s overall financial activities, and drives operational excellence by overseeing the company’s manufacturing, operations, supply chain, quality, and program management functions. Mr. Smith is also responsible for the delivery of enterprise services across the company and oversees the company’s strengthened focus on sustainability. Additionally, Mr. Smith maintains oversight of the company’s financial performance, reporting, long-range business planning, treasury, and controller organizations, as well as investor relations. Mr. Smith also has executive responsibility for Boeing’s global financing arm, and he oversees the company’s corporate audit function, which reports directly to the board of directors. Mr. Smith previously served at Boeing as interim CEO, and CFO from December 2019 to January 2020; Executive Vice President, Corporate Development and Strategy from February 2015 to June 2017; Executive Vice President, CFO from February 2012 to February 2015; Vice President of Finance and Corporate Controller from February 2010 to February 2012; and Vice President of Financial Planning and Analysis from June 2008 to February 2010. Prior to that, he served for four years as Vice President of Global Investor Relations at Raytheon Company.

Qualifications:

Mr. Smith brings to the Board senior leadership, financial, strategic, operational, human capital, and global expertise from his experience as Executive Vice President, Enterprise Performance and Strategy of the world’s largest aerospace company. He has experience with budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis, capital commitment planning, competitive analysis and benchmarking, investor relations, and M&A from his work as Boeing’s CFO. Mr. Smith also brings substantial international and business development experience to the Board from his enterprise performance and strategy role at Boeing. Mr. Smith’s portfolio also includes Boeing HorizonX, the venture capital arm of Boeing that identifies and invests in start-ups that are developing emerging technologies and businesses in markets such as cybersecurity, AI and machine learning, and autonomous systems among others. He has continuing experience in dealing with foreign governments, including on issues related to market access and the regulation of business and investment. Mr. Smith also brings operational experience to the Board, having held a number of leadership roles at Boeing in supply chain, factory operations, and program management.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

20	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Other Current Public Boards:

Thermo Fisher Scientific Inc. and BHP Group

Committees:

Compensation (Chair) and M&A*

Skills & Expertise:

Dion J. Weisler	Age: 53 Director Since: 2020

Dion J. Weisler served as the President and CEO of HP, Inc., a computer, printer and related supplies technology company, from November 2015 until October 2019. Previously, he served at HP as Executive Vice President of the Printing and Personal Systems Group from June 2013 to November 2015 and as Senior Vice President and Managing Director, Printing and Personal Systems, Asia Pacific and Japan from January 2012 to June 2013. Prior to joining HP, he served at Lenovo Group Ltd., a technology company, from 2007 to 2011, including as Vice President and Chief Operating Officer of the Product and Mobile Internet Digital Home Groups from January 2008 to December 2011, and as Vice President and General Manager, South East Asia from 2007 to 2008. His prior experience also included management positions with Telstra Corporation Limited, a telecommunications company, and Acer Incorporated, a hardware and electronics company. Mr. Weisler holds a bachelor’s degree in applied science—computing (BASc) from Monash University in Australia. Mr. Weisler serves as a member of the board of directors of Thermo Fisher Scientific Inc. and BHP Group. Mr. Weisler served as a member of the board of directors of HP from 2015 to 2020.

Qualifications:

Mr. Weisler brings to the Board senior leadership, global and international, industry and information technology (IT), operating and manufacturing, emerging technologies, and cybersecurity experience from his more than 25 years of experience in the IT industry. From his role as the Chief Executive Officer of one of the world’s largest technology companies, Mr. Weisler also has financial expertise and extensive experience managing human capital and executing a business development and M&A strategy. Mr. Weisler also brings valuable board-level experience from his years of service on the boards of multinational companies like HP, Thermo Fisher Scientific and the BHP Group.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

2021 PROXY STATEMENT | Proposal 1: Election of Directors	21

Other Current Public Boards:

PayPal Holdings, Inc.

Committees:

Audit and Finance, Corporate Governance and Nominating, and M&A (chair)*

Skills & Expertise:

Frank D. Yeary	Age: 57 Director Since: 2009

Frank D. Yeary has been Principal of Darwin Capital Advisors LLC, a private investment firm based in Phoenix, Arizona, since 2012. Mr. Yeary served as Co-founder and Executive Chairman of CamberView Partners, LLC, an advisory firm in San Francisco, California providing corporate governance and stockholder engagement advice to public companies, from 2012 to 2018. From 2008 to 2012, Mr. Yeary was Vice Chancellor of UC Berkeley, where he oversaw changes to the university’s financial and operating strategy. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions, and a member of the Management Committee at Citigroup Investment Banking. Mr. Yeary is a member of the board of directors of PayPal Holdings, Inc. and a number of private companies.

Qualifications:

Mr. Yeary’s career in investment banking brings to the Board financial strategy and global M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of M&A on a global scale, and experience attracting and retaining strong senior leaders. At Darwin Capital Advisors, Mr. Yeary has evaluated, invested in and served as a board member for numerous venture stage companies, giving him first-hand experience identifying and developing business models. Mr. Yeary’s experience as Co-founder and Executive Chairman of CamberView Partners and his service on the board of PayPal provides insight into matters relating to corporate governance, stockholder engagement, and board best practices. As Vice Chancellor of a large public research university, Mr. Yeary gained extensive strategic, operational, and financial expertise.

*

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting. For more information on committee changes, please see “Board Responsibilities and Committees” on page 34.

22	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Director Skills, Experience, and Background

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Responsibilities and Committees,” the Corporate Governance and Nominating Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous diverse factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; international experience; mix of ages; and gender, racial, geographic and ethnic diversity. The Board then determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board with a diversity of perspectives and viewpoints that can support and oversee the company’s complex activities. Our Board is committed to actively seeking women and minority director candidates for consideration. As set forth in our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee, and the Board periodically review and assess the effectiveness of these practices for considering potential director candidates.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

Senior Leadership Experience

Directors who have served in senior leadership positions are important to us because they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

Global/International Experience

We are a global organization with R&D, manufacturing, assembly, and test facilities, and sales and other offices in many countries. In addition, the majority of our revenue comes from sales outside the U.S. Because of these factors, directors with global experience can provide valuable business and cultural perspective regarding many important aspects of our business.

Industry and IT/Technical Experience

Because we design and manufacture technology, hardware, and software, education or experience in relevant technology is useful for understanding our R&D efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

Financial Expertise

Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing, and investing activities, as well as our financial reporting and internal controls.

Human Capital Experience

Because the market for senior technology leaders is extremely competitive, experience attracting and retaining top talent, particularly in high-demand areas such as cloud computing, AI, graphics processing units, and autonomous driving, can be an important skill for the Board to possess. In addition, evolving our culture is critical to delivering on our growth strategy and for continuing to attract and retain top talent, so directors with experience overseeing and helping to shape an organization’s culture are a valuable asset to the Board.

Operating and Manufacturing Experience

Because we are a leader in the design and manufacturing of advanced integrated digital technology platforms, understanding of and experience with manufacturing and other operational processes is a valuable asset to the Board.

Sales, Marketing, and Brand Management Experience Directors with sales, marketing, and brand management experience can provide expertise and guidance as we seek to grow sales and enhance our brand.

Emerging Technologies and Business Models Experience

Emerging technologies and business models can rapidly disrupt even the most well-thought-out strategy, particularly for technology companies. Directors with experience identifying and developing emerging technologies and business models can be valuable assets to the Board.

2021 PROXY STATEMENT | Proposal 1: Election of Directors	23

Business Development and M&A Experience

Directors with a background in business development and M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make” vs. “buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, valuing transactions, and assessing management’s plans for integration with existing operations.

Cybersecurity/Information Security

Directors who have experience managing cybersecurity and information security risks or who understand the cybersecurity threat landscape can provide valuable knowledge and guidance to the Board in its oversight of the company’s cybersecurity risks.

Government, Legal, and Regulatory Experience

Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education. Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

Public Company Board Experience

Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

Background

Members representing a mix of ages, genders, races, ethnicities, geographies, cultures, and other perspectives expand the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, stockholders, and other stakeholders worldwide.

24	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Board Matrix

Listed below are the skills and experience that we consider important for our director nominees in light of our current business strategy and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

Skills & Expertise

Experience	Gelsinger	Goetz	Henry	Ishrak	Lavizzo-Mourey	Liu	Smith	Weisler	Yeary
Senior Leadership	●	●	●	●	●		●	●	
Global/International	●		●	●		●	●	●	●
Industry and IT/Technical	●	●	●	●		●		●	
Financial Expertise							●	●	●
Human Capital	●			●	●		●	●	●
Operating and Manufacturing	●			●			●	●	
Sales, Marketing, and Brand Management	●		●	●					
Emerging Technologies and Business Models	●	●	●	●		●	●	●	●
Business Development and M&A	●	●		●		●	●	●	●
Cybersecurity/Information Security	●	●	●				●	●	
Government, Legal, and Regulatory					●				
Public Company Board	●	●		●	●	●	●	●	●

Background

Tenure/Age/Gender

	Gelsinger	Goetz	Henry	Ishrak	Lavizzo-Mourey	Liu	Smith	Weisler	Yeary
Years on the Board	0	1	1	4	3	5	4	1	12
Age	60	55	50	65	66	57	54	53	57
Gender	M	M	F	M	F	F	M	M	M

Race/Ethnicity/Nationality

	Gelsinger	Goetz	Henry	Ishrak	Lavizzo-Mourey	Liu	Smith	Weisler	Yeary
African American/Black					●				
Asian/South Asian				●		●			
White/Caucasian	●	●	●				●	●	●
Hispanic/Latino									
Native American									
Born Outside of the U.S.				●			●	●	

TENURE

1
4
4
3.4 YRS
average tenure of director nominees

- 0-2 years
- 3-9 years
- 10+ years

AGE

2
2
5
57 YRS
average age of director nominees

- <54 years
- 54-64 years
- 65+ years

GENDER

3
6
33%
of director nominees are women

- Women
- Men

ETHNIC DIVERSITY

3
6
33%
of director nominees are ethnically diverse

- People of Color
- Caucasian

2021 PROXY STATEMENT | Proposal 1: Election of Directors	25

Director Tenure

The Board generally believes that a mix of long- and short-tenured directors promotes an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess and the fresh perspectives contributed by newer directors. Our Corporate Governance Guidelines provide that, as an alternative to term limits, the Board seeks to maintain an average tenure of 10 years or less for the independent directors as a group.

If each independent director nominee is elected to the Board, after the 2021 Annual Stockholders’ Meeting, our independent directors will have served an average of 3.9 years on the Board. Overall, our Board, including both independent and employee directors, will have an average tenure of 3.4 years. We believe that this mix of tenure on the Board represents a diversified “portfolio” of new perspectives and deep institutional knowledge.

Board Diversity and Refreshment

Our Board is committed to building a Board with diverse experiences and backgrounds. In 2014, the Board formally adopted its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with our Board refreshment process, the Governance Committee seeks input from Intel’s head or acting head of Global Diversity and Inclusion. Representation of gender, race, ethnic, geographic, cultural, or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, and other stakeholders worldwide. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom.

Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are paramount to our ability to represent your interests as stockholders. In the last five years, eight new independent directors have been elected or appointed to the Board, three of whom have been women. If each director nominee is elected to the Board, after the 2021 Annual Stockholders’ Meeting, the majority of the Board would be diverse based on directors’ gender, race, ethnicity, and/or nationality. Intel is committed to focusing on Board diversity more broadly through engagement with key partners. In 2018, Intel joined the Thirty Percent Coalition (Coalition), which focuses on strategies to increase female representation on corporate boards. In 2019, the Coalition added a specific focus on women of color. In 2020, the Governance Committee engaged with two search firms with ties to diverse organizations in order to source more diverse candidate pools. In addition, through our partnerships, we aim to not only increase the available talent for our Board, but to also support increased female board representation across our industry.

26	Proposal 1: Election of Directors | 2021 PROXY STATEMENT

Our Board is focused on achieving the right mix of skills, experience, and perspectives to support Intel’s future strategic direction, including its transformation from a CPU to a multi-architecture xPU company, from silicon to platforms, and from a traditional IDM to a new, modern IDM. For example, we have recently prioritized industry knowledge and experience in our director recruitment efforts, as reflected by the recent additions of Mr. Goetz, Ms. Henry, and Mr. Weisler to our Board. In addition, recognizing the importance of the Board’s role in overseeing human capital risks as Intel undergoes a cultural transformation, over the past few years we have also added directors with human capital management experience, including most recently Mr. Weisler.

Board Evaluations

We are committed to providing transparency about our Board and committee evaluation process. Our Chairman of the Board leads the Board’s self-evaluation process. Each director completes a comprehensive questionnaire evaluating the performance of the Board as a whole, the committees on which the director serves, the director’s own performance, and the performance of each of the director’s peers on the Board. The directors’ responses are aggregated and anonymized to encourage the directors to respond candidly and to maintain the confidentiality of their responses. The Chairman summarizes the directors’ responses about the performance of the Board as a whole and the committees and shares his findings with the Board. The annual evaluation process provides the Board with valuable insight regarding areas where the Board believes it functions effectively and, more importantly, areas where the Board believes it can improve. For example, input generated by Board members in recent years has focused, among other things, on industry experience, which has encouraged and informed our recent Board refreshment efforts.

2021 PROXY STATEMENT | Proposal 1: Election of Directors	27

Corporate Governance

Board Leadership Structure

Chairman of the Board: Omar Ishrak

Chief Executive Officer: Patrick P. Gelsinger

Board Leadership Structure. We separate the roles of Board Chairman and CEO to aid in the Board’s oversight of management. This policy is embodied in the Board’s published Corporate Governance Guidelines, and has been in effect since the company began operations. At times, the Chairman has been a former executive of the company and has served as a full-time executive officer, as was the case with Mr. Bryant, who served as Executive Chairman until January 2020. At other times, an independent director has served as non-executive Chairman, as is the case with our current Chairman of the Board, Dr. Ishrak.

The Board believes that there are advantages to having an independent chairman, including by helping to facilitate relations between the Board, the CEO, and other senior management, assist the Board in reaching consensus on particular strategies and policies, and foster robust evaluation processes; and by efficiently allocating oversight responsibilities between the independent directors and management.

Chairman Responsibilities. Our CEO has primary responsibility for the operational leadership and strategic direction of Intel, while our Chairman facilitates our Board’s oversight of management, promotes communication between management and our Board, engages with stockholders, and leads our Board’s consideration of key governance matters. As non-executive Chairman, Dr. Ishrak’s responsibilities include:

▪	presiding over all meetings of the Board;

▪	developing the schedule and agenda for Board meetings in consultation with the CEO, Corporate Secretary, and other members of the Board;

▪

assessing the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

▪	calling and presiding over meetings of the independent directors;

▪	working with the Corporate Governance and Nominating Committee to evaluate potential director candidates, determine the membership of the various Board committees, and select committee chairs;

▪	managing the Board’s process for annual director self-assessment and evaluation of the Board and its committees;

▪	evaluating the performance of the CEO and overseeing CEO succession planning;

▪	serving as principal liaison between the Board and the CEO;

▪	presiding over all meetings of stockholders; and

▪	serving as the Board’s liaison for consultation and direct communication with stockholders.

The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.

28	Corporate Governance | 2021 PROXY STATEMENT

The Board’s Role in Risk Oversight at Intel

An important function of the Board is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

▪	macro-economic risks, such as inflation, deflation, reductions in economic growth, or recession;

▪	political risks, such as restrictions on access to markets, increased taxation, or expropriation of assets;

▪	event risks, such as natural disasters, public health crises, or cybersecurity incidents; and

▪

business-specific risks related to strategy and competition, product demand, global operations, products and manufacturing, cybersecurity and privacy, intellectual property protection and theft, litigation and regulatory compliance, corporate responsibility and sustainability (including climate risk), human capital risks, and corporate governance risks.

Not all risks can be dealt with in the same way. Some risks may be readily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a decision may be made that a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

2021 PROXY STATEMENT | Corporate Governance	29

Risk Assessment Responsibilities and Processes

The Board

The full Board has primary responsibility for risk oversight. The Board executes its oversight duties through:

▪  Assigning specific oversight duties to the Board committees

▪  Periodic briefing and informational sessions by management on:

▪  The types of risks the company faces

▪  Enterprise risk management: risk identification, mitigation, and control

For most enterprise risk management issues, such as cybersecurity risks, the Board receives regular and detailed reports from management or the appropriate Board committee regarding its review of the issues. In some cases, such as risks regarding new technology and product acceptance, risk oversight is addressed as part of the full Board’s regular oversight of strategic planning.

Committees as of March 9, 2020

Audit

Oversees issues related to
financial reporting,
internal controls, audit
functions, and major
financial, product security,
and cybersecurity risk
exposures, and
management’s annual
enterprise risk
management assessment

Compensation

Oversees management of
risks related to the
company’s compensation
programs, including our
conclusion that our
compensation policies and
practices do not create risks
that are reasonably likely to
have a material adverse
effect on the company, and
risks related to human
capital management

Corporate Governance
and Nominating

Oversees issues related to
risks arising from the
company’s environmental,
social and governance
practices as well as
corporate responsibility and
sustainability initiatives and
performance

Finance Oversees issues related to financial risk management, including the company’s risk tolerance in cash- management investments

Management

Management is primarily responsible for:

▪ Identifying risk and risk controls related to significant business activities ▪ Mapping the risks to company strategy	▪ Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk

With respect to the risk assessment of the company’s compensation programs, management is primarily responsible for:

▪	Reviewing all significant compensation programs, focusing on programs with variable payouts

▪

Assessing the company’s executive and broad-based compensation and benefits programs to determine whether the programs’ provisions and operation create undesired or unintentional material risk. The risk assessment process:

▪

Includes a review of compensation program policies and practices, risk identification and control procedures, the balance of risk to reward, and the significance and risks posed by compensation programs on the company’s overall strategy

▪	Takes into account compensation terms and practices that aid in controlling risk, including the compensation mix, payment periods, claw-back provisions, and stock ownership guidelines

30	Corporate Governance | 2021 PROXY STATEMENT

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of Nasdaq: Mr. Goetz, Ms. Henry, Dr. Ishrak, Dr. Lavizzo-Mourey, Dr. Liu, Mr. Smith, Mr. Weisler, Mr. Wilson (who is not standing for re-election), and Mr. Yeary. Because Mr. Gelsinger is employed by Intel, he does not qualify as independent. Messrs. Bryant and Swan, who served as directors until May 2020 and February 2021, respectively, did not qualify as independent because of their employment by Intel.

The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

▪	The director is, or at any time during the past three years was, an employee of the company;

▪

The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

▪	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

▪

The director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

▪

The director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years any of the executive officers of the company served on the compensation committee of such other entity; or

▪

The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC) and Nasdaq, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under SEC and Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Transactions Considered in Independence Determinations. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management and considered transactions that occurred since the beginning of 2018 between Intel and entities associated with the independent directors or members of their immediate families. The Board considered the transactions in the context of the Nasdaq objective standards and the special standards established by the SEC and Nasdaq for members of audit and compensation committees. Based on this review, as required by the Nasdaq rules, the Board made a subjective determination that, based on the nature of the directors’ relationships with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence. The Board’s independence determinations took into account the following transactions:

Business Relationships. Each of our non-employee directors (or one of his or her immediate family members) is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from

2021 PROXY STATEMENT | Corporate Governance	31

each of these entities constituted less than the greater of $200,000 or 1% of each of Intel’s and the recipient’s annual revenue, respectively, in each of the past three years; there were no exceptions for the above-referenced time period.

Charitable Contributions. Dr. Lavizzo-Mourey, Dr. Liu, or one of their immediate family members is serving, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $120,000 or 1% of the recipient’s annual revenues in each of the past three years, as discussed below.

▪

Dr. Liu is Dean and Roy W. Carlson Professor of Engineering in the College of Engineering at UC Berkeley. The Intel Foundation contributed less than $59,500 in each of the past three years to match Intel employee charitable contributions to UC Berkeley, amounting to less than 0.003% of UC Berkeley’s consolidated annual revenue for each of the past three years.

▪

Dr. Lavizzo-Mourey retired in January 2021 after serving as the Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania. The Intel Foundation contributed less than $14,300 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.0001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

▪

Dr. Lavizzo-Mourey is a member of the Board of Regents of the Smithsonian Institution. The Intel Foundation contributed less than $9,400 in each of the past three years to match Intel employee charitable contributions to the Smithsonian Institution, amounting to less than 0.01% of the Smithsonian Institution’s consolidated annual revenue for each of the past three years, and in 2019, Intel entered into a sponsorship agreement with the Smithsonian Institution, amounting to less than 0.78% of the Smithsonian Institution’s consolidated annual revenue for 2019.

32	Corporate Governance | 2021 PROXY STATEMENT

Corporate Governance Guidelines

Intel has long maintained a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee reviews the guidelines periodically and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

These guidelines, which investors may find on our website at www.intel.com/governance, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Intel Practice

Principle 1 Boards are accountable to stockholders

▪  All directors are elected annually

▪  Majority voting in uncontested director elections

▪  Proxy access with market terms (3% for three years, up to 20% of the Board)

▪  Annual Chairman’s letter in proxy statement that describes the Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest	▪ No dual-class share structure ▪ Each stockholder is entitled to one vote per share

Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives

▪  Chairman met with investors owning almost 30% of shares outstanding in 2020

▪  Engagement topics included strategy, culture and human capital management; issues concerning ESG matters; executive compensation; and stockholder proposals

▪  The Board has made a number of changes in response to investor feedback, including:

▪  adding additional industry experience to the Board;

▪  enhancing further the integration of ESG disclosure into our Form 10-K, proxy statement, and Corporate Responsibility Report;

▪  working on aligning human capital and climate risk disclosures with external frameworks;

▪  adding three-year EPS as a performance metric for performance-based RSUs; and

▪  proactively lowering the stockholder special meeting threshold to 15% from 25%

Principle 4 Boards should have a strong, independent leadership structure

▪  Independent Chairman, separate from CEO

▪   Board considers appropriateness of its leadership structure at least annually

▪   Independent committee chairs

▪   Independent directors meet in executive session at least three times per year

Principle 5 Boards should adopt structures and practices that enhance their effectiveness

▪  89% of the director nominees are independent

▪   33% of the director nominees are ethnically diverse, 33% of the director nominees are gender diverse, and we have a policy of seeking out women and minority candidates, as well as candidates with diverse backgrounds, experiences, and skills, as part of each Board search

▪   Annual Board and committee self-evaluations, as well as self- and peer-assessments

▪   Active Board refreshment, with eight new directors joining since 2017, and seek to cap average director tenure at 10 years

▪   Limits on outside boards, with no director permitted to serve on more than four public company boards (including Intel)

▪   No restrictions on directors’ access to management or employees

▪   No independent director is expected to stand for re-election after age 75 without prior Board approval

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company

▪  Compensation Committee annually reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies

▪  Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

2021 PROXY STATEMENT | Corporate Governance	33

Director Attendance

The Board held six regularly scheduled meetings and ten special meetings in 2020. As shown in the Board Committee chart below, standing committees of the Board collectively held a total of 44 meetings during 2020, with each committee holding a number of regularly scheduled and special meetings. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2020 (held during the period in which the director served), and on average directors attended 96% of Board and committee meetings. The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting, and eight out of 10 of the then-incumbent directors attended the 2020 Annual Stockholders’ Meeting.

Board Responsibilities and Committees

Board Responsibilities. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

▪	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

▪	planning for CEO succession and monitoring management’s succession planning for other senior executives;

▪	reviewing and approving our major financial objectives, strategy, operating plans, and other significant actions;

▪	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

▪	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as necessary. At each regular Board meeting, time is reserved for the independent directors to meet in executive session without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have access to our employees outside of Board meetings. Board members are encouraged to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings. In 2020, due to COVID-19 restrictions, the majority of activities were conducted virtually.

The Board’s Role in Succession Planning. As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring management’s succession planning for other senior executives. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. For more information regarding our Leadership Transformation decisions, please see “Compensation Discussion and Analysis; Executive Summary; Leadership Transformation” on page 66.

Board Committees. The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. For 2020, the Board had five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee could engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee has a written charter approved by the Board. We post each charter in the Corporate Governance section of our website at www.intc.com/board-and-governance.

34	Corporate Governance | 2021 PROXY STATEMENT

The following table identifies the current committee members as of March 9, 2021. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with Nasdaq standards.

Board Committee Members as of March 9, 2021
Name	Audit	Compensation	Corporate Governance and Nominating	Executive	Finance
Patrick P. Gelsinger				☐
James J. Goetz			☐		☐
Alyssa Henry	☐	☐
Omar Ishrak*		☐	☐	▪
Risa Lavizzo-Mourey		☐	▪	☐
Tsu-Jae King Liu	☐				▪
Gregory D. Smith	▪			☐	☐
Dion J. Weisler		☐			☐
Andrew Wilson		▪			☐
Frank D. Yeary	☐		☐	☐
Number of Committee Meetings Held in 2020	15	10	12	1	6

*	Chairman of the Board
▪	Committee Chair
☐	Member

Audit Committee

Membership as of March 9, 2021: Gregory D. Smith (Chair), Alyssa Henry, Tsu-Jae King Liu, and Frank D. Yeary

▪	Assists the Board in its general oversight of our financial reporting, internal controls, and audit functions.

▪	Appoints and retains our independent registered public accounting firm, managing its compensation, and overseeing its work.

▪

Reviews and discusses with management our major financial, product security, and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures; and our annual enterprise risk management assessment.

▪	Receives periodic reports from the Global Director of Ethics and Legal Compliance, no less than annually, on the operation and effectiveness of our corporate compliance program.

▪	Oversees compliance with our Code of Conduct.

During the past year, the Audit Committee’s oversight focused on, among other things, key financial reporting and disclosure matters, critical accounting estimates, ethical and legal compliance, and enterprise risk management, including cybersecurity and product security. The Board has determined that Mr. Yeary and Mr. Smith each qualify as an “audit committee financial expert” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

Compensation Committee

Membership as of March 9, 2021: Andrew Wilson (Chair), Alyssa Henry, Omar Ishrak, Risa Lavizzo-Mourey, and Dion J. Weisler

▪	Reviews, recommends, and approves salaries, bonuses, and other matters related to the compensation of our executive officers.

▪	Reviews and approves the performance measures and goals for our executive officers.

▪	Reviews and grants equity awards to our executive officers.

▪	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

▪	Administers Intel’s equity incentive plans.

2021 PROXY STATEMENT | Corporate Governance	35

▪	Reviews Intel’s programs and practices related to executive workforce diversity and the administration of executive compensation programs in a non-discriminatory manner.

▪

Oversees the company’s strategies, initiatives, and programs with respect to the company’s culture; talent recruitment, development and retention; employee engagement, diversity, and inclusion; and management development and succession planning for the company’s CEO and selected senior leaders.

During the past year, the Compensation Committee’s oversight focused on, among other things, compensation program strategy and design, human capital management and COVID-19 pandemic response, succession planning, and leadership development. The Compensation Committee is responsible for determining compensation for Intel executives (including our CEO), while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee has engaged Compensia as its independent executive compensation consultant. The consultant provides input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. The consultant reports directly to the Compensation Committee and interacts with management at the committee’s direction. Compensia did not perform work for Intel in 2020 except under its engagement by the Compensation Committee. The Compensation Committee assessed its consultant under factors set forth in the SEC’s rules and concluded that Compensia was independent, and that the firm’s work in 2020 for the Compensation Committee did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of, among other things, compensation surveys, competitive market data, and criticality of each role. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/board-and-governance/governance-documents).

Throughout the COVID-19 pandemic, the Compensation Committee received regular updates from management on the company’s pandemic response as we continued to deliver for customers and play an important role in the unanticipated volume of “work from home.” The Compensation Committee closely monitored the company’s efforts to protect the health and well-being of its 110,000 employees around the world and the communities in which the company operates.

Corporate Governance and Nominating Committee

Membership as of March 9, 2021: Dr. Risa Lavizzo-Mourey (Chair), James Goetz, Dr. Omar Ishrak, and Frank D. Yeary

▪	Identifies, evaluates, and recruits individuals to become Board members.

▪

Reviews matters of corporate governance, corporate responsibility and sustainability performance, such as environmental, sustainability, climate risk, human capital, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

▪

Periodically reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

▪	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

▪	Reviews stockholder proposals and recommends actions on such proposals.

▪	Advises the Board on compensation for our non-employee directors.

▪	Periodically reviews and assesses our stockholder engagement process, and reviews and reports stockholder feedback to the Board and works with the Board and management to address.

During the past year, the Corporate Governance and Nominating Committee’s oversight focused on, among other things, Board composition and disclosure, director recruitment, Intel’s Corporate Responsibility Report and trends (including environmental sustainability, climate risk, human capital, human rights issues, and political accountability), and investor outreach and feedback. The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends

36	Corporate Governance | 2021 PROXY STATEMENT

candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board and the Corporate Governance and Nominating Committee also retains third-party search firms to identify candidates. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.” During 2020, the Board retained and paid fees to a third-party search firms to assist the Corporate Governance and Nominating Committee in the processes of identifying and evaluating potential Board candidates, consistent with the committee’s criteria. The Corporate Governance and Nominating Committee specifically requested that the search firms work with organizations focused on sourcing candidates of different races, ethnicities, genders, and sexual orientations. Our new director nominee, Dion J. Weisler was initially recommended to the Corporate Governance and Nominating Committee by a current director.

In screening director candidates, regardless of whether they are identified by current Board members, stockholders, or third-party search firms, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen the Board to add a director with a certain type of background, experience, personal characteristics, or skills. For additional information regarding what factors the committee considers in evaluating director candidates, see “Director Skills, Experience, and Background” above on page 23.

Executive Committee

Membership as of March 9, 2021: Omar Ishrak (Chair), Patrick P. Gelsinger, Gregory D. Smith and Frank D. Yeary

▪	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

Finance Committee

Membership as of March 9, 2021: Tsu-Jae King Liu (Chair), James Goetz, Gregory D. Smith, Dion J. Weisler and Andrew Wilson

▪

Assist the Board in its oversight of global treasury activities; derivatives transactions; financial risk management; off-balance sheet arrangements; mergers, acquisitions, divestitures and strategic investments; capital structure and capital allocation strategy; financing requirements; capital expenditures; dividends; stock repurchase authorizations; investor relations activities; insurance and self-insurance programs; and retirement plans.

▪

Annually reviews and approves on behalf of the company and its subsidiaries the company’s decisions to enter into swaps that are exempt from mandatory exchange execution and clearing pursuant to the Commodity Exchange Act “end-user” and “treasury affiliate” exceptions.

Overview of Committee Changes for 2021

In order to further enhance the Board’s efficiency and productivity, and to provide for more focused oversight of the Company’s activities in areas that are critical to the Company’s strategic priorities, on March 10, 2021, the Board restructured its committees. Specifically, the Board eliminated the Executive Committee, combined the Finance and Audit Committees into the Audit & Finance Committee, and created a new M&A Committee. In addition, three new advisory committees were created – the Technology Advisory Committee, the Government Affairs Advisory Committee, and the Architecture Advisory Committee, which will include Board members and outside experts to provide a stronger “outside-in” perspective to the Board and management in key strategic areas. The description of the membership and responsibilities of the Audit & Finance Committee and the M&A Committee are discussed below. No changes were made to either the responsibilities or composition of the Compensation Committee or the Corporate Governance and Nominating Committee.

Audit and Finance Committee

Membership as of March 10, 2021: Gregory D. Smith (Chair), Alyssa Henry, Tsu-Jae King Liu, and Frank D. Yeary

▪	Assists the Board in its general oversight of our financial reporting, internal controls, and audit functions.

▪	Appoints and retains our independent registered public accounting firm, managing its compensation, and overseeing its work.

▪

Reviews and discusses with management our major financial, product security, and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures; and our annual enterprise risk management assessment.

▪	Receives periodic reports from the Global Director of Ethics and Legal Compliance, no less than annually, on the operation and effectiveness of our corporate compliance program.

2021 PROXY STATEMENT | Corporate Governance	37

▪	Oversees compliance with our Code of Conduct.

▪

Assists the Board in its oversight of global treasury activities; derivatives transactions; financial risk management; off-balance sheet arrangements; capital structure and capital allocation strategy; financing requirements; capital expenditures; dividends; stock repurchase authorizations; investor relations activities; insurance and self-insurance programs; and retirement plans.

▪

Annually reviews and approves on behalf of the company and its subsidiaries the company’s decisions to enter into swaps that are exempt from mandatory exchange execution and clearing pursuant to the Commodity Exchange Act “end-user” and “treasury affiliate” exceptions.

M&A Committee

Membership as of March 10, 2021: Frank D. Yeary (Chair), James Goetz, Alyssa Henry, and Dion J. Weisler

▪	Reviews and provides guidance to management and the Board with respect to our equity investments, acquisitions, and divestiture strategies.

▪

Reviews with management when and as the committee deems appropriate the material terms of any proposed equity investment, acquisition, divestiture, and other transactions including, but not limited to, joint ventures and strategic alliances (individually, a Transaction), including how such Transaction fits with our strategic plans, and the Transaction strategy, timing, important milestones, financing, key risks and opportunities and integration plan and recommends Transactions to the Board as the committee deems appropriate.

▪

In connection with such reviews, the committee has the authority to review, assess, and approve any Transaction involving the company or any of its affiliates up to a specified dollar limit and in accordance with any other applicable parameters established by the Board.

▪	Reviews and discusses with management any Transaction which requires approval of the full Board.

▪

At least annually, reviews and evaluates the strategic, financial performance, execution, and integration of our completed Transactions, including relative to information presented by management in connection with the approval of such Transaction and our strategic objectives.

▪	Maintains familiarity with the status of our Transaction pipeline as a whole and periodically reviews with management the ecosystem for Transactions generally.

▪	At management’s request, provides support and guidance with respect to the presentation of Transactions to the Board.

▪	Keeps apprised of potential unique or extraordinary strategic alternatives and advises the Board as appropriate.

▪	Provides to the full Board on a regular basis a report on the committee’s activities.

38	Corporate Governance | 2021 PROXY STATEMENT

The following table identifies the expected current committee members following the annual stockholders’ meeting on May 13, 2021. The Board has determined that each member of the Audit and Finance, and M&A Committees is an independent director in accordance with Nasdaq standards.

Board Committee Members Effective as of May 13, 2021†

Name	Audit and Finance	Compensation	Corporate Governance and Nominating	Mergers & Acquisitions
Patrick P. Gelsinger
James J. Goetz			☐	☐
Alyssa Henry	☐	☐		☐
Omar Ishrak*		☐	☐
Risa Lavizzo-Mourey		☐	▪
Tsu-Jae King Liu	☐
Gregory D. Smith	▪
Dion J. Weisler		▪		☐
Frank D. Yeary	☐		☐	▪

*	Chairman of the Board
▪	Committee Chair
☐	Member

†

Effective after the conclusion of Intel’s 2021 Annual Stockholders’ Meeting, provided he is re-elected to the Board by stockholders at the meeting, Mr. Weisler will be chair of the Compensation Committee.

2021 PROXY STATEMENT | Corporate Governance	39

Investor Engagement

Stockholder Engagement

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. During 2020, we continued our extensive outreach efforts, and our integrated outreach team led by our Investor Relations group, Corporate Responsibility office, Human Resources office, and Corporate Secretary office, met to discuss a wide variety of issues with investors representing an aggregate of almost 40% of our outstanding shares and our Board Chairman engaged with investors representing an aggregate of almost 30% of our outstanding shares. We believe that our approach to engaging openly with our investors on topics such as strategy, corporate governance, executive compensation, and corporate responsibility drives increased corporate accountability, improves decision making, and ultimately creates long-term value. We are committed to:

▪	Accountability. Drive and support leading corporate governance and board practices to promote oversight, accountability, and good decision making.

▪

Transparency. Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.

▪	Engagement. Proactively engage with stockholders and stakeholder groups in dialogue on a range of topics to identify emerging trends and issues to inform our thinking and approach.

In addition to our regular integrated outreach team engagements, we hold a series of meetings every year with many of our institutional stockholders focused on environmental, social, and governance performance and disclosure. We pursue multiple avenues for stockholder engagement, including video and teleconference meetings with our stockholders, participating at various conferences, and issuing periodic reports on our activities. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, and other topics of interest to our stockholders, such as our corporate responsibility activities discussed below. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and corporate governance practices. We actively engage with our stockholders on a year-round basis and integrate the information we learn through these activities into our governance calendar, as reflected below.

INVESTOR ENGAGEMENT CYCLE

The feedback we receive from stockholders and stakeholder groups through these activities is communicated to the Corporate Governance and Nominating Committee and the Compensation Committee on a regular basis throughout the year, and to our full Board once a year. After careful review, our Corporate Governance and Nominating Committee recommends to the Board whether enhancements to our company’s policies and practices are required to meet stockholder expectations relating to new issues or emerging trends.

40	Investor Engagement | 2021 PROXY STATEMENT

Who We Met With

50.4%	39.5%	29.7%

of shares contacted for engagement	of shares engaged with overall	of shares engaged by Chairman of the Board

Below is a summary of the feedback we received through our 2020 investor engagement program and how we responded.

What We Heard From Investors	Our Perspective / How We Responded

Board composition: would like to see more disclosure around our priorities for future director recruitment and would like to see more relevant industry experience on our board

▪  Over the past year, we continued our Board refreshment process by adding three new independent directors to the Board (Ms. Henry and Messrs. Goetz and Weisler), each of whom brings valuable industry and other experience aligned with our strategic transformation

▪   In 2014, we formally adopted the Rooney Rule (including diverse candidates in the pool as part of each Board search) to promote diversity and remain committed to maintaining gender, ethnic, geographic, cultural, and other diverse perspectives on our Board

▪  In 2018, Intel joined the Thirty Percent Coalition (Coalition), which focuses on strategies to increase female representation on corporate boards, and since 2019, includes a specific focus on women of color

▪   We provide substantial disclosure around the composition of our current Board and the skill sets we consider important for our directors to have as well as our process for identifying and evaluating potential director candidates

▪  In 2020, we have added more information to our proxy statement about our priorities for future director recruitment, which includes ESG oversight experience and diversity (see “Board Diversity and Refreshment” on page 26)

ESG disclosure and governance: continue to view our ESG disclosures as best-in-class, but would like to see more disclosure around how our board oversees ESG, including with respect to human capital management and culture

▪  We have worked, and are continuing to work, to integrate our ESG and SEC reporting and align our ESG disclosures with external frameworks such as SASB and TCFD

▪  In 2003, we established formal board-level oversight responsibility for corporate responsibility. Our independent Corporate Governance and Nominating Committee is primarily responsible for these matters, with additional environmental, social and governance matters reviewed by other committees (e.g. the Compensation Committee is responsible for oversight of human capital issues and the Audit Committee is responsible for oversight of our corporate ethics and compliance program)

▪   In 2020, we added more information to our proxy statement about our Board processes for overseeing ESG (see “Corporate Responsibility/ESG” on page 43) and to our Corporate Responsibility Report about the connection between our ESG program and our strategy and value creation

Specific ESG topics: would like to learn more about our new 2030 RISE goals and see more information about how we manage climate and water risks; human capital, pay equity and inclusion; and technology-related ethics and human rights issues

▪  We are working to evaluate emerging issues related to technology and developing appropriate management and oversight processes

▪  Based on investor feedback, this year we added more information to our Annual Report on Form 10-K and in this proxy statement (see “Corporate Responsibility/ESG” on page 43) on our new 2030 RISE strategy and goals, including our climate change strategy and human capital management topics such as diversity, inclusion, and social equity. We will also provide more information in our Corporate Responsibility Report to be published later in 2021 on our goals and progress made in the first year since adoption as well as our approach to human rights

2021 PROXY STATEMENT | Investor Engagement	41

What We Heard From Investors	Our Perspective / How We Responded

ESG and pay: would like to see more disclosure around how we integrate ESG into our compensation programs

▪  We are committed to corporate responsibility and sustainability and, as part of that commitment, since 2008 we have linked a portion of employee and executive pay to corporate responsibility factors

▪   In 2020, we added more information to our proxy statement about this linkage, including explaining how these goals factor into compensation decisions and identifying the ESG goals we use for our executives (see “Annual Incentive Cash Compensation” on page 77)

▪  For 2020, we incorporated specific carbon emissions and water use goals, as well as workforce diversity and inclusion goals related to our hiring practices, into our annual bonus program (see “Annual Incentive Cash Compensation” on page 77)

For a discussion of additional feedback we received on our executive compensation program, see “Investor Engagement and the 2020 ‘Say on Pay’ Vote” on page 70

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.

42	Investor Engagement | 2021 PROXY STATEMENT

Corporate Responsibility / ESG

Our commitment to corporate responsibility and sustainability—built on a strong foundation of transparency, governance, and ethics—creates value for Intel and our stockholders by helping us mitigate risks, reduce costs, build brand value, and identify new market opportunities. We set ambitious goals for our company and make strategic investments to advance progress in the areas of environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact that benefit the environment and society. Through our technology, we enable more people to harness the power of data to help address society’s most complex issues—from climate change and energy efficiency, to economic empowerment and human rights.

We established formal Board-level oversight responsibility for corporate responsibility in 2003 and, since 2008, have linked a portion of employee and executive pay to corporate responsibility factors. In 2020, we achieved an important milestone in our journey when we reviewed our performance under our 2020 corporate responsibility goals and launched new goals and aspirations for the next decade. We created our RISE strategy and established our 2030 corporate responsibility goals (2030 goals), through which we aim to leverage our leadership position in the global technology ecosystem to create a more responsible, inclusive, and sustainable world, enabled through our technology and the expertise and passion of our employees. Our RISE strategy and 2030 goals are deeply rooted in our corporate purpose and aligned with our business strategy to enable us to create value for our customers, investors, employees, and other stakeholders over the next decade and beyond. Details on the results of our 2020 corporate responsibility goals and more information on our new 2030 goals are included in our Corporate Responsibility Report.1

A foundational element of our approach to corporate responsibility is our commitment to transparency, and we regularly evaluate the effectiveness of our reporting on our ESG reporting based on review of external reporting frameworks and direct feedback from our stockholders and other stakeholders. For more information on how our focus on corporate responsibility creates value for Intel and our stockholders, see the ”Our Capital” section on page 44 and in our 2020 Annual Report on Form 10-K, as well as our most recent Corporate Responsibility Report.1

[1]	The contents of our Corporate Responsibility Report are referenced for general information only and are not incorporated by reference in this proxy statement.

2021 PROXY STATEMENT | Corporate Responsibility / ESG	43

Our Capital†

In line with the International Integrated Reporting Council’s six capitals concept, we have outlined how we deploy various forms of capital to execute our strategy in a way that seeks to reflect our corporate values, help our customers succeed, and create value for our stakeholders.

Financial Capital

Our financial capital allocation strategy focuses on building stockholder value. We have returned 95% of free cash flow to investors over the past five years.

Cash from Operating Activities $B

Our Financial Capital Allocation Decisions Are Driven by Three Priorities

Invest in the Business	Acquire and Integrate	Return Cash to Stockholders

Our first allocation priority is to invest in R&D and capital spending to strengthen our competitive position. We are efficiently maintaining our R&D investment as a percentage of revenue and continue to make significant capital investments, increasing our 14nm and 10nm wafer capacity. We also invested in 7nm and future process development. In addition to our own manufacturing capacity, we continue to use third-party foundries to expand the ways we can support our customers.	Our second allocation priority is to invest in companies around the world that will complement our strategic objectives and stimulate growth of data-centric opportunities. We look for acquisitions that leverage and strengthen our capital and R&D investments. In 2020, we completed various acquisitions to expand our product offerings and the markets we serve. Those acquisitions included Moovit, which accelerates our MaaS offering and brings Mobileye closer to achieving our plan to become a complete mobility provider, including robotaxi services. We take action when investments do not meet our criteria, and in 2020 we divested the majority of our Home Gateway Platform division and signed an agreement to divest our NAND memory business.	Our third allocation priority is to return cash to stockholders. We achieve this through our dividend and share repurchase programs. In March, we suspended stock repurchases in light of the COVID-19 pandemic and in August we entered into $10.0 billion in ASR agreements in response to our belief that our stock was trading below its intrinsic valuation at that time. In Q1 2021, we intend to complete the remaining $2.4 billion of our $20.0 billion planned repurchases announced in October 2019. During 2020, we paid $5.6 billion in dividends and repurchased $14.2 billion in shares. Our approach has reduced diluted shares outstanding over time.

		Dividends Per Share			Diluted Shares Outstanding (In Millions)

		2020	$1.32	5% CAGR	4,232
		2019	$1.26		4,473
		2018	$1.20		4,701

†	This section is reproduced from our 2020 Annual Report on Form 10-K and speaks as of January 22, 2021.
[1]	See “Non-GAAP Financial Measures” in Appendix A.

44	Our Capital | 2021 PROXY STATEMENT

R&D and Capital Investments $B	Acquisitions	Cash to Stockholders $B

Intellectual Capital

Research and Development

R&D investment is critical for enabling us to deliver a predictable cadence of leadership products and extend our reach to accelerate our growth. Successful R&D efforts can lead to new products and technologies or improvements to existing ones, which we seek to protect through our IP rights. We may augment our R&D initiatives by acquiring or investing in companies, entering into R&D agreements, and directly purchasing or licensing technology.

Areas Key to Product Leadership

Every year we make significant investments in R&D and we have intensified our focus on areas key to product leadership. Our objective is to improve user experiences and value through advances in performance, power, cost, connectivity, security, form factor, and other features with each new generation of products. We are also focused on reducing our design complexity, re-using IP, and increasing ecosystem collaboration to improve our efficiency, including a significant reduction of design rules for future process nodes.

Process and packaging. We are creating a new wave of compute engines that mix and match different process technologies and then connect them with high-performance, low-power packaging technologies like EMIB1 and Foveros1, the industry’s first implementation of stacked processing components. This disaggregated design approach allows us to manufacture different components of a chip on different processes, giving us the flexibility to use the process that best serves our customers.

▪    We launched our Intel Core processors with Intel® Hybrid Technology, also referred to as Lakefield, which use Foveros 3D stacking technology to achieve a dramatic reduction in package area.

▪    We introduced our 10nm SuperFin Technology, a redefinition of the FinFET with new SuperMIM capacitors. It enables the largest single intranode enhancement in our history. We are planning further 10nm intranode enhancements.

xPU architecture. The future is a diverse mix of scalar, vector, matrix, and spatial architectures deployed in CPU, GPU, accelerator, and FPGA sockets, enabled by a scalable software stack and integrated into systems by advanced packaging technology. We are building processors that span four major computing architectures, moving toward an era of heterogeneous computing:

▪    CPU. We started shipping our 11th Gen Intel Core processors, with our next-generation Willow Cove CPU microarchitecture, which includes redesigned caching hierarchy and security enhancements, among other features. These processors also include the next generation of Intel Iris Xe graphics architecture with upgraded 3D performance and media engine capabilities.

▪    GPU. We launched the Intel Iris Xe MAX GPU for laptops and the first discrete Intel Server GPU. We also powered on our next-generation GPU for client, referred to as DG2.

[1]	Intel’s definition is included in “Key Terms” within the Financial Statements and Supplemental Details in our 2020 Annual Report on Form 10-K.

2021 PROXY STATEMENT | Our Capital	45

▪    Accelerator. Habana Gaudi accelerators are at the forefront of AI solutions for data centers. Amazon Web Services announced that Habana Gaudi will be used to power future Amazon Elastic Compute Cloud instances.

▪    FPGA. We announced Intel® Stratix® 10 NX and Intel Stratix 10 AX FPGAs, extending our Intel Stratix 10 FPGA family.

Memory. With our Intel® OptaneTM technology, we are developing products to disrupt the memory and storage hierarchy.

▪    The Intel Optane DC persistent memory 200 series is available with 3rd Gen Intel Xeon Scalable platforms and will be supported with the Ice Lake server processor. The series is targeted at many workloads, including in-memory AI and analytics, databases, and virtual machine per container density.

Interconnect. We deliver leading technologies that scale across all interconnect layers, spanning on-die, on-package, data center, and long-distance networks.

▪    We have a broad portfolio of data center connectivity products, including Intel® Ethernet, Intel® Silicon Photonics Optical Transceivers, and Intel® TofinoTM P4-programmable Ethernet switch ASICs.

▪    The new 11th Gen Intel Core processors introduced integrated ThunderboltTM 4 and USB4. Thunderbolt 4, the next-generation universal cable connectivity solution, delivers increased minimum performance, expanded capabilities, and USB4 specification compliance. Thunderbolt 4 enables docks with up to four Thunderbolt ports and universal cables up to 2 meters in length.

Security. We continue to deliver innovation to the market across foundational security, workload protection, and software reliability. We are working with customers and partners to build a more trusted foundation in a data-centric world.

▪    The new 11th Gen Intel Core processors include both TME and Intel® Control-flow Enforcement Technology (Intel® CET) security capabilities. TME provides the capability to encrypt the entirety of the physical memory of a system, while Intel CET delivers CPU-level security capabilities to help protect against common malware attack methods that have been a challenge to mitigate with software alone.

▪    We announced Intel® Trust Domain Extensions (Intel® TDX), which enhance control of data security and IP protection for the cloud tenant while helping maintain the cloud service provider’s role of managing resources and cloud-platform integrity.

Software. Software unleashes the potential of our hardware platforms across all workloads, domains, and architectures.

▪    We released the oneAPI open industry specification and launched the Gold release of Intel’s oneAPI toolkits in support of our xPU roadmap. Our oneAPI toolkits enable developers to build cross-architecture applications using a single-code base across xPUs that take advantage of unique hardware features and lower software and maintenance cost. Developers can choose the best architecture for the problem they are solving without needing to rewrite software for different architectures and platforms.

▪    The OpenVINO toolkit brings the full power of our xPU roadmap to the Internet of Things, client, and data center businesses. This complementary production-level toolkit focuses on helping developers deliver high-performance deep learning inference and computer vision across CPU, GPU, and FPGA products.

46	Our Capital | 2021 PROXY STATEMENT

IP Rights

We own and develop significant IP and related IP rights around the world that support our products, services, R&D, and other activities and assets. Our IP portfolio includes patents, copyrights, trade secrets, trademarks, mask work, and other rights. We actively seek to protect our global IP rights and to deter unauthorized use of our IP and other assets. For a detailed discussion of our IP rights, see “Intellectual Property Rights and Licensing” within Other Key Information in our 2020 Annual Report on Form 10-K.

“In addition to pledging funds, Intel gave COVID-19 scientists and researchers free access to our vast worldwide intellectual property portfolio this year in the hope and belief that making this intellectual property freely available to them will save lives. We will continue to invent—and protect—our intellectual property, but we offered it freely to those working to protect people from the pandemic.”

—Steve Rodgers

Executive Vice President and General Counsel

Manufacturing Capital

We are transforming from a traditional IDM to a modern IDM by investing to lead advances in silicon technology, leaning into our expertise and manufacturing scale, while evolving to engage with the ecosystem and leveraging our disaggregated design capabilities. Unlike many other semiconductor companies, we primarily design and manufacture our products in our own manufacturing facilities and we will continue to integrate engineering and manufacturing to provide new products with significant cost advantage. At the same time, our architectural shift to die disaggregation allows us to mix and match architectures, IP, process nodes, and silicon that creates increasing flexibility for our products.

In developing new generations of manufacturing process technology, we seek to realize the benefits from Moore’s Law, a law of economics predicted by our co-founder Gordon Moore more than 50 years ago. Realizing Moore’s Law can create economic benefits as we are able to either reduce a chip’s cost as we shrink its size, or increase functionality and performance of a chip while maintaining the same cost with higher density. This makes possible the innovation of new products with higher performance while balancing power efficiency, cost, and size to meet customers’ needs. Our ability to optimize and apply our manufacturing expertise to deliver more advanced, differentiated products has been foundational to our success and is a continued focus of our investments.

“The IDM model has been foundational to Intel’s success as a global leader in semiconductor manufacturing by enabling product optimization, improved economics, and supply assurance. We are committed to be the supplier of choice for achieving best-in-class performance and to deliver world-changing products on a predictable cadence for our customers.”

—Keyvan Esfarjani

Senior Vice President and General Manager of Manufacturing and Operations

We shipped higher volumes of 10nm products in 2020 than we had anticipated at the beginning of the year. We also launched our 11th Gen Intel Core processors with new 10nm SuperFin Technology.

We announced in July 2020 that our 7nm-based CPU product timing would be delayed and that the primary driver was the yield of our 7nm manufacturing process. We will continue to invest in our future process technology roadmap and advanced packaging technologies to differentiate our products, provide manufacturing optionality and deliver a predictable cadence of leadership products to our customers.

2021 PROXY STATEMENT | Our Capital	47

“Our goal is to enable leadership products for Intel by delivering predictable process and packaging technology innovation.”

—Ann Kelleher

Senior Vice President and General Manager of Technology Development

Network and Supply Chain

Our global supply chain supports internal partners across architecture, product design, technology development, manufacturing and operations, sales and marketing, and business units, with the goal of enabling product and process leadership, industry-leading total cost of ownership, and uninterrupted supply for our customers. Our supply chain ecosystem comprises thousands of suppliers globally. Our worldwide site expansion projects remained on track despite disruptions from the COVID-19 pandemic. In addition to our own manufacturing capacity, we continue to use third-party foundries to expand the ways in which we can support our customers. These third-party solutions complement our manufacturing and provide additional flexibility. Our world-class safety standards and supply chain operations, including our robust risk management and crisis response model, have to date allowed our worldwide factory and supply chain network to continue to operate safely and with mostly on-time deliveries despite the pandemic.

“As Intel pursues an expanded data-centric market, our collaboration with our wide-ranging supplier ecosystem is deeper, more vibrant, and farther reaching than ever. Together with the ecosystem, we are focused on enabling technology advancements to deliver uninterrupted supply of leadership products to our customers.”

—Dr. Randhir Thakur

Senior Vice President and Chief Supply Chain Officer

The majority of our logic wafer manufacturing is conducted in the U.S. We have 10 manufacturing sites—six are wafer fabrication, three are assembly/test facilities, and our Costa Rica site added in 2020 is a test-only site. The following map shows our present factory sites and the countries where we have a significant R&D and/or sales presence. In response to COVID-19, we quickly made operational changes and adopted measures to enable a continued safe environment for our employees and operation of our manufacturing sites.

Our manufacturing facilities are primarily used for silicon wafer manufacturing, assembling, and testing of our platform and memory products. We operate in a network of manufacturing facilities integrated as one factory to provide the most flexible supply capacity, allowing us to better analyze our production costs and adapt to changes in capacity needs. Our new process technologies are transferred identically from a central development fab to each manufacturing facility. After transfer, the network of factories and the development fab collaborate to continue driving operational improvements. This enables fast ramp of the operation, fast learning, and better quality control.

Our NAND memory fabrication facility in Dalian, China is included in the transaction entered into with SK hynix to divest our NAND memory business, and is part of the NAND assets held for sale as of December 26, 2020. Our Intel Optane memory business is expressly excluded from this transaction. The next generations of Intel Optane technology and SSDs are being developed in New Mexico following the sale of our non-controlling interest in IMFT to Micron Technology, Inc. (Micron) in 2019. We will continue to purchase product manufactured by Micron under our supply agreement, which includes the next generation of Intel® 3D XPointTM technology.

48	Our Capital | 2021 PROXY STATEMENT

Human Capital

Culture is critically important to Intel’s success. We are re-energizing our culture to deliver on our corporate purpose and to attract, develop, and retain top talent needed to build transformative products and services that help our customers succeed in an increasingly data-driven world. We invest in our highly-skilled global workforce of 110,600 people by seeking to create a diverse, inclusive, and safe work environment where our employees can learn, innovate, and deliver their workplace best every day.

Our values—fearless, inclusion, customer-obsessed, one Intel, truth and transparency, and quality—guide how we make decisions, treat each other, and serve our customers. All employees are responsible for upholding these values, the Intel Code of Conduct, and Intel’s Global Human Rights Principles, which form the foundation of our policies and practices and ethical business culture.

“People with diverse perspectives, experiences, and input are critical to Intel’s innovation, playing important roles in key projects and programs across the company. An essential element of our growth strategy is to build a culture that empowers and inspires employees to collaborate and create, as we strive to become the most inclusive workplace on the planet.”

—Sandra Rivera

Executive Vice President and Chief People Officer

Inclusion

Diversity and inclusion are core to Intel’s values and instrumental in driving innovation and delivering stronger business growth. We achieved our 2020 goal of full representation in our U.S. workforce two years ahead of schedule, the result of an integrated strategy focused on hiring, retention, and progression. We are proud of what we have accomplished to advance diversity and inclusion, but we recognize we still have work to do, including beyond the walls of Intel. Our RISE strategy and 2030 goals set our global ambitions for the next decade, including doubling the number of women in senior leadership; exceeding 40% female representation in technical roles, including engineering positions and other roles with technical job requirements; increasing the percentage of employees who self-identify as having a disability to 10%; and ensuring accountability for embedding inclusive leadership practices across our business. Our goals also include doubling the number of underrepresented minorities in U.S. senior leadership. To drive accountability, we continue to link a portion of our executive and employee compensation to diversity and inclusion metrics.

Today’s greatest challenges require a shared commitment to a plan and meaningful action. That is why we have committed our scale, expertise, and reach through our comprehensive RISE strategy to work with customers and other stakeholders to accelerate the adoption of inclusive business practices across industries. We are creating and implementing a Global Inclusion Index and convening a coalition of companies to focus on unified goals and metrics that will be shared through the index. This collective effort will allow the industry to more clearly identify actions needed to advance progress. We will also continue to collaborate on initiatives that expand the diverse pipeline of talent for our industry, advance social equity, make technology fully inclusive, and expand digital readiness for millions of people around the world.

Compensation and Benefits

We strive to provide pay, benefits, and services that help meet the varying needs of our employees. Our total rewards package includes market-competitive pay, broad-based stock grants and bonuses, an employee stock purchase plan, healthcare and retirement benefits, paid time off and family leave, parent reintegration, fertility assistance, flexible work schedules, sabbaticals, and on-site services. Since 2019, we have achieved gender pay equity globally and we continued to maintain race/ethnicity pay equity in the U.S. We achieve pay equity by closing the gap in average pay between employees of different genders or race/ethnicity in the same or similar roles after accounting for legitimate business factors that can explain differences, such as location, time at grade level, and tenure. We also advanced transparency in our pay and representation data by publicly releasing our EEO-1 survey pay data in 2019. Although the U.S. Equal Employment Opportunity Commission subsequently decided it would not continue to require reporting of pay information3, we felt it was important to continue collecting the data and to disclose it publicly in 2020. We believe that our holistic approach toward pay equity, representation, and creating an inclusive culture enables us to cultivate a workplace that helps employees develop and progress in their careers at all levels.

[1]	Senior leadership refers to salary grades 10+ and equivalent grades. While we present male and female, we acknowledge this is not fully encompassing of all gender identities.
[2]	The term underrepresented minority (URM) is used to describe diverse populations, including African American, Hispanic, and Native American employees in the U.S.
[3]	Updated since the 2020 Annual Report on Form 10-K was filed.

2021 PROXY STATEMENT | Our Capital	49

To aid and support employees during COVID-19, we are investing more than $100 million in additional benefits, including special recognition for employees working on site. We also put in place a telecommuting reimbursement program to help employees required to work from home improve their workspaces, and increased flexibility in our leave programs to support employees caring for children and others.

Growth and Development

We invest significant resources to develop the talent needed to remain at the forefront of innovation and make Intel an employer of choice. We offer extensive training programs and provide rotational assignment opportunities. We implemented a new performance management system to support our culture evolution and to increase focus on continuous learning and development. Through our regular Employee Experience Surveys, employees can voice their perceptions of the company and their work experience, including learning and development opportunities. Our undesired turnover rate was 4% in 2020.

Health, Safety, and Wellness

Our commitment in Intel’s Environmental, Health, and Safety Policy is to provide a safe and injury-free workplace. We continually invest in programs designed to improve physical, mental, and social well-being. We provide access to a variety of innovative, flexible, and convenient health and wellness programs, including on-site health centers, which were increasingly critical this year for our essential workers who have worked on site since the start of the COVID-19 pandemic. Throughout our response to COVID-19, our priority has remained protecting the health and safety of our employees. Intel’s Pandemic Leadership Team—which has been in place for 15 years—regularly reviews and adapts our policies based on evolving research and guidance related to the virus. In support of our 2030 goals, we will continue to build our strong safety culture and drive global expansion of our corporate wellness program through continued employee education and engagement activities.

Social and Relationship Capital

We are committed to engaging in corporate responsibility and sustainability initiatives that support our communities and help us develop trusted relationships with our stakeholders. Proactive engagement with our stakeholders and investments in social impact initiatives, including those aligned with the United Nations Sustainable Development Goals, advance our position as a leading corporate citizen and create shared value for Intel, our global supply chain, and our communities.

Economic and social. The health of our business and local economies depends on continued investments in innovation. We provide high-skill, high-paying jobs around the world. Many of these are manufacturing and R&D jobs located in our own domestic and international factories. We also benefit economies through our R&D ecosystem spending, sourcing activities, consumer spending by our employees, and tax payments. We make sizable capital investments and provide leadership in public-private partnerships to spur economic growth and innovation.

We stand at the forefront of new technologies that are increasingly being used to empower individuals, companies, and governments around the world to solve major societal challenges. We also aim to empower people through education and advance social initiatives to create career pathways into the technology industry. This has included our global Intel AI for Youth program, scaled in partnership with governments and institutions to empower youth with digital readiness and AI skills, as well as our multi-year partnerships with historically black colleges and universities in the U.S. aimed at increasing the number of African Americans who pursue electrical engineering, computer engineering, and computer science fields. Our employees and retirees actively share their expertise through volunteer initiatives in the communities where we operate. These efforts contributed more than 10 million hours of service over the past decade, and our new goals include a commitment to volunteer an additional 10 million hours by 2030. In 2020, we volunteered 910 thousand hours. COVID-19 presented challenges for in-person volunteering, resulting in lower reported volunteer hours compared to prior years. However, we saw an outpouring of support from employees for virtual volunteering, donations, and innovative technology projects to support our communities. In April, we announced the Pandemic Response Technology Initiative, a commitment of $50 million to combat COVID-19. Our focus is to leverage our technology, expertise, resources, and our global ecosystem, to accelerate access to technology that can combat the current pandemic and get ahead of future pandemics through scientific discovery, enable remote learning for students, and aid in economic recovery. To date, we have partnered with many organizations on numerous projects across sectors, including technology, healthcare, education, industrial, retail, transportation, and academia.

Human rights commitment. We are committed to maintaining and improving processes to avoid human rights violations related to our operations, supply chain, and products. We have established an integrated approach to managing human rights across our business, including board-level oversight and the involvement of senior-level Management Review Committees. We also meet throughout the year with external stakeholders and experts on human rights to continue to inform and evolve our human rights policies and oversight processes. While we do not always know nor can we control what products our customers create or the applications end users may develop, we do not tolerate our products being used to violate human rights. Where we become aware of a concern that Intel products are being used by a business partner in connection with abuses of human rights, we restrict or cease business with the third party until we have high confidence that Intel’s products are not being used to violate human rights. As a result, in 2020 we restricted certain sales based on our Human Rights Principles that would have otherwise been considered lawful.

50	Our Capital | 2021 PROXY STATEMENT

Supply Chain Responsibility

We actively manage our supply chain to help reduce risk, improve product quality, achieve environmental and social goals, and improve overall performance and value creation for Intel, our customers, and our suppliers. To drive responsible and sustainable practices throughout our supply chain, we have robust programs to educate and engage suppliers that support our global manufacturing operations. We actively collaborate with other companies and lead industry initiatives on key issues such as improving transparency around climate and water impacts in the global electronics supply chain and, as part of our RISE strategy, we will advance collaboration across our industry on responsible minerals sourcing.

Over the past decade, we have directly engaged with our suppliers to verify compliance and build capacity to address risks of forced and bonded labor and other human rights issues. We perform supplier audits and identify critical direct suppliers to engage through capability-building programs, which help suppliers build sustainability acumen and verify compliance with the Responsible Business Alliance and our Code of Conduct. The suppliers covered by these audits represent 78% of cash payments made to managed suppliers. We also engage with indirect suppliers through our programs on forced and bonded labor, responsible minerals, and supplier diversity. Although COVID-19 presented travel and safety challenges in 2020 that impacted our ability to complete as many in-person supplier audits as in the previous year, we continued to engage with our suppliers and communicate our expectations and requirements. To achieve our 2030 goals, we will significantly expand the number of suppliers covered by our engagement activities to deepen accountability for human rights.

Our commitment to diversity and inclusion also extends to our suppliers. We believe a diverse supply chain supports greater innovation and value for our business. We achieved our 2020 goal to reach $1 billion in annual spending with diverse-owned suppliers and our new 2030 goals include doubling this figure over the next decade. Beginning in 2021, we will not retain or use outside law firms in the U.S. that are average or below average on diversity for their equity partners. We are applying a similar rule to firms used by our tax department, including non-legal firms.

Natural Capital

Driving to the lowest environmental footprint possible helps create efficiencies, lower costs, and respond to the needs of our stakeholders. We invest in conservation projects and set company-wide environmental targets to drive reductions in greenhouse gas emissions, energy use, water use, and waste generation. We build energy efficiency into our products to help our customers lower their own emissions and energy costs, and we collaborate with policymakers and other stakeholders to use technology to address environmental challenges. We achieved our 2020 greenhouse gas goal, reducing our emissions 39% on a per unit basis from 2010 levels. Through our 2030 goals we will continue to drive to higher levels of operational efficiency, including a further 10% reduction in our carbon emissions on an absolute basis even as we continue to grow. Our 2030 strategy and goals also focus on improving product energy efficiency and increasing our “handprint”—the ways in which Intel technologies can help others reduce their footprints, including Internet of Things solutions that enable intelligence in machines, buildings, supply chains, and factories, and make electrical grids smarter, safer, and more efficient.

Climate and Energy

We focus on reducing our own climate impact, and over the past two decades have reduced our direct emissions and indirect emissions associated with energy consumption. We achieved our 2020 energy goal, saving more than 4.5 billion kWh since 2012 by investing in energy conservation projects in our global operations. In 2020, we conserved more than 155 million kWh of energy in support of our new 2030 goal to conserve an additional 4 billion kWh of energy over the next 10 years. In addition to conserving energy, we invest in green power and on-site alternative energy projects that provide power directly to our buildings. We continue to link a portion of our executive and employee compensation to corporate responsibility metrics. In 2020, these included a climate-related metric to use 75% renewable energy globally during the year, which supports our 2030 goal to achieve 100% renewable energy use across our global manufacturing operations. In 2020, we signed on to RE100, a global coalition of businesses committed to 100% renewable electricity use.

We are committed to transparency around our carbon footprint and climate risk and use the framework developed by the TCFD to inform our disclosure on climate governance, strategy, risk management, and metrics and targets. For governance and strategy, we follow an integrated approach to address climate change, with multiple teams responsible for managing climate-related activities, initiatives, and policies. Strategies and progress toward goals are reviewed with senior executives and the Intel Board of Directors’ Corporate Governance and Nominating Committee. We describe our overall risk management processes in our Proxy Statement, and describe our climate-related risks and opportunities in our annual Corporate Responsibility Report, the Intel Climate Change Policy, and “Risk Factors” within our 2020 Annual Report on Form 10-K. In addition to what is included in our Annual Report on Form 10-K, results of our 2020 goals and information on our 2030 goals, are included in our Corporate Responsibility Report. Our Corporate Responsibility Report includes a mapping of our disclosure to the TCFD, the Sustainability Accounting Standards Board framework, and our CDP Climate Change Survey, all available on our website.1

[1]

The contents of our website and our Corporate Responsibility Report, Climate Change Policy, and CDP Climate Change Survey are referenced for general information only and are not incorporated by reference in this Proxy Statement.

2021 PROXY STATEMENT | Our Capital	51

Water Stewardship

Water is essential to the semiconductor manufacturing process. We use ultrapure water to remove impurities from our silicon wafers, and we use fresh and reclaimed water to run our manufacturing facility systems. Over the past decade, our sustainable water management efforts and partnerships have enabled us to conserve billions of gallons of water, and through our 2030 goals we have committed to conserve an additional 60 billion gallons in this decade. As part of this commitment, we plan to achieve net positive water use globally. In 2020, we linked a portion of our executive and employee compensation to our target to conserve more than 5 billion gallons of water in our operations and fund new water restoration projects in collaboration with environmental and community partners that restore more than 1 billion gallons of water during the year to local watersheds.

Circular Economy and Waste Management

We have long been committed to waste management, recycling, and circular economy strategies that enable the recovery and productive re-use of waste streams. We achieved our 2020 waste management goals, reaching a 93% recycle rate for our non-hazardous waste and sending zero hazardous waste to landfills.1 Our 2030 goals include a target of zero total waste to landfill, as well as implementation of circular economy strategies for 60% of our manufacturing waste streams in partnership with our suppliers. This can include reuse of waste streams directly in our own operations or enabling reuse of our waste streams by other industries.

[1]	We define zero hazardous waste to landfill as 1% or less.

52	Our Capital | 2021 PROXY STATEMENT

Director Compensation

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our non-employee directors. The Board annually reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee engages outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group considered by the Compensation Committee in setting executive compensation for 2020 and consisted of 15 technology companies, as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2020.” The committee targets cash and equity compensation at the median of the director peer group.

For 2020 the Board made no changes to the annual compensation for non-employee directors from 2019, except for the addition of an independent chairman fee, which was determined, with the advice of Compensia, the independent compensation consultant, based on the Board’s assessment of competitive market data of our peer group. The 2020 annual compensation for non-employee directors consisted of the following elements:

Board Fees

Cash retainer[1]	$90,000

Restricted stock units (RSUs)	Targeted value of approximately $220,000

Committee Fees[1]

Audit Committee chair	$35,000

Compensation Committee chair	$25,000

Corporate Governance and Nominating Committee chair	$20,000

Executive Committee chair	$10,000

Finance Committee chair	$15,000

Non-chair Audit Committee member	$15,000

Non-chair Compensation Committee member	$10,000

Independent Chairman Fee[2]

Additional cash retainer	$175,000

Lead Director Fee[2]

Additional cash retainer	$40,000

[1]	Paid in quarterly installments.
[2]	Paid in quarterly installments, which was paid on a pro-rated basis to Dr. Ishrak during his time as Lead Director for January 2020, and independent Chairman for the remainder of 2020.

The Corporate Governance and Nominating Committee reviews director compensation on an annual basis, considering factors such as workload and market data. Intel does not pay its management directors for Board service in addition to their regular employee compensation. For 2020, Messrs. Bryant and Swan served as our employee directors and did not receive any compensation for their services as members of our Board of Directors.

2021 PROXY STATEMENT | Director Compensation	53

Director Compensation for Fiscal Year 2020

The following table details the compensation of Intel’s non-employee directors for the 2020 fiscal year.

Director Compensation for Fiscal Year 2020 Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)

James J. Goetz[3]	—	343,500	—	343,500

Alyssa Henry[4]	22,500	305,200	—	327,700

Reed Hundt[5]	50,000	—	—	50,000

Omar Ishrak	305,000	209,500	—	514,500

Risa Lavizzo-Mourey[6]	—	311,300	10,000	321,300

Tsu-Jae King Liu	120,000	209,500	10,000	339,500

Gregory D. Smith	125,000	209,500	10,000	344,500

Dion J. Weisler[7]	50,000	165,100	—	215,100

Andrew Wilson	115,000	209,500	—	324,500

Frank D. Yeary[8]	120,000	209,500	5,000	334,500

[1]

With respect to all directors except Mr. Hundt and Mr. Weisler, includes May 14, 2020, Annual Equity Award of 3,721 RSUs with a grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718) and assuming a risk-free rate of return of 0.12% and a dividend yield of 2.29%. For additional information, see “RSUs in Lieu of Fees” and “Annual Equity Awards” below.

[2]

The Intel Foundation made matching charitable contributions on behalf of Dr. Lavizzo-Mourey ($10,000), Dr. Liu ($10,000), Mr. Smith ($10,000), and Mr. Yeary ($5,000). Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds.

[3]

Mr. Goetz (i) joined the Board on November 13, 2019, and was granted 2,080 RSUs on January 30, 2020, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 1.6% and a dividend yield rate of 2.0% and (ii) elected RSUs in lieu of his 2020 cash fees, and these RSUs were granted in January 2021.

[4]

Ms. Henry (i) joined the Board on January 15, 2020, and was granted 1,486 RSUs on January 30, 2020, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 1.6% and a dividend yield rate of 2.0% and (ii) effective Q2 2020, elected RSUs in lieu of her 2020 cash fees, and these RSUs were granted in January 2021.

[5]	Mr. Hundt retired from the Board in May 2020.
[6]

Dr. Lavizzo-Mourey (i) was granted 1,580 RSUs on January 30, 2020 in lieu of her annual cash retainer for 2019, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 1.6% and a dividend yield of 2.0% and (ii) elected RSUs in lieu of her 2020 cash fees, and these RSUs were granted in January 2021.

[7]

Mr. Weisler (i) joined the Board on June 15, 2020, and was granted 3,534 RSUs on July 30, 2020, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 0.1% and a dividend yield rate of 2.8% and (ii) effective Q4 2020, elected RSUs in lieu of his 2020 cash fees, and these RSUs were granted in January 2021.

[8]	Mr. Yeary elected to defer his 2020 annual cash compensation until his retirement from the Board.

RSUs in Lieu of Fees. Under the “RSUs in Lieu of Cash Election” program, non-employee directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). RSUs elected in lieu of payments in cash generally vest on the one-year anniversary of the grant date.

Annual Equity Awards. Each non-employee director received annual grants of RSUs with a target value on the grant date of approximately $220,000.The fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting. The grant date and vesting of the RSUs align with the intended service on the Board, from election at the annual stockholders’ meeting to the date that is the earlier of the one-year anniversary of the grant date or the date of the next annual stockholders’ meeting.

All RSU shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on the Board. Directors will not receive dividend equivalents on unvested RSUs.

Deferred Compensation Program. This program allows non-employee directors to defer their cash and equity compensation. Under the cash deferral program, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this cash deferral program. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel.

54	Director Compensation | 2021 PROXY STATEMENT

The equity deferral program allows directors to defer the settlement of their vested equity awards until termination of service. Directors do not receive dividends on deferred RSUs and OSUs, except the terms of OSUs granted prior to 2017 generally provide that directors receive dividend equivalents on the final shares earned and vested, payable upon vesting in the form of additional shares. If a director elected to defer his or her OSUs granted prior to 2017, the settlement of these dividend equivalent shares will also be deferred along with the vested OSU shares, but further dividends are not earned or payable on any shares during the deferral period between vesting and settlement.

Outstanding Equity Awards for Directors

The following table provides information on the outstanding equity awards held at fiscal year-end 2020 by the non-employee directors who served during fiscal 2020, with OSUs shown at their target amount unless otherwise specified. Market value is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year unless otherwise specified.

Outstanding Equity Awards for Directors at Fiscal Year-End 2020 Table

	STOCK UNITS
Name	Unvested RSUs[1,4] (#)	Market Value of Unvested RSUs[2] ($)	Unvested OSUs[1,3] (#)	Market Value of Unvested OSUs[2,3] ($)

James J. Goetz	3,721	175,147	—	—

Alyssa Henry	3,721	175,147	—	—

Reed Hundt	—	—	2,102	98,941

Omar Ishrak	4,531	213,274	2,102	98,941

Risa Lavizzo-Mourey	12,040	566,723	1,422	66,934

Tsu-Jae King Liu	4,531	213,274	2,102	98,941

Gregory D. Smith	10,411	490,046	2,102	98,941

Dion J. Weisler	3,534	166,345	—	—

Andrew Wilson	10,411	490,046	2,102	98,941

Frank D. Yeary	8,790	413,745	2,102	98,941

[1]

Vested but deferred awards are excluded from this column. Awards in this column may vest and become payable upon the director’s retirement from the Board, depending on the director’s age or length of service.

[2]	The market value of vested but deferred awards is excluded from this column.
[3]	This column reflects target number of OSUs granted in 2018. On February 28, 2021, all outstanding unvested OSUs settled and resulted in no payout to any directors.
[4]

Annual RSUs vest 100% on the earlier of the one-year anniversary of the grant date or the date of the next annual stockholders’ meeting; RSUs in lieu of cash fees vest 100% on the one-year anniversary of the grant date.

Non-Employee Director Stock Ownership Guidelines. Intel’s stock ownership guidelines state that each non-employee director must acquire and hold at least five times (5x) the annual cash retainer amount within five years of joining the Board. Unvested OSUs and unvested RSUs do not count toward this requirement. Deferred OSUs and RSUs count toward this requirement once they vest. As of December 26, 2020, each non-employee director nominee had met these ownership guidelines or still had time to do so.

Equipment. Intel provides each non-employee director a laptop computer for personal use and offers each director the use of other equipment employing Intel® technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

2021 PROXY STATEMENT | Director Compensation	55

Certain Relationships and Related Transactions

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director since the beginning of the previous fiscal year, or a greater than 5% beneficial owner of the company at the time of the applicable transaction, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

▪

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

▪

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

▪	compensation to executive officers determined by the Compensation Committee;

▪	compensation to directors determined by the Board;

▪	transactions in which all security holders receive proportional benefits; and

▪	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2020, there were no related-person transactions under the relevant standards.

56	Certain Relationships and Related Transactions | 2021 PROXY STATEMENT

Code of Conduct

Our Code of Conduct applies to our non-employee directors with respect to their Intel-related activities, as well as to our executive officers and all other employees. We expect our directors, executives, and other employees to avoid any activity that is or has the appearance of being a conflict of interest with Intel. This includes not engaging in activities that compete with or are adverse to Intel, or that interfere with the proper performance of duties or responsibilities to Intel, and not using confidential company information, company assets, or their position at Intel for personal gain in violation of our policy.

Directors and executive officers must inform us of any situation that may be perceived as a conflict of interest with Intel, and the Board oversees the resolution of any potential conflicts. The Board oversees resolution of any conflict or apparent conflict involving a director or executive officer, and may enlist the Legal Department to determine whether a conflict exists, and if so, how to resolve it. Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. Our Code of Conduct is posted on our website at www.intel.com. We will disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver.

2021 PROXY STATEMENT | Code of Conduct	57

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of March 1, 2021, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of March 1, 2021” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of such date (which are shown in the columns to the right). Our listed officers are the four current executive officers and two former executive officers identified below in the “Compensation Discussion and Analysis” section of this proxy statement.

Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of March 1, 2021		Percent of Class	Number of Shares Subject to Options Exercisable as of March 1, 2021 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of March 1, 2021

The Vanguard Group, Inc.	339,140,220	[1]	8.33%

BlackRock, Inc.	309,411,663	[2]	7.60%

Directors and Listed Officers

Robert H. Swan	432,406	[3]	**	—	—

Steven R. Rodgers	109,284		**	—	5,897

Venkata S. M. Renduchintala	103,763	[4]	**	—	—

Gregory M. Bryant	103,687	[5]	**	—	7,674

George S. Davis	98,996	[6]	**	—	19,225

Navin Shenoy	79,254		**	—	7,556

Patrick P. Gelsinger	1,480	[7]	**	—	—

James J. Goetz	174,800		**	—	—

Frank D. Yeary	58,711	[8]	**	—	3,721

Alyssa Henry	16,886		**	—	—

Tsu-Jae King Liu	14,203		**	—	—

Omar Ishrak	11,478		**	—	—

Gregory D. Smith	11,453	[9]	**	—	—

Andrew Wilson	9,520	[10]	**	—	—

Risa Lavizzo-Mourey	9,504	[11]	**	—	—

Dion J. Weisler	—		**	—	—

	—		**	—

All directors and executive officers as a group (14 individuals)	699,256	[12]	**	—	44,073

**	Less than 1%
[1]

As of December 31, 2020, based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2021 by The Vanguard Group (“Vanguard”). Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355. Represents (i) 320,900,358 shares for which Vanguard has sole dispositive power, (ii) 18,239,862 shares for which Vanguard has shared dispositive power, (iii) no shares for which Vanguard has sole voting power, and (iv) 6,712,904 shares for which Vanguard has shared voting power.

[2]

As of December 31, 2020, based on information set forth in a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock’s business address is 55 East 52nd St., New York, NY 10055. Represents (i) 309,411,663 shares for which BlackRock has sole dispositive power, (ii) no shares for which BlackRock has shared dispositive power, (iii) 265,951,484 shares for which BlackRock has sole voting power, and (iv) no shares for which BlackRock has shared voting power.

[3]	Includes 3,364 shares held in family trust for which Mr. Swan shares voting and investment power. Mr. Swan’s last date of employment was on February 15, 2021.
[4]

Represents Dr. Renduchintala’s holdings, including the number of shares subject to RSUs and stock options that became exerciseable or vested within 60 days, as of August 3, 2020, his last date of employment.

58	Security Ownership of Certain Beneficial Owners and Management | 2021 PROXY STATEMENT

[5]	Includes 35 shares held jointly with Mr. Bryant’s children for which Mr. Bryant shares voting and investment power.
[6]	Includes 1,540 shares held in family trust for which Mr. Davis shares voting and investment power.
[7]	Mr. Gelsinger was appointed CEO effective February 15, 2021.
[8]	Includes 47,998 shares held in family trust for which Mr. Yeary shares voting and investment power and 6,182 deferred but vested RSUs held by Mr. Yeary.
[9]	Includes 410 shares held in a revocable trust by Mr. Smith’s spouse. Also includes 6,690 deferred but vested RSUs held by Mr. Smith.
[10]	Includes 6,690 deferred but vested RSUs held by Mr. Wilson.
[11]	Includes 6,146 deferred but vested RSUs held by Dr. Lavizzo-Mourey.
[12]	Excludes Dr. Renduchintala who ceased to be an executive officer on August 3, 2020, and Mr. Swan who ceased to be an executive officer on February 15, 2021.

2021 PROXY STATEMENT | Security Ownership of Certain Beneficial Owners and Management	59

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. Representatives of Ernst & Young attended all meetings of the Audit Committee in 2020 except those meetings subject to attorney-client privilege.

Independence of Ernst & Young. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight by the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules.

Regular Rotation of Primary Engagement Partner. In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed in 2020, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2019. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Pre-Approval Policies. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Factors Considered in Deciding to Re-Engage Ernst & Young. The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

Why We Are Asking Stockholders to Ratify Our Selection of Ernst & Young. As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented during the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Ernst & Young Expected to Attend Annual Meeting. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement.

60	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm | 2021 PROXY STATEMENT

Ernst & Young LLP’s Fees for 2020 and 2019

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2020 and 2019. All figures are net of value-added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, as described in the “Report of the Audit Committee” in this proxy statement.

	2020 ($)	2019 ($)

Audit Fees	18,564,000	16,524,000

Audit-Related Fees	638,000	1,028,000

Tax Fees	682,000	955,000

All Other Fees	2,085,000	90,000

Total	21,969,000	18,597,000

Audit Fees. Represent fees for professional services provided in connection with the audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements, registration statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Relates to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Fees.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Fees. Relates to services provided for tax compliance and planning.

All Other Fees. Relates to professional fees not included in the categories above. For 2020, all other fees primarily included advisory services fees for working capital optimization.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2021.

2021 PROXY STATEMENT | Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	61

Report of the Audit Committee

During 2020, only non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s accounting and financial reporting processes, audits of the financial statements, internal control and audit functions, and compliance with legal and regulatory requirements and ethical standards adopted by the company.

Management Responsibilities. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations, and the company’s ethical standards. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Independent Auditor Responsibilities. Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with applicable law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Committee Responsibilities. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it helps establish the appropriate “tone at the top” and provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial, and accounting matters.

Committee Oversight of Financial Reporting. The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results (including the use of any non-GAAP measures) before the publication of Intel’s quarterly earnings releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm (including, for example, implementation of new accounting standards). The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with applicable law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submissions by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Committee Oversight of Internal Auditor and Independent Audit Firm. Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services.

In accordance with Audit Committee policy and legal requirements, the Audit Committee pre-approves all services to be provided by Ernst & Young, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the Audit Committee has delegated authority to its chair to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee. The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of our independent audit firm. The Audit Committee believes that the continued retention of Ernst & Young as our independent audit firm is in the best interests of our stockholders.

Committee Oversight of Internal Control Over Financial Reporting. The Audit Committee has reviewed and discussed with management, our management’s assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 26, 2020, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Audit Committee also has reviewed

62	Report of the Audit Committee | 2021 PROXY STATEMENT

and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its 2020 Annual Report on Form 10-K for the year ended December 26, 2020, which Intel filed with the SEC on January 21, 2021.

Required Committee Discussions and Communications. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2020 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules. This review included a discussion with management and Ernst & Young of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates and critical audit matters. Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

Recommendation. In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s 2020 Annual Report on Form 10-K for the year ended December 26, 2020.

Audit Committee, as of March 9, 2021

Greg D. Smith, Chairman

Alyssa Henry

Tsu-Jae King Liu

Frank D. Yeary

2021 PROXY STATEMENT | Report of the Audit Committee	63

Proposal 3

Advisory Vote to Approve Executive Compensation of Our Listed Officers

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

As a matter of good corporate governance, in 2009 Intel voluntarily began to provide stockholders with an advisory “say on pay” vote on executive compensation. Beginning in 2011, Section 14A of the Securities Exchange Act of 1934, as amended, made this practice mandatory for U.S. public companies. In addition, at Intel’s 2017 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve the executive compensation of our listed officers every year. The Board considered these voting results and decided to adopt (and maintain) a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” reflect our competitive pay positioning strategy, emphasis on incentive-driven pay, and use of goals aligned with our business strategy, and that the compensation of our listed officers reported in this proxy statement is appropriately tied to the company’s financial and operational performance, supports our commitment to good compensation governance, and provides market-based opportunities to attract, retain, and motivate our executive officers in an intensely competitive market for qualified talent.

Although this advisory vote to approve the executive compensation of our listed officers is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year, including how we sought to understand and respond to last year’s say-on-pay vote results, and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our annual stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2022 Annual Stockholders’ Meeting.

Recommendation of the Board The Board of Directors recommends that you vote “FOR” approval of the executive compensation of Intel’s listed officers on an advisory basis.

64	Proposal 3: Advisory Vote to Approve Executive Compensation of Our Listed Officers | 2021 PROXY STATEMENT

Compensation Discussion and Analysis

2020 LISTED OFFICERS

Robert H. Swan

Former Chief Executive Officer, effective
February 15, 2021

George S. Davis

Executive Vice President

Chief Financial Officer

Navin Shenoy

Executive Vice President

General Manager, Data Platforms Group

Steven R. Rodgers

Executive Vice President

General Counsel

Gregory M. Bryant

Executive Vice President

General Manager, Client Computing Group

Dr. Venkata S.M. Renduchintala

Former Executive Vice President

Group President, Technology, Systems Architecture and Client Group, and Chief Engineering Officer, effective August 3, 2020

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of four sections:

▪   Executive Summary—Key elements of compensation for our listed officers, including a discussion of our leadership transformation and compensation decisions for our new CEO in 2021, 2020 “say on pay” result, and robust investor engagement;

▪   2020 Compensation of Our Listed Officers—Details on our executive compensation programs and the individual compensation of our listed officers;

▪   Update on 2019 Strategic Growth Equity Awards—Details on how the Strategic Growth Equity Awards granted in 2019 are tracking; and

▪   Other Aspects of Our Executive Compensation Programs—A discussion of our compensation framework, our use of peer group data, and other policies and practices related to our executive compensation programs.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

Executive Summary

In 2020, the company continued to progress on its multi-year strategic transformation to (i) strengthen our CPU franchise, while evolving into a multi-architecture xPU company, (ii) move from silicon focused to platform focused solutions, including silicon, software, and services, and (iii) contemporize our integrated device manufacturer (IDM) model, to capitalize on key technology inflections and extend our reach into fast-growing markets.

Against this backdrop, 2020 was a year of challenges and opportunities for the company:

▪	Despite the complexity created by the COVID-19 pandemic, the company capitalized on the market dynamics created by a work-from-home environment to deliver a year of record revenue.

▪

The company—in assessing the imperative for Intel to improve process technology execution and accelerate progress on our transformation—took action to reorient the company’s technology organization beginning in mid-2020, and the Board implemented a Chief Executive Officer (CEO) transition in early 2021, hiring Patrick P. Gelsinger. As Intel’s new CEO, Mr. Gelsinger brings unique insights on the company’s technology evolution, as well as an excellent track record of both performance and talent development.

▪

The Board and management remained focused on the cultural transformation necessary to position the company for long-term growth, both by closely monitoring the health and well-being of our highly-skilled global workforce of over 110,000 people during the pandemic and continuing to promote a culture that seeks to advance diversity and inclusion across our global workforce.

Looking ahead, the Board is confident that under Mr. Gelsinger’s leadership, Intel is well-positioned to execute on our strategy, build on our record of product leadership, and capitalize on the significant opportunities ahead to create long-term stockholder value.

2021 PROXY STATEMENT | Compensation Discussion and Analysis	65

This Executive Summary discusses three aspects of our executive compensation programs for 2020 and 2021, underpinning Intel’s strategic transformation:

▪	The considerations informing Mr. Gelsinger’s new hire compensation as our new CEO, effective February 15, 2021.

▪

The company’s broad stockholder engagement during the past year and actions taken by the Compensation Committee in response to the feedback received—including changes made to the Executive Annual Performance Bonus Plan (Annual Cash Bonus Plan) for plan year 2021 and enhancements made in our proxy statement disclosure.

▪	The compensation paid to the Listed Officers for 2020.

Leadership Transformation

Over the past year, Intel transformed its technology leadership team and implemented a CEO transition to reposition the company for growth.

Technology Leadership Transition

In mid-2020, the company made important changes to our technology organization and executive team in order to accelerate product leadership and improve focus and accountability in process technology execution. The company separated the Technology, Systems Architecture, and Client Group (TSCG) into five teams, whose leaders report directly to Intel’s CEO: Technology Development; Manufacturing and Operations; Design Engineering; Architecture, Software and Graphics; and Supply Chain. In connection with this change, the company determined that Dr. Venkata Renduchintala’s role as Group President, TSCG would be eliminated, effective August 3, 2020. See pages 89 and 103 for details of Dr. Renduchintala’s separation agreement.

Intel named Dr. Ann Kelleher to lead the Technology Development Group and Keyvan Esfarjani to lead the Manufacturing and Operations Group, both of whom bring to their new roles consistent track records of success as long-time leaders at Intel.

The company continued to add highly experienced engineering and executive talent to accelerate Intel’s transformation. In addition to the hiring of Mr. Gelsinger as Intel’s CEO, announced in January (as discussed in the following section), the company added three technology leaders in early 2021:

▪

Sunil Shenoy rejoined Intel to lead the Design Engineering Group. Mr. Shenoy returns to the company as a 33-year Intel veteran and proven engineering leader who has deep experience in microprocessor and system-on-chips design and research and development.

▪

Guido Appenzeller became Chief Technology Officer of the Data Platforms Group. Previously, Mr. Appenzeller served as the Chief Product Officer of Yubico, and as the Chief Technology Officer, Cloud & Networking at VMware.

▪	Glenn Hinton rejoined Intel as Senior Fellow. Mr. Hinton returns to the company as a 34-year Intel veteran, and holds more than 90 patents from eight different CPU designs.

2021 CEO Transition

Patrick P. Gelsinger

In early 2021, the Board of Directors implemented a leadership transition, appointing Mr. Gelsinger as CEO effective February 15, 2021, at which time he also joined the Board.

The Board determined that this was the right time to change company leadership in order to draw on Mr. Gelsinger’s deep technology and engineering expertise during this critical period of transformation at Intel, and to further enhance the company’s ability to attract top-tier engineering talent. Mr. Gelsinger is a former long-term Intel executive and a highly respected technology industry veteran with a distinguished track record of innovation and talent development. He spent the past eight years successfully leading VMware, Inc., another large technology company, where annual revenues nearly tripled and stock price and market capitalization reached all-time highs during his tenure. According to Glassdoor,1 Mr. Gelsinger was ranked #1 CEO in the world in 2019 and received a CEO approval rating of 99%.

Mr. Gelsinger previously spent 30 years in key technology leadership roles at Intel, including serving as Senior Vice President and Co-General Manager of Intel’s Digital Enterprise Group from 2005 to September 2009, serving as Intel’s first-ever Chief Technology Officer from 2002 to 2005, and leading Intel’s Desktop Products Group prior to that. Mr. Gelsinger led the company in developing several key technologies in the industry, including Wi-Fi and USB. He was the architect of the original 80486 processor, led 14 different microprocessor programs, and played key roles in the Core and Xeon families, leading to Intel’s dominance as a supplier of the microprocessor. Mr. Gelsinger holds eight patents in the areas of VLSI design, computer architecture, and communications.

[1]	Source: see www.glassdoor.com/Award/Top-CEOs-LST_KQ0,8.htm

66	Compensation Discussion and Analysis | 2021 PROXY STATEMENT

In designing Mr. Gelsinger’s compensation package, the Compensation Committee, advised by its independent compensation consultant, sought to deliver market-competitive compensation commensurate with Mr. Gelsinger’s capabilities and experience and reflective of the considerable challenge of leading Intel’s transformation. Specifically, in determining the size and structure of his one-time new hire equity awards, the Compensation Committee considered the following factors:

▪

The value of Mr. Gelsinger’s compensation with his prior employer that would be forfeited if he returned to Intel, which was estimated to be approximately $50 million based on available information at the time of Mr. Gelsinger’s hiring.

▪

The magnitude of the transformation being undertaken by the company and the need to provide sufficient upside opportunity to a leader with the technological and engineering experience required to successfully execute it.

▪	The importance of creating immediate alignment with Intel’s stockholders.

▪

The fiercely competitive market for a talented, experienced technology executive capable of leading Intel, including the compensation levels evaluated by the Compensation Committee during its prior CEO search process two years ago.

▪

Mr. Gelsinger’s unique skill set and background as a successful public technology company CEO with in-depth knowledge and engineering experience at Intel, having played a central role in developing leading-edge technologies at the company during his prior 30 year tenure.

Based on these considerations, the Compensation Committee determined to offer Mr. Gelsinger one-time new-hire equity awards at a magnitude that would provide sufficient incentive for him to depart his prior position and assume responsibility as CEO at Intel. The Compensation Committee authorized granting Mr. Gelsinger one-time new hire equity awards with a target value of approximately $110 million, with almost 75% of the award’s target value requiring significant stock price appreciation in order for the awards to be earned. In structuring the awards, the Compensation Committee made long-term stockholder value creation the clear focal point of Mr. Gelsinger’s new-hire compensation. Key aspects of these awards are outlined in the chart below and discussed in more detail in the subsequent table.

CEO New Hire Equity Awards

Over 94% of total compensation package is equity-based to create immediate alignment with stockholders	Of the ~$60M non make-whole portion, $20M vests only if Intel’s stock price triples

73% of target value requires substantial value creation to be realized	The Compensation Committee considered that Mr. Gelsinger would not receive an annual equity award for 2021, which was targeted at $15.5M for Intel’s CEO in 2019
~$50M of $11OM target value provided as make-whole for compensation forfeited from prior employer

2021 PROXY STATEMENT | Compensation Discussion and Analysis	67

Mr. Gelsinger’s compensation package is predominately performance-based with performance conditions requiring significant increases in Intel’s stock price. The Compensation Committee determined that it was appropriate to condition the ability to earn such awards primarily upon Intel’s stock price performance based on the following considerations:

▪

The company’s experience in recent years demonstrating that strong financial performance did not necessarily translate to stock price appreciation for our stockholders ruled out conditioning a portion of the equity awards on financial performance goals.

▪

Conditioning vesting of awards directly on Intel’s stock price performance, together with three- and five-year service requirements, directly ties compensation to creating and maintaining long-term stockholder value.

Specific terms of Mr. Gelsinger’s one-time new hire equity awards are as follows:

Award Type + Target Award Value	Material Vesting Terms	Award Purpose and Design Considerations	Make- Whole

Relative TSR PSUs $20 Million

▪  Three-year relative TSR award that vests based on our TSR performance relative to the median TSR of the S&P 500 IT Index

▪  The awards vest at target (100%) for TSR at the median of the Index

▪  Payout at 0% if Intel’s TSR is 25 percentage points below the Index; payout at 200% of target if Intel’s TSR is 25 percentage points above the Index

▪  Maximum payout is 200% of target

▪  Measures three-year performance against the highly relevant and challenging S&P 500 IT Index companies, the same component applicable to a portion of the annual PSUs awarded to other Intel executives

▪  For historical perspective, median three-year TSR in the S&P 500 IT Index through year-end 2018, 2019, and 2020, respectively, was 57.6%, 108.0%, and 115.6%

▪  Strong execution and value creation is required for a target payout, which is an ambitious target given that the 2018 Outperformance Stock Units that vested based on Intel’s relative TSR for the 2018 to 2021 performance period paid out at 0%

▪  Also replaces in part the value of unvested equity awards Mr. Gelsinger forfeited upon his departure from his prior employer

Strategic Growth Equity Award Performance Stock Units $20 Million

▪  Five-year performance period

▪  Vesting based on stock price appreciation:

▪  Threshold: 50% vests for 30% stock price growth

▪  Target: 100% vests for 50% stock growth

▪  Maximum: 200% vests for 100% stock price growth

▪  Stock price goals must be maintained for 30 consecutive trading days. In addition, awards are capped at target payout if the threshold goal is not maintained for the 30 consecutive trading days at the end of the five-year performance period

▪  50% of vested shares distributed upon satisfying three-year continued service condition and remaining vested shares distributed upon satisfying five-year continued service condition

▪  Incentivizes long-term stock price appreciation, with the ambitious goal of doubling the value of the company (corresponding with a $203 billion increase in market cap) in order to achieve maximum value of the award, while encouraging retention with the service-based vesting schedule

▪  Serves to align Mr. Gelsinger’s compensation package with the other Intel executives who in 2019 received Strategic Growth Equity Award PSUs by tying vesting to similarly rigorous requirements for stock price appreciation; the similar awards granted in 2019 have completed two years of the five-year performance period with zero vesting to date

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Award Type + Target Award Value	Material Vesting Terms	Award Purpose and Design Considerations	Make- Whole

Strategic Growth Equity Award Performance Stock Options $20 Million

▪  Options time vest annually over four years and expire after 10 years

▪  Requires 30% stock price appreciation for 30 consecutive trading days during the five-year performance period to become exercisable. Canceled if this condition is not met

▪  Further emphasizes the importance of long-term stockholder value creation; options are exercisable only if our market cap increases by $61 billion, while encouraging retention with a service-based vesting schedule

▪  Serves to align Mr. Gelsinger’s compensation package with the other Intel executives who in 2019 received Strategic Growth Equity Award stock options with similarly rigorous requirements for stock price appreciation; the similar awards granted in 2019 have completed two years of the five-year performance period with zero options being exercisable to date

Outperformance PSUs $20 Million

▪  Requires 200% stock price appreciation during the five-year performance period. Stock price must be maintained for 30 consecutive trading days

▪  0% of the award vests if Intel’s stock increases by less than 200%. No additional payout if the price increases by more than 200%

▪ Rewards and provides additional upside tied solely to exceptional long-term stock price performance – effectively a tripling of Intel’s stock price

RSUs $20 Million	▪ Quarterly time vesting over three years

▪  Provides a retentive, service-based equity component in line with other Intel executives

▪  Replaces in part the value of unvested equity awards Mr. Gelsinger forfeited upon his departure from his prior employer

▪  Creates immediate alignment with stockholders

Matching RSUs $10 Million

▪  If Mr. Gelsinger made an investment of $10 million in Intel stock within his first 30 days of employment using his own funds, he would receive a matching RSU award

▪  In February 2021, Mr. Gelsinger elected to purchase the maximum $10 million in Intel stock related to this award

▪  Matching RSUs vest quarterly over three years and the investment shares must be retained for at least three years

▪  Encourages Mr. Gelsinger to make a personal investment in Intel stock, providing immediate alignment with employees and stockholders and reaffirming an ownership mentality

▪  Also replaces in part the value of unvested equity awards Mr. Gelsinger forfeited upon his departure from his prior employer

▪  Contains a service-based vesting requirement and has retentive value

These one-time, new hire equity awards were made under a new 2021 Inducement Plan adopted by the Board of Directors on February 11, 2021, which has substantially similar terms as our 2006 Equity Incentive Plan including a clawback provision.

Mr. Gelsinger also received a cash hiring bonus of $1,750,000 payable within 30 days following his employment start date, subject to repayment on a pro-rated basis if, during the 12 months following his start date, he resigns without good reason (as defined in his offer letter) or his employment is terminated for any reason other than for death or disability.

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Mr. Gelsinger’s base salary of $1,250,000 and annual cash bonus target of 275% of base salary (or $3,437,500) are both equal to those of his predecessor, which the Compensation Committee determined were market competitive and recognized Mr. Gelsinger’s expertise and leadership experience. Beginning in 2022, the Compensation Committee expects that Mr. Gelsinger will receive annual equity awards in line with competitive peer practices.

In the event Mr. Gelsinger’s employment is terminated by Intel without cause or he voluntarily resigns for good reason, and he signs and does not revoke a release of claims in favor of Intel, Mr. Gelsinger will receive a severance payment equal to the sum of (i) 18 months of his then-base salary and (ii) 1.5 times his then-target bonus, payable over a period of 18 months in accordance with Intel’s regular payroll practices. In addition, in the event his employment is terminated by Intel without cause, including by reason of his death or disability, or he voluntarily resigns for good reason, in either case within the initial two-year period following his employment start date, and he signs and does not revoke a release of claims in favor of Intel, he will vest as to an additional 18 months in the (x) time-vesting RSUs and (y) any performance-vesting equity awards that have vested as of such date and remain subject solely to time-vesting conditions.

Robert H. Swan

Mr. Swan remained our CEO until February 15, 2021. In connection with his termination of employment without cause when he was retirement eligible under our equity program, Mr. Swan received or is eligible to receive certain benefits under his existing arrangements. He did not receive or become entitled to any additional payments or benefits in connection with his termination of employment, other than pursuant to his existing arrangements. Under his existing arrangements and our equity program, Mr. Swan received accelerated vesting of his interim CEO RSUs and PSUs, his annual PSUs, and his cash incentive-related PSUs. For most of these PSU awards, Mr. Swan remains eligible to receive a payout based on actual performance of the applicable performance goals at the end of the applicable performance periods.

Of the $38,449,529 disclosed value of the equity awards that are vesting in connection with Mr. Swan’s termination of employment without cause, awards valued at $29,264,068 as of his termination date are subject to further performance requirements and may not be earned at all. Mr. Swan forfeited awards with a target value of $54,767,260 as of his termination date. See page 105 for more details.

Investor Engagement and the 2020 “Say on Pay” Vote

In 2020, we received approximately 49.7% support for our “say on pay” proposal. The Compensation Committee and full Board took the outcome of this vote seriously and were highly focused on gathering and responding to our stockholders’ feedback regarding Intel’s executive compensation programs. Members of our Board and management team conducted broad stockholder outreach in the second half of 2020 and early 2021—in addition to engagements held during the weeks leading up to our 2020 Annual Stockholders’ Meeting. In overseeing Intel’s engagement efforts, the Compensation Committee aimed to understand further our stockholders’ concerns around compensation, with the goal of incorporating key feedback themes into our executive compensation programs.

In total, we contacted stockholders representing 50.4% of our outstanding common stock and held telephonic or video meetings with stockholders representing 39.5% of our outstanding common stock. Our engagement team included representatives from our Investor Relations group, Corporate Responsibility office, Human Resources office, and Corporate Secretary office. Dr. Ishrak, our Independent Chairman of the Board and a member of the Compensation Committee, participated in meetings with investors representing 29.7% of our outstanding common stock. While the primary focus of engagement was to gain stockholders’ perspectives on Intel’s executive compensation programs, we also discussed topics including diversity, strategy, human capital, and our approach to environmental and social issues.

In evaluating potential changes to our executive compensation programs’ structure and disclosure, the Compensation Committee closely examined common themes from stockholder feedback over multiple meetings. The table below summarizes the input received from our stockholders and how our Compensation Committee has addressed these matters.

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What We Heard From Stockholders	Our Perspective / How We Responded

Operational Goal Disclosure:

Some stockholders asked for further disclosure of the Operational Goals in our Annual Cash Bonus Plan and Intel’s performance against the goals—while acknowledging the potential competitive sensitivity of certain targets.

▪  We are providing enhanced disclosure of our One Intel operational goals, including a description of the goals, their link to our business strategy, how we performed relative to the goals and overall scores.

▪   Disclosure of details for certain goals (such as products that have not been qualified for production or release, cost, manufacturing targets and dates, and product release dates) would cause us meaningful competitive harm, but we have provided as much disclosure as we believe is feasible to convey the key nature of the goals set, their rigor, and our achievements against them.

▪   See page 79 for additional detail on our performance relative to the Operational Goals, which now account for one-third of the target opportunity under our Annual Cash Bonus Plan.

Annual Cash Bonus Plan Financial Metrics:

Some stockholders raised concerns about the rigor of the financial metrics in our Annual Cash Bonus Plan, which historically have been based on absolute net income growth performance and relative net income growth performance, but stockholders were not prescriptive about metrics the Compensation Committee should select.

▪  Beginning for 2021, we are adding more rigor by replacing the financial metrics for the Annual Cash Bonus Plan with revenue and net income; each will be measured against threshold, target, and maximum goals.

▪   The Compensation Committee believes that including a revenue metric will help to further drive execution on Intel’s growth strategy, and better aligns our annual bonus program with Intel’s Tech 16 peers.

▪  In addition, the Committee believes that shifting to an absolute net income target will better enable the Compensation Committee to select a challenging profitability target based on Intel’s go forward operating plan and the macroeconomic environment, rather than being measured relative to the prior year’s performance.

Relative TSR Index and Target Payout Requirements in PSUs:

Some stockholders commented that they generally prefer relative TSR metrics that require above peer median performance for target payouts. However, the majority of stockholders expressed strong support for continuing to measure Intel’s performance against the S&P 500 IT Index, which has significantly outperformed the S&P 500 (the TSR benchmark most commonly used by our peers), as well as our PSUs’ requirement for target payout (TSR within 1% of the index).

▪  While the Compensation Committee evaluated shifting our TSR index to the broader S&P 500 (in line with peer practice) and setting the target to above median, the Compensation Committee decided to maintain our current S&P 500 IT Index, concluding that the S&P 500 IT Index is a more challenging, relevant benchmark for Intel’s business.

▪  As shown in the following table, in recent years, 3-year TSR performance of the S&P 500 IT Index has consistently and meaningfully exceeded performance of the broader S&P 500:

▪   In evaluating the relative TSR metric for our PSUs, the Compensation Committee also noted that nearly all of our Tech 16 peers with a relative TSR metric require performance at the median of the S&P 500 for target payouts—the same relative performance level, but against a less challenging benchmark.

▪   As such, the Compensation Committee determined to maintain our PSUs’ relative TSR metric based on the S&P 500 IT Index and the existing payout curve.

2021 PROXY STATEMENT | Compensation Discussion and Analysis	71

What We Heard From Stockholders		Our Perspective / How We Responded
Update on 2019 Strategic Growth Equity Awards:	In late 2020, some stockholders requested that the company disclose how these awards are tracking to assist them in assessing the rigor of the awards’ stock price appreciation requirements.

 ▪   Our former CEO, upon Intel’s leadership transition in February 2021, forfeited the Strategic Growth Equity Awards that he had previously been granted.

 ▪   Through year-end 2020, nearly two years into the awards’ five-year performance period, $0 has been realized.

 ▪   Further, substantial stock price appreciation, maintained for least 30 trading days, is required in the remaining three years and one month for the awards to be earned[1]:

 ▪   Requires 47% increase for Performance Stock Units to vest at target

 ▪   Requires 27% increase for Performance Stock Options to be exercisable and half of Performance Stock Units to vest

 ▪   Additional disclosure on these awards can be found on page 84.

[1]  Based on $49.82 closing stock price on December 31, 2020.

For a discussion of additional feedback we received on our ESG practices and other matters, see “Investor Engagement ” on page 40

Listed Officer Pay Overview

There are three key drivers of our executive compensation programs: a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability). Our executive compensation programs focus on different performance metrics for the different performance periods to balance the incentives.

Our executive compensation programs continue to be tied to the company’s financial and operational performance, support our commitment to good compensation governance, and provide market-based opportunities to attract, retain, and motivate our executives in an intensely competitive market for qualified talent.

The following table lists the pay elements of our 2020 programs and the purpose they serve:

	Pay Element	Purpose	Performance Period	Performance Metric

Fixed Pay	Base Salary	Designed to be market-competitive and attract and retain talent	Annual	—

At Risk Pay	Annual Cash Bonus	Incentivize achievement of Intel’s near-term financial and operational objectives, consistent with Intel’s longer-term goals	Annual	▪ Year-Over-Year Net Income Growth (1/3) ▪ Relative Net Income Growth vs. Tech 15 peers (1/3) ▪ One Intel Operational goals (1/3)
	Quarterly Cash Bonus	Company-wide program that rewards quarterly profitability based on Intel’s net income relative to company compensation costs	Quarter	▪ 5% of Quarterly Net Income divided by Intel’s worldwide cost of a day’s pay
	Restricted Stock Units	Facilitates stock ownership, executive retention, and stockholder alignment	Three-Year Period with Quarterly Vesting	▪ Stock Price Appreciation
	Performance Stock Units	Designed to reward long-term profitability and long-term performance relative to peers; to create and alignment with stockholders; and to facilitate executive retention	Three-Year Period	▪ Relative TSR vs, S&P 500 IT Index (50%) ▪ Cumulative EPS Growth compared to a target established at the beginning of the three-year performance period (50%)

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Business Performance and Pay

2020

We achieved record revenue for the fifth consecutive year, and our results amid the challenges of a global pandemic and an uncertain economy reflect the importance of our technology and the resilience of our employees around the world. In 2020, we achieved record revenue of $77.9 billion with 49% from our data-centric businesses. Our strong financial performance resulted in a 5% increase year-over-year in our GAAP diluted EPS which was $4.94 per share. We shipped a higher volume of 10nm products than we had anticipated at the beginning of the year. The higher 10nm mix, combined with a higher portion of revenue from lower margin adjacent businesses, offset higher platform revenue and drove a decline in gross margin percentage of three percent.

We also returned $19.8 billion to stockholders, including $5.6 billion in dividends and $14.2 billion in stock buybacks.

2020 vs. 2019

Results shown below are our reported GAAP results:

	2020	2019	Change

Revenue	$77.9 billion	$72.0 billion	up 8%

Gross margin	56.0%	58.6%	down 2.5 ppt

Operating income	$23.7 billion	$22.0 billion	up 7%

Net income	$20.9 billion	$21.0 billion	down 1%

Earnings per share—diluted	$4.94	$4.71	up 5%

For key highlights of the results of our operations, see ”Proxy Statement Highlights; A Year in Review” on page 9.

Incentive Program Results

Our executive compensation programs are structured to provide strong pay-for-performance alignment and incorporate a balance of different metrics to measure our performance over different performance periods (short-term versus long-term), as evidenced by recent payouts. We performed at target when measured against net income and operational results over the short-term annual performance period under the Annual Cash Bonus Plan, but our relative TSR underperformed and trailed our peer group when measured over three-year performance periods. Notably, only 67.5% of the target Outperformance Stock Units (OSUs) granted in 2017 were earned at the end of their performance period in 2020, and none of the OSUs granted in 2018 were earned at the end of their performance period in 2021—emphasizing the significant rigor of the S&P 500 IT Index peer group.

Pay Element	2020 Results	Performance Summary

2020 Annual Cash Bonus	100.7%	The final payout of 100.7% of target reflects (i) performance achieved at 99% for the year-on-year net income goal, (ii) performance achieved at 91% for the relative net income goal, and (iii) performance achieved at 111% for the One Intel operational goals (resulting from a 91% achievement on the One Intel operational goals combined with the additional 20% based on achievement of ESG goals).

2020 Quarterly Cash Bonus Total	23.2 days	Payout reflected as days of eligible pay. Based on the company’s 2020 quarterly profitability, our listed officers received the same amount of days payout as all Intel employees.

Outperformance Stock Units Granted in 2017 (vested 2/28/2020)	67.5%	Payout at 67.5% of target. Intel’s three-year TSR was 77.3%, which was 8.1 percentage points below the median of the S&P 500 IT Index.

Outperformance Stock Units Granted in 2018 (vested 2/28/2021)	0%	Payout at 0% of target. Intel’s three-year TSR was 8.2%, which was 89 percentage points below the median of the S&P 500 IT Index.

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2021 Compensation Program Changes

Following extensive stockholder engagement as described above, the Compensation Committee approved several key changes to our 2021 compensation programs to strengthen our pay-for-performance linkage, provide better alignment with technology peer industry practices, and continue our leadership in ESG issues.

▪

Annual Cash Bonus Plan Design: The Compensation Committee made several changes to the design of our Annual Cash Bonus Plan to introduce greater rigor and variability into bonus payouts while supporting better business outcomes:

▪

For 2021, the two financial metrics will be absolute net income and absolute revenue measured against threshold, target, and maximum goals. The Compensation Committee establishes goals that it believes are challenging but attainable.

▪

For 2021, the threshold performance level for each financial metric has been set for our listed officers at 90% of target with maximum at 115% of target. Every point below target will reduce payouts by 10x and every point above target will increase them by 6.6x. The financial targets and our performance against these targets will be disclosed in the 2022 Proxy Statement.

▪

Consistent with the changes we made commencing in 2020, One Intel operational goals will continue to comprise one-third of the target opportunity under our Annual Cash Bonus Plan for 2021, although the specific One Intel operational goals for each year are established to reflect our most critical business priorities, and One Intel operational goals will continue to include ESG metrics encompassing environmental and diversity and inclusion goals.

▪	Peer Group: For 2021, the Compensation Committee added Advanced Micro Devices, Inc. to our peer group due to its strategic and competitive relevance to the company.

Intel’s Executive Compensation Best Practices

Intel has long employed a number of practices that reflect the company’s commitment to good compensation governance:

What We Do	What We Don’t Do

We award performance-based compensation that uses a variety of performance measures and performance periods	No change in control compensation arrangements or excise tax gross-ups

We have a substantial majority of executive pay at risk, based on a mix of absolute and relative financial and stock price performance metrics	No perquisite-related tax gross-ups for executive officers (except for company-wide benefits such as relocation and housing costs)

We have robust stock ownership guidelines for all executive officers	No hedging or pledging of Intel stock by executives or directors

We have claw-back policies that apply to our Annual Cash Bonus Plan and equity incentive plans and can be triggered by either a financial restatement or certain detrimental conduct	No special retirement plans exclusively for executive officers

We conduct an annual “say on pay” vote and a triennial vote on our 2006 Equity Incentive Plan	No liberal share recycling under the equity incentive plans

We impose limits on maximum incentive award payouts	No repricing or exchange of underwater stock options without stockholder approval

We incorporate relevant ESG metrics in our executive compensation programs	No excessive executive perquisites

Our strong governance practices extend beyond our executive compensation programs. With respect to our company-wide compensation and human capital management practices, we focus on continuing to build an inclusive culture and advancing pay equity. See page 49 for details of our human capital management practice, and see page 36 for details of our Compensation Committee’s oversight during the COVID-19 pandemic. We also perform an annual review of our compensation programs to assess whether the programs’ provisions and operation create undesired or unintentional material risk.

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2020 Compensation of Our Listed Officers

Pay Philosophy and Elements of Compensation

The principal elements of our pay-for-performance philosophy include a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components.

▪

The competition for executive talent in the technology sector is fierce. While the technology talent market has been very competitive for a number of years, our transformation to a data-centric company has resulted in new sources of competition for talent. In addition to continuing to compete for talent against other successful, established technology companies, we increasingly face an even more competitive landscape as some of our largest customers have begun using their own silicon designs and a wide range of smaller, high-growth companies focused on emerging technologies continue to emerge. The Compensation Committee believes that a competitive target total direct compensation opportunity is critical to attract, retain, and reward the executive talent crucial to driving value for stockholders. To that end, total compensation is designed to be competitive with a peer group of companies all vying for the top technical talent in the world. Adjustments to each individual’s pay position take into account our desire to compensate our executive officers based upon performance, criticality of role, and experience, while fairly balancing internal and external pay equity considerations among executive roles.

▪

Total direct compensation opportunities are designed so that the substantial majority of executive pay is variable or “at risk,” based primarily on specific financial metrics or stock price performance over the long term.

▪

To further align our executive officers’ interests with those of our stockholders, the Compensation Committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

▪

By using financial and stock price measures such as net income growth, cumulative EPS growth, and TSR, our incentive plans provide a clear and quantifiable link to operational performance and the creation of long-term stockholder value.

Our executive compensation pay elements include base salary, annual cash bonus, quarterly cash bonus, and equity awards consisting of RSUs and PSUs. Details of each of these pay elements are provided below in “2020 Cash Compensation” and “2020 Equity Incentives.”

Benefits. We also provide a competitive benefits package that includes health care, retirement benefits, financial planning, life insurance, and other programs that are designed to allow our executives to maximize time and attention on activities designed to increase stockholder value.

We believe that the sum of these components provides highly motivational incentives that link the pay of our executive officers to the performance of our company and enables Intel to attract and retain the very best talent in a highly competitive market.

CEO Compensation Mix and Alignment of Principal Elements of Pay-for-Performance

Our executive compensation programs are periodically refined so that they support Intel’s business goals and promote both near- and long-term profitable growth. As illustrated below, approximately 94% of the target total direct compensation for our CEO in 2020 was “at risk,” consisting of approximately 77% equity and 17% incentive cash. Only 6% of his target compensation, in the form of base salary, was fixed, ensuring a strong link between his target total direct compensation and business results.

CEO Target Performance and Incentive Pay1

[1]	Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings,” or “All Other Compensation” as reported in the 2020 Summary Compensation Table on page 92.

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Listed Officers’ 2020 Actual Total Direct Compensation Mix

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executives with financial, operational, and TSR results. Variable cash compensation payouts under our Annual Cash Bonus Plan were based on measures of absolute and relative financial performance, company performance relative to operational goals, and individual performance.

The bar chart below shows the components of 2020 annual total direct compensation for each listed officer, as a percentage of their annual total direct compensation. For our listed officers, this is composed of: base salary; actual quarterly and annual incentive cash payments; and annual RSUs and target PSUs granted during the year.

2020 Total Direct Compensation Chart

In January of each year, as part of the Compensation Committee’s regular annual compensation planning, the Compensation Committee conducts a robust review of external market data, individual and company performance, and management recommendations and makes adjustments to compensation accordingly.

2020 Cash Compensation

The Compensation Committee’s decisions related to base salary and annual incentive cash are focused on ensuring pay is aligned to the market and reflective of company and individual performance. Some of the Committee’s considerations include the executive’s pay relative to the market, internal pay equity, an assessment of the executive’s performance across our key measures of results, culture, and learning, criticality of role, and experience. For 2020, there was no change for any of the listed officers’ base salary and annual incentive cash target amounts from the prior year.

Base Salary

The table below shows the ending annualized base salary for our listed officers for 2020, as compared with 2019. For 2020, the Compensation Committee determined to keep our listed officers’ base salaries constant relative to 2019 levels.

Name	2020 Base Salary ($)	2019 Base Salary ($)

Robert H. Swan	1,250,000	1,250,000

George S. Davis	900,000	900,000

Navin Shenoy	850,000	850,000

Steven R. Rodgers	833,000	833,000

Gregory M. Bryant	686,800	686,800

Venkata S.M. Renduchintala	1,056,800	1,056,800

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The Compensation Committee determines the CEO’s base salary in executive session after its review and discussion with the Board of our CEO’s performance and taking into account competitive market data provided by its independent compensation consultant. For the other listed officers, our CEO makes recommendations to the Compensation Committee regarding any base salary adjustments for his direct reports and other executive officers, which are based on our CEO’s evaluation of individual performance as well as a review of competitive market data.

For 2021, the Compensation Committee determined to make the following increases to our listed officers’ base salaries based on its assessment of competitive market data:

Name	2021 Base Salary ($)

George S. Davis	925,000

Navin Shenoy	875,000

Steven R. Rodgers	850,000

Gregory M. Bryant	750,000

Annual Incentive Cash Compensation

Based on prior year’s stockholder feedback, the Compensation Committee changed the weighting of the three performance metrics under the Annual Cash Bonus Plan for 2020 to: year-over-year net income growth (1/3), relative net income growth (1/3), and “One Intel” operational goals (1/3). Previously, the two financial metrics together represented only 50% of the target opportunity and operational goals, which were business-group specific, represented the remaining 50% of target opportunity.

We also incorporated additional environmental goals as part of the ESG metrics that can increase payouts if achieved. The achievement of pre-established ESG goals can affect the One Intel score by up to 20 percentage points, thereby potentially increasing total payout by up to 7%. Intel is recognized as a leader in ESG issues, and since 2008, we have integrated our commitment to corporate responsibility and sustainability leadership into our compensation program in addition to our business operations.

The table below shows the ending annual incentive cash target amount for our listed officers under the Annual Cash Bonus Plan for 2020, as compared with 2019.

Name	2020 Annual Incentive Cash Target Amount ($)	2019 Annual Incentive Cash Target Amount ($)	% Change 2020 vs. 2019

Robert H. Swan	3,437,500	3,437,500	—%

George S. Davis	1,485,000	1,485,000	—%

Navin Shenoy	1,402,500	1,402,500	—%

Steven R. Rodgers	1,499,400	1,499,400	—%

Gregory M. Bryant	1,133,100	1,133,200	—%

Venkata S.M. Renduchintala	2,465,900	2,465,900	—%

Incentive targets under the Annual Cash Bonus Plan were established at the start of 2020, and no adjustments were made due to the COVID-19 pandemic. At the end of the performance period, the Compensation Committee had the discretion to increase payouts to our listed officers by up to 20% based on individual performance and reduce payouts to any extent it determined appropriate in its discretion.

2020 Annual Cash Bonus Plan Formula

Intel Performance Payout %	=	Intel Net Income Growth	+	Intel vs. Tech 15 Net Income Growth	+	One Intel Goals*
Targeted at 100%*		1⁄3		1⁄3		1⁄3

*	Operational goals + ESG goals.

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Net Income Performance. Net Income demonstrates our ability to grow the business profitably, is a primary driver of stockholder value, and can be directly impacted by all our employees, managers, and senior leadership.

Absolute Year-Over-Year Net Income Growth	Relative Net Income Growth vs Tech 15 Peers

▪  Requires that Intel achieve net income higher than the prior year to achieve above target performance

▪  When we grow our net income each year, the goal is raised for subsequent years: the better we perform, the more challenging the goals become the next year

▪  Requires that Intel grow net income faster than technology peer companies to achieve above target performance—reflecting the company’s ability to scale profits in comparison to the broader technology market

The absolute net income metric is a year-over-year measure. It is measured by taking the 2020 GAAP net income and dividing it by the 2019 GAAP net income to determine the 2020 results. The relative net income metric is measured by taking Intel’s 2020 GAAP net income growth and dividing it by the average GAAP net income growth of our 15-company technology peer group.

One Intel Goals—Operational and ESG Performance. For 2020, there were five One Intel operational goal categories, as well as two ESG metrics. The One Intel operational goals apply across all business groups to promote a “One Intel” mindset and fall into five categories: financial commitments, product execution, manufacturing leadership, big bets, and culture. Within each of the five key categories, there were another three to five specific and objective measures.

To drive accountability for progress on our culture evolution and human capital management goals, we have continued to link a portion of our executive and employee compensation to employee engagement and customer experience. For 2020, the ESG metrics included environmental goals related to carbon emissions and water use, and diversity and inclusion goals related to our hiring practices.

Competitive Concerns

Certain One Intel operational goals represent highly confidential information. The company transacts business in the highly competitive semiconductor industry, and disclosure of the continued forward-looking targets and product-specific operational goals could cause irreparable competitive harm to the company, particularly as many of our product and technology goals are based on milestones that are part of a multi-year R&D effort, by providing competitors insight into the internal goals related to the company’s products and business initiatives. Disclosure would allow competitors to more effectively glean specific strategies and adjust their own operational objectives or take other measures, such as modifying the timing of competing product launches or commercialization strategies, or instituting particular sales or marketing programs, in each case, which could hinder, delay, or frustrate the achievement of the company’s strategic operational objectives. We do not disclose the specifics of operational goals that involve products that have not been qualified for production or release, cost, manufacturing targets and dates, and product release dates.

Consequently, in the table below, we have strived to provide stockholders with greater visibility into the One Intel operational goals where practical, while balancing the competitive concerns noted above. Stockholders we have engaged with through our 2020 outreach meetings have provided feedback that they understand and support this balanced approach.

Scoring Methodology

The One Intel operational goals consist of specific, quantifiable objectives, which together comprise a “balanced scorecard” framework for measuring our operational performance. The goals represent key deliverables or milestones that position the company to successfully execute our long-term strategic objectives. A scoring factor ranging from 0x to 1.25x can be earned for each goal, with a score of 1.0x indicating on-target completion of our goals. A score of 0.5 may be awarded for partial completion, whereas a score of 1.25x indicates exceptional achievement.

Each of the objectives is intended to be rigorous to incentivize our executive officers to achieve results that drive our long-term strategic objectives. Additionally, circumstances can change rapidly throughout the year, so results below target can still represent very meaningful progress towards our long-term strategic goals.

At the conclusion of the fiscal year, scores are tabulated based on performance and presented to the Compensation Committee for final review and approval.

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The following table summarizes our One Intel operational goals, the rationale for the goals, our 2020 achievement, and the aggregate points scored. Financial results shown below are our reported GAAP results except as noted.

One Intel Goal Category				Link to Business Strategy & Performance	Achievement	Score / Points Possible
1. Deliver Financial Commitments. Goals based on 2020 revenue, adjusted gross margin[1], and adjusted spending[1] metrics:

Pursuing our growth strategy in a way that grows both the top and bottom line, resulting in significant and sustainable results for our stockholders The use of gross margin and spending metrics provides additional, operationally focused, metrics related to our bottom line and diversifies the EPS and net income metrics used in other areas of our compensation programs

					Actual 2020 results were as follows[1]: ▪ Revenue: $77.9B ▪ Adjusted gross margin: 58% ▪ Adjusted spending: $19.5B	6.3 / 15
	Threshold	Target	Max
Revenue	$73B	$75B	$76B
Adjusted gross margin	59%	60%	61%
Adjusted spending	≤$19.1B	≤$18.9B	≤$18.8B

2. Product Execution. Goals related to key milestones for 2020 and future products, and design excellence				Supports challenging product execution goals that promote delivery of a predictable cadence of leadership products, which underpins our long-term strategy	Solid performance across product goals and design excellence goals	24.4 / 25

3. Manufacturing Leadership. Goals related to current and future manufacturing processes, including in areas such as output, yield, performance, and cost				Hitting aggressive goals essential to regaining process leadership and realizing the benefits of our IDM model

Strong performance on output and cost goals; however, we announced in July 2020 that our 7nm-based CPU timing would be delayed and that the primary driver was the yield of our 7nm manufacturing process

20.8 / 25

4. Big Bets. Business and product goals in areas such as AI, networking/5G, and the intelligent edge				Accelerating growth in our big bets to play a greater role in our customers’ success	Made strong progress and met or exceeded goals for design wins and product deployments across several businesses	23.8 / 20

5. Cultural Transformation. Goals related to quantitative improvements in the areas of employee engagement and customer experience				Continuing to enhance our culture and focus on our customers to help accelerate Intel’s strategic transformation	Exceeded our employee engagement goal and met our customer experience goal	16.3 / 15

Environmental. Goals related to increasing our global renewable energy use and water conservation and restoration, in support of our 2030 goals

Reducing our environmental footprint, as measured by progress on our 2030 climate, energy, and water goals, helps us mitigate risk, achieve efficiencies, lower costs, and enables us to meet the expectations of our stockholders, customers, and other stakeholders

					Achieved all goals	10 / 10

Diversity & Inclusion. Goals related to global inclusive hiring practices, including manager training, in support of our 2030 workforce inclusion goals

Building a diverse, inclusive, and safe work environment, as we work towards our 2030 inclusion goals, allows us to attract, develop, and retain the talent needed to remain at the forefront of innovation

					Achieved all goals	10 / 10

[1]

For 2020, Gross Margin and Spending both exclude charges related to amortization of acquisition-related intangibles from their comparable GAAP measures. For more information, see the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measure in Appendix A of this proxy statement.

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Summary of 2020 Actual Results

In 2020, Intel delivered solid financial performance in a challenging environment and made meaningful progress towards our long-term strategic goals.

Absolute Net Income Performance: We generated Net Income of $20,899 million in 2020 which when compared to our 2019 Net Income of $21,048 million resulted in a score of 99%.

Relative Net Income: Our growth rate of 99% was lower than the market growth factor of 109% achieved by our Tech 15 peers, resulting in a score of 91%.

One Intel Operational Goals: The aggregate score for the One Intel operational goals was 91%, which combined with the satisfaction of the ESG goals related to our environmental impact and diversity and inclusion initiatives, resulted in a total score of 111% with the additional 20 percentage points from our ESG performance.

Individual Adjustments. The Compensation Committee determined to award Mr. Bryant a 10% increase to his annual cash bonus payout for 2020 to reflect his on-going leadership and execution on behalf of the company. The Client Computing Group continued to perform in a strong market as a result of a strong roadmap and leadership execution. None of the other listed officers received a discretionary adjustment.

Final Payout: The scores above resulted in a total payout of 100.7% of target for the 2020 performance period, compared to a corporate average payout of 104.3% of target for the 2019 performance period.

Final 2020 Annual Incentive Cash Payout

Based on a total payout of 100.7% for 2020 under the Annual Cash Bonus Plan, the following table sets forth the annual incentive cash payments for each listed officer for 2020 and 2019, reflecting the year-over-year changes.

Name	2020 Annual Incentive Cash Payment ($)	2019 Annual Incentive Cash Payment ($)	% Change 2020 vs. 2019

Robert H. Swan	3,460,400	3,436,600	1%

George S. Davis[1]	1,494,900	1,162,000	29%

Navin Shenoy	1,411,900	1,453,900	(3)%

Steven R. Rodgers	1,509,400	1,564,400	(4)%

Gregory M. Bryant[2]	1,254,000	1,149,200	9%

Venkata S.M. Renduchintala	—	2,572,700	n/a

[1]	The amount for Mr. Davis in 2019 reflects a pro-ration of his annual incentive cash payout as he joined Intel in April 2019.
[2]	The amount for Mr. Bryant also reflects the discretionary 10% increase to his annual incentive cash payout.

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The link between our financial performance and the listed officers’ annual incentive cash payouts under the Annual Cash Bonus Plan is illustrated in the following chart, which shows how the average annual incentive cash payouts have varied compared to Intel’s net income over the past nine years.

Net Income Performance

[1]	Adjusted net income was used for 2018 and 2017.
[2]

2020 average annual incentive cash payout was decreased by Dr. Renduchintala’s payout of $0 as a result of his departure from the company on August 3, 2020. If Dr. Renduchintala’s payout was excluded, the 2020 average annual incentive cash payout would have been $1.83 million.

The chart above shows our GAAP net income results for each year, except with respect to fiscal 2018 and 2017 results, which are adjusted net income and exclude the one-time tax impacts from Tax Reform, for purposes of better comparison of our 2018 and 2017 operating performance to that of prior years. See the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure in Appendix A of this proxy statement.

Quarterly Incentive Cash Compensation

The listed officers also participate in our company-wide quarterly incentive cash program, which delivers cash compensation to employees based on Intel’s profitability. Pursuant to the program, 5% of Intel’s quarterly net income is divided by the cost to the company to pay all of its employees for one day. Payouts are communicated as extra days of cash compensation, with executives receiving the same number of days of pay as the company’s other employees.

5% of Quarterly Net Income	÷	Cost of a Day’s Pay	=	Quarterly Bonus Payout

In 2020, quarterly incentive cash payments represented approximately 1% of the listed officers’ total direct compensation. Payments earned in 2020 represented 23.2 days days of compensation for each of our listed officers, down from 24.6 days in 2019. An adjusted net income measure was used each quarter for purposes of the quarterly incentive cash payouts in 2020, which excluded gains and losses resulting from ongoing mark-to-market adjustments of marketable equity securities under the updated accounting standard for financial instruments. See the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure in Appendix A of this proxy statement.

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2020 Equity Incentives

The Compensation Committee’s decisions related to annual equity incentive awards are largely based on an executive’s potential and sustained performance, as well as succession planning, business need and criticality, internal parity, consideration of a competitive market analysis, and our CEO’s recommendations (for executives that report to him and other officers).

The table below1 shows the annual equity award values approved by the Compensation Committee for our listed officers in 2020, based on its annual review of these factors, as compared with annual equity award values approved for the listed officers in 2019. In 2020, the annual equity awards granted to the listed officers were composed of approximately 80% PSUs and 20% RSUs by approved target award value.

Name	2020 Approved Value of Annual Equity Awards ($)	2019 Approved Value of Annual Equity Awards ($)	% Change 2020 vs. 2019

Robert H. Swan	15,500,000	15,500,000	—%

George S. Davis	6,500,000	N/A	N/A

Navin Shenoy	8,200,000	8,200,000	—%

Steven R. Rodgers	6,400,000	6,400,000	—%

Gregory M. Bryant[2]	7,000,000	5,500,000	27%

Venkata S.M. Renduchintala[3]	8,000,000	8,000,000	—%

[1]

The amounts reported in the 2020 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2020 table on pages 92 and 96 differ marginally from these values due primarily to (i) changes in the fair value of the awards between the date the Compensation Committee approved awards and the date they were actually granted, and (ii) the conversion method we apply when granting awards compared to that used for valuing them under applicable accounting standards and SEC rules (utilizing a 30 day trailing average stock price rather than a closing stock price on the grant date). In addition, the fair value of an RSU award for financial reporting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting. Listed officers do not get the benefit of this discount when their awards are converted into shares at grant.

[2]

Mr. Bryant was promoted to Executive Vice President in late 2019, and the 2020 Approved Value of Annual Equity Awards column reflects the increased value of his equity awards as an Executive Vice President.

[3]	Dr. Renduchintala departed the company on August 3, 2020.

Annual PSU Awards

PSUs are performance-based RSUs under which the number of shares of Intel common stock earned is based on our achievement measured against specified performance metrics over a three-year period. Since 2019, our PSU awards have been equally weighted on two performance metrics: TSR measured against the S&P 500 IT Index and cumulative EPS growth. The payout opportunity for the executives is 0% to 200% of the target number of PSUs granted.

Relative TSR Performance (50%)	+	Cumulative EPS Growth (50%)	=	PSU Payout

For our listed officers, PSUs comprise approximately 80% of their annual equity awards and are intended to serve as the primary driver of long-term performance and to incentivize their focus on execution of our business priorities. Over the long-term, we are only able to grow our EPS and deliver superior stockholder returns to the extent that we continue to execute and bring new leadership products to market.

Relative TSR performance measures Intel’s three-year TSR against the median TSR of the S&P 500 IT Index. The Compensation Committee determined to measure performance against this index rather than our 15-company peer group to prevent one or two companies from having an out-sized effect, while also ensuring that performance continues to be measured against a technology-based peer group. The S&P 500 IT Index is a demanding benchmark that has consistently outperformed the broader S&P 500 Index over multiple time horizons, as shown in the table below.

	3-Year Cumulative TSR Through Year-End

	2018	2019	2020

S&P 500 IT Index	57.6%	108.0%	115.6%

S&P 500 Index	30.4%	53.2%	48.9%

Outperformance Factor	1.89x	2.03x	2.38x

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We measure TSR based on stock price appreciation plus any dividends payable during the performance period. The TSR payout percentage is determined as set forth in the following table:

	TSR Payout Percentage	TSR vs S&P 500 IT Index

Threshold	0%	25 percentage points below Index

Target	100%	Equal to Index

Maximum	200%	25 percentage points above Index

		For every percentage point Intel over-or underperforms the Index, the number of shares that are earned and vest is increased/decreased by 4 percentage points

EPS was added as a second metric in 2019 to directly tie the PSUs to Intel’s financial performance, create greater line of sight for our executives, and diversify the incentive metrics to create balanced motivation. Cumulative EPS growth is measured based on a three-year cumulative EPS growth rate compared to a target established by the Compensation Committee at the time the PSUs are granted, measured from the fiscal year of the grant date.

YR 1 EPS + YR 2 EPS + YR 3 EPS	-	1	=	3-year EPS Growth Rate
YR 0 EPS[1] + YR 1 EPS = YR 2 EPS

[1]	“YR 0 EPS” is EPS for fiscal year prior to award date.

The target EPS growth rate is set to be challenging and is based on a combination of our internal projections and external market expectations. For the PSUs granted in 2020, every percentage point the three-year EPS cumulative growth rate is below the EPS growth target, the EPS payout percentage will decrease 12.7 ppts from target. For every percentage point the growth rate exceeds the EPS growth target, the EPS payout percentage will increase by 23.3 ppts, not to exceed 200%.

We do not disclose the three-year cumulative EPS target goal due to competitive concerns, but plan to disclose it when the 2020 PSU awards vest in 2023. Any forecasted share repurchase programs are taken into account when setting the EPS growth rate. In addition, the Compensation Committee has the discretion to adjust the EPS performance result for any unplanned, unusual, or extraordinary events, including buybacks significantly above or below the forecasts.

Performance is measured over the 36 months beginning with the first day of the fiscal year of the grant date, and the PSUs convert into shares of Intel common stock in the 37th month after grant, subject to certification by the Compensation Committee of the performance results (usually, in January). For more information on how the PSUs are earned, see the narrative following the Grants of Plan-Based Awards in Fiscal Year 2020 table in “Executive Compensation” on page 97.

Payout of 2017 and 2018 Outperformance Stock Unit Awards and Outstanding PSU Awards Cycles

2017 OSU Award. The OSUs granted in January 2017 with a January 2017 through January 2020 performance period were earned at 67.5% of the target number of shares granted. Our three-year TSR was 77.3%, which was 8.1 percentage points below the median TSR of the S&P 500 IT Index peer group over the performance period. The total payout upon vesting was 67.5% of target.

The table below shows the target number of OSUs approved by the Compensation Committee in 2017 for our listed officers as well as the payouts under the 2017 OSUs in February 2020. These payouts also are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2020 table on page 98.

Name	Target OSUs Granted	OSUs Earned (67.5% of target)

Robert H. Swan	134,785	90,915

George S. Davis[1]	—	—

Navin Shenoy	123,222	83,115

Steven R. Rodgers	114,049	76,928

Gregory M. Bryant	81,722	55,122

Venkata S.M. Renduchintala[2]	136,859	92,314

[1]	Mr. Davis did not receive 2017 OSU awards as he was not employed with Intel at the time of grant.
[2]	Dr. Renduchintala departed the company on August 3, 2020, and these OSUs were earned in February 2020.

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2018 OSU Award. The OSUs granted in 2018 vested in February 2021 and did not result in any payout with all units being forfeited. Vesting was dependent on Intel’s TSR as compared to that of the S&P 500 IT Index. Intel’s TSR was 8.2% over the performance period, which was 89.4 percentage points below that of the Index. Consequently, this resulted in a 0% payout.

Outstanding PSU Awards. There are three PSU awards cycles currently outstanding:

Grant Year	Performance Period	Performance Metric	Vesting Date

2019	Fiscal Year 2019 through Fiscal Year 2021	Relative TSR and Cumulative EPS Growth	January 31, 2022

2020	Fiscal Year 2020 through Fiscal Year 2022	Relative TSR and Cumulative EPS Growth	January 31, 2023

2021	Fiscal Year 2021 through Fiscal Year 2023	Relative TSR and Cumulative EPS Growth	January 31, 2024

Annual RSU Awards

Currently targeted at 20% of annual long-term incentive award opportunities for our executive officers, RSUs generally make up a limited portion of the compensation opportunities for our executive officers. These awards are intended to support our efforts to provide competitive compensation packages to retain executive officers and to reward them for absolute long-term stock price appreciation while providing some protection to the recipient even if the stock price declines. RSUs also serve to balance the performance-based nature of PSUs, facilitate stock ownership, and provide a significant incentive to stay with the company. RSUs vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the risks inherent in the all-or-nothing 37-month cliff vesting of the PSUs, particularly since our 80/20 allocation between performance-based and time-based awards for executive officers is among the highest in our peer group.

Update on 2019 Strategic Growth Equity Awards

In early 2019, in connection with Intel’s leadership transition and business transformation, one-time grants of Strategic Growth Equity Awards were made to then-incoming CEO Bob Swan and certain key members of the Company’s senior leadership team—to further incentivize long-term stockholder value creation. As discussed in more detail on pages 103-105, Mr. Swan and Dr. Renduchintala forfeited these awards in their entirety upon their termination of employment.

The awards, which consist of an approximately equal mix by target value of performance-based restricted stock units (Performance Units) and performance-based stock options (Performance Options), required substantial stock price appreciation in order to vest and be earned. The stock price goals and associated vesting levels for the Performance Units are provided in the table below; to achieve a target payout, Intel’s market value must increase by 50%, creating $110B in stockholder value.

	Performance Requirement	Stock Price[1]	Market Cap Increase from date of grant	Vesting Level

Threshold	30% stock price growth	$63.35	$ 66B	50%

Target	50% stock price growth	$73.10	$110B	100%

Maximum	100% stock price growth	$97.46	$220B	200%

[1]	Stock price growth goals must be sustained for at least 30 consecutive trading days for any awards to be earned, and stock price growth performance between 30% and 100% are interpolated.

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The Performance Options require 30% stock price appreciation to be exercisable.

Both the Performance Units and Performance Options have a five-year performance period (i.e., stock price hurdles must be met within five years of the performance period commencing on February 1, 2019 for awards to vest or become exercisable). In addition, the Performance Options vest annually over four years and are exercisable only if the stock price hurdle is achieved before the end of the five-year performance period. Any exercisable Performance Options must be exercised within 10 years.

Because Intel’s stock price has yet to achieve the threshold goal required—for both the Performance Units and Performance Options—none of our executive officers have earned any value from the Strategic Growth Equity Awards to date

The Compensation Committee believes that the awards closely align our executives’ interests with those of our stockholders, and that the lack of any payout to date demonstrates the rigor of the awards’ performance requirements.

In addition, because the awards use a five-year performance period, the Committee believes that the awards continue to provide Intel’s leadership team with significant incentive to execute against our strategic priorities and drive meaningful stock price appreciation. As of December 31, 2020, three years and one month remain on the performance period for these awards. Intel’s stock price was $49.82 as of that date, requiring 27% appreciation over the remaining three-year period to achieve the threshold level of performance for the Performance Units and for the Performance Options to become exercisable. A high level of execution against our strategic priorities will be required for Intel to create value for stockholders and for these awards to be earned.

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Other Aspects of Our Executive Compensation Programs

Intel’s Compensation Framework

The Compensation Committee determines the compensation for our executive officers. It also designs executive officer compensation programs and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Compensia has served as the Compensation Committee’s independent consultant. During 2020, Compensia’s work with the Compensation Committee included advice and recommendations on:

▪	total compensation philosophy;

▪	program design, including program goals, components, and metrics;

▪	compensation trends in the technology sector and in the general marketplace for senior executives;

▪	regulatory trends;

▪	compensation of the CEO and the other executive officers; and

▪	investor engagement efforts.

The Compensation Committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. Our CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from peer group data and executive compensation surveys. Our CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and input from employees who report directly to the executive officer. Intel’s Chief People Officer and the Compensation and Benefits Group assist our CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of our CEO are developed by the non-employee directors acting as a committee of the whole Board. For our CEO’s review, formal input is received from the non-employee directors and senior management. Our CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The non-employee directors meet as a group in executive sessions to prepare the review, which is completed and presented to our CEO. The Compensation Committee uses this evaluation to determine our CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for our CEO and our other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

▪	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

▪	Execution. How well does the executive officer execute strategies and plans?

▪	Leadership Capability. How well does the executive officer lead and develop the organization and people?

▪	Cultural Attributes. How well does the executive officer demonstrate strong cultural attributes?

External Competitive Considerations for 2020

To assist the Compensation Committee in its review of executive compensation in early 2020, Compensia, in conjunction with Intel’s Compensation and Benefits Group, provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. The historical compensation data was adjusted to arrive at current-year estimates for the peer group. The Compensation Committee used this data to compare the compensation of our listed officers to that of the individuals holding comparable positions at the companies in the peer group and make informed decisions.

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Peer Group

Beginning in 2019, the peer group used for benchmarking compensation and as the comparator group for the Annual Cash Bonus Plan was modified to focus exclusively on technology companies, as we primarily compete for talent with other technology companies. Historically, the Compensation Committee has also considered data compiled from a selection of technology and S&P 100 companies. Our 2020 compensation peer group consisted of 15 technology companies, which we collectively refer to as the Tech 15. The Compensation Committee selected our peers based on size, strategic relevance, business scope and comparability, and R&D investment. The Compensation Committee switched to a pure technology peer group because of their greater relevance, the fact that pay practices at technology companies differ from those of non-technology companies, and because our talent pool movement is primarily within the technology industry. These considerations also required us to broaden the market capitalization and revenue factors previously set.

The table below shows information for our 2020 technology peer group:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)

Intel 2020	12/26/2020	77.9	20.9

Intel 2020 Percentile		64%	71%

Technology Peer Group

Alphabet Inc.	12/31/2020	182.5	40.3

Amazon.com Inc.	12/31/2020	386.0	21.3

Apple Inc.	9/26/2020	274.5	57.4

Applied Materials, Inc.	10/25/2020	17.2	3.6

Broadcom, Inc.	11/1/2020	23.9	3.0

Cisco Systems, Inc.	7/25/2020	49.3	11.2

Dell Technologies, Inc.	1/31/2020	92.1	5.5

Facebook Inc.	12/31/2020	86.0	29.1

HP Inc.	10/31/2020	56.6	2.8

International Business Machines Corporation	12/31/2020	74.0	5.6

Microsoft Corporation	6/30/2020	143.0	44.3

NVIDIA Corporation	1/31/2021	16.7	4.3

Oracle Corporation	5/31/2020	39.0	10.1

Qualcomm Incorporated	9/27/2020	23.5	5.2

Texas Instruments Incorporated	12/31/2020	14.5	5.6

For 2021, the Compensation Committee made one change to the peer group for executive compensation benchmarking, adding Advanced Micro Devices, Inc. (AMD) due to its market growth in 2020 and stockholder feedback. In addition, AMD has direct relevance to our strategy and talent competition.

Post-Employment Compensation Arrangements

Intel does not provide change in control payments or benefits to executive officers, and generally provides limited post-employment compensation arrangements to executive officers. To attract and retain the best talent in the technology sector, we have provided for certain post-employment separation benefits to certain listed officers in their offer letters, and certain listed officers have been granted equity awards with acceleration rights in the event of an involuntary termination of employment.

Generally Available

The limited post-employment compensation arrangements made generally available to our executive officers, including the listed officers, consist of:

▪	a 401(k) savings plan;

▪	a discontinued discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified;

▪	a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees;

▪	retirement, death, and disability acceleration provisions for equity awards; and

▪	retirement and death provisions under the Annual Cash Bonus Plan.

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Retirement Benefits. Starting January 1, 2011, the company-funded pension plan was closed to new hires. Effective January 1, 2015, future benefit accruals were frozen for all employees at or above a specific grade level, including all listed officers, and frozen for all employees effective January 1, 2020.

The Compensation Committee allows the listed officers to participate in post-employment compensation plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the listed officers are the same as those available to other eligible employees in the U.S.

Intel makes matching contributions up to 5% based on the amount of employee contributions under the 401(k) savings plan. To the extent that the amount of the matching contribution is limited by the Internal Revenue Code of 1986 (the tax code), Intel credits the additional match amount to the non-tax-qualified supplemental deferred compensation plan. Since January 1, 2015, plan assets contributed for U.S. participants and employer contributions have been participant-directed.

Equity Awards. Our equity awards have the following post-employment provisions:

▪

Unvested PSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. In the event of retirement under the Rule of 75 (when the holder’s age and years of service equal at least 75) or reaching age of 60 for grandfathered employees, the number of PSU eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period if the retirement occurs within the first calendar year of the grant date; if retirement occurs after the first calendar year, then the PSUs are fully vested. In the event of retirement under the Rule of 75 or reaching age of 60 with five years of service for new employees as of 2019 or employees who did not receive OSUs in 2018 (i.e., non-grandfathered), the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period. PSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

▪

Unvested OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

▪

RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

▪	Upon disability or death, all unvested PSUs, OSUs, and RSUs become 100% vested.

Annual Cash Bonus Plan. The Annual Cash Bonus Plan have the following post-employment provisions, unless the Compensation Committee determines otherwise:

▪

In the event a participant retires in accordance with the company’s U.S. retirement eligibility rules, the participant will be eligible for a prorated portion of the annual cash bonus, based on the number of months of employment during the year and payable at the times other participants under the plan receive payout of their annual cash bonus.

▪

In the event of a participant’s death, the participant’s spouse, children, or estate will be eligible to receive the annual cash bonus the participant would have otherwise received if the participant had remained employed for the full performance period, payable at the times other participants under the plan receive payout of their annual cash bonus.

Specific Arrangements

The following listed officers have been granted equity awards with acceleration rights in the event of an involuntary termination of employment or have time-limited, post-employment separation benefits:

▪

Mr. Swan’s RSUs and PSUs granted in August 2018 and January 2019 for his interim CEO service provided that in the event his employment was terminated by the company without cause or he resigned for good reason, the vesting of the RSUs would be accelerated, and Mr. Swan would be eligible to retain the unvested PSUs. These awards accelerated in connection with Mr. Swan’s termination of employment on February 15, 2021. Details of his post-employment equity treatment are on page 105.

▪

Mr. Swan’s January 2019 Cash Incentive-Related PSUs provided that in the event his employment was terminated by the company without cause or he resigned for good reason, Mr. Swan would retain the unvested Cash Incentive-Related PSUs if he executed an effective release of claims in favor of Intel. These awards accelerated in connection with Mr. Swan’s termination of employment on February 15, 2021. Details of his post-employment equity treatment are on page 105.

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▪

Mr. Davis’ offer letter provided that in the event his employment is terminated by the company without cause or he resigns for good reason within the approximately three-year period after April 3, 2019, Mr. Davis will be entitled to receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over such three-year period, subject to his execution of an effective release of claims in favor of Intel.

In connection with Dr. Renduchintala’s involuntary termination of employment on August 3, 2020, the company entered into a Separation Agreement and General Release of Claims with him. Pursuant to this agreement, Dr. Renduchintala provided a customary release of claims in favor of Intel, reconfirmed his obligations under existing agreements pertaining to confidentiality and intellectual property ownership, and committed to non-disparagement and cooperation provisions, and he received a separation payment of $1,800,000 as well as cash payments for outplacement and healthcare supplemental benefits. Dr. Renduchintala forfeited all his outstanding equity awards that were not vested at the time of his termination of employment.

Personal Benefits/Perquisites

Intel provides perquisites to executive officers when the Compensation Committee determines that such arrangements are appropriate and consistent with Intel’s business objectives. Intel offered the listed officers certain financial planning services, health evaluations, and certain transportation costs. In connection with Mr. Swan’s appointment as our CEO in 2019, the Compensation Committee approved Mr. Swan’s use of a company-owned or engaged private aircraft for personal use up to a maximum of $200,000 per calendar year. In addition, our Board of Directors determined to maintain the personal security for certain listed officers in response to specific Intel-related incidents and threats against those officers and, in some cases, members of their families. We do not consider these additional security measures to be a personal benefit for our listed officers, but rather appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance as well as their safety and the safety of their families. In determining to authorize these arrangements and expenses, the Board and Compensation Committee followed a robust process, including reviewing and discussing analyses and recommendations from a leading security firm and law enforcement agencies. The Board and Compensation Committee have taken specific steps to ensure that such measures are appropriately tailored, including providing enhanced security for certain individuals in response to specific incidents and threats; not providing enhanced security for all executive officers generally; and ensuring that the Board, comprised solely of independent directors, authorizes continuation of each arrangement (with no executive officer participating in the decision to approve enhanced security measures for himself or herself). The Board and Compensation Committee have a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security arrangement for our officers as appropriate.

In connection with hiring Mr. Davis to join Intel in 2019, the Compensation Committee approved providing relocation assistance benefits consistent with company-wide policy for relocation costs. In connection with hiring Dr. Renduchintala to join Intel in 2016, the Compensation Committee approved certain commuting and travel benefits, including a car and driver for commuting purposes, reflective of the competitive market at that time for executives in the technology industry. The listed officers are allowed reimbursement of corporate travel card and personal travel agency fees. Other than the personal benefits and perquisites listed above, Intel did not provide any other personal benefits or perquisites to our listed officers in 2020.

Other Agreements

Pursuant to a 10-year lease agreement, Mr. Rodgers leases from Intel a residence that it owns for which Mr. Rodgers pays $4,805 a month for rent to Intel. The residence has a fair rental value of $26,500, with a lease differential amount of $21,695 per month. Under the lease agreement, Mr. Rodgers may purchase the residence during the term of the lease for its fair market value or may purchase the residence at Intel’s cost at the end of the lease. For more details regarding this lease arrangement, see footnote 5 on page 95.

Executive Officer Stock Ownership Guidelines

Purpose

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers.

Ownership Definition

Unvested OSUs/PSUs and RSUs and unexercised stock options do not count toward satisfying these ownership guidelines.

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Measurement of Stock Ownership Compliance1

The following is a summary of our robust stock ownership guidelines. Intel’s executive officers must accumulate and hold shares of Intel common stock based on a multiple of base salary within five years of their appointment as an executive officer or promotion. There are internal target thresholds for those executive officers who are on track but have not as of yet met their stock ownership requirements. Compliance with the stock ownership requirements is measured, and presented to the Board of Directors, at least four times a year, using the average stock price of the 30 days prior to and including the measurement date (Measurement Price), which is the same method used to convert RSUs granted to our listed officers.

As of December 26, 2020, each of our listed officers had either met in advance of the deadline for these ownership guidelines or still had time to do so. The following table lists the specific ownership requirements for our listed officers (other than Dr. Renduchintala who was neither an employee nor an executive officer of the company as of December 26, 2020), their status in meeting the guidelines, and their deadlines to meet the current requirements.

Listed Officer	Multiple of Base Salary Requirement	Status	Deadline

Robert H. Swan	10x	Met	Feb 2024

George S. Davis	5x	On track	April 2024

Gregory M. Bryant	5x	Met	September 2024

Steven R. Rodgers	5x	Met	January 2022

Navin Shenoy	5x	Met	May 2022

[1]

If the listed officer meets his or her stock ownership requirement at any measurement point, the individual is deemed to satisfy the guideline regardless of any subsequent stock price declines so long as the individual continues to hold at least a number of shares equal to the individual’s guidelines based on the Measurement Price for that measurement date.

Intel Policies Regarding Hedging, Derivatives, “Short Sales”, or Pledging

Intel prohibits directors, listed officers, executives, and all other employees from engaging in short sales or other short-position transactions in Intel stock, transactions in publicly traded options and other derivatives based on the value of Intel common stock, or any hedging and monetization transactions that serve to insulate or mitigate against a potential change in Intel’s stock price, including through the use of financial instruments such as prepaid forwards, equity swaps, collars, and exchange funds. This policy does not restrict ownership of, or transactions related to, company-granted awards, such as PSUs, OSUs, RSUs, employee stock options, and other securities issued by Intel. Holding Intel stock in a margin account and pledging Intel stock as collateral for a loan is prohibited for directors, executive officers and other senior executives.

Intel Policies Regarding Clawbacks

Both Intel’s Annual Cash Bonus Plan, under which annual incentive cash payments are made, and Intel’s equity plans, under which annual incentive equity awards are made, include provisions for seeking the return (clawback) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated. In addition, the equity plans provide that, before seeking recovery, the Compensation Committee must first determine that the applicable executive officer engaged in conduct contributing to the reason for the restatement.

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Report of the Compensation Committee

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2020 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee, as of March 9, 2021

Andrew M. Wilson, Chairman*

Alyssa H. Henry

Omar Ishrak

Risa Lavizzo-Mourey

Dion J. Weisler*

*	Mr. Wilson will not be standing for re-election at the 2021 Annual Stockholders’ Meeting, and following the conclusion of the meeting Mr. Weisler will be the chair of the Compensation Committee.

2021 PROXY STATEMENT | Report of the Compensation Committee	91

Executive Compensation

The following table lists the annual compensation for fiscal years 2020, 2019, and 2018 of our former CEO (who commenced service as CEO as of January 30, 2019 and served as interim CEO and Executive Vice President, CFO during 2018 and early 2019), our CFO (who commenced service as CFO as of April 3, 2019), our other three most highly compensated executive officers in 2020, and one other individual who was not serving as an executive officer as of the end of 2020 (referred to as our listed officers).

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert H. Swan[1] Former Chief Executive Officer	2020	1,250,000	—	16,902,000	—	3,696,700	—	540,800	22,389,500
	2019	1,227,300	—	44,622,600	17,100,000	3,682,100	—	303,100	66,935,100
	2018	898,000	2,500,000	10,898,200	—	2,240,000	—	170,500	16,706,700

George S. Davis[2] Executive Vice President Chief Financial Officer	2020	900,000	1,000,000	7,088,100	—	1,632,500	—	157,400	10,778,000
	2019	668,200	2,000,000	18,195,900	6,798,000	1,274,000	—	283,000	29,219,100

Navin Shenoy Executive Vice President General Manager, Data Platforms Group	2020	850,000	—	8,941,700	—	1,541,800	16,000	164,500	11,514,000
	2019	850,000	—	15,388,700	6,780,000	1,591,100	—	171,300	24,781,100
	2018	793,000	—	7,445,000	—	1,998,200	—	129,100	10,365,300

Steven R. Rodgers Executive Vice President and General Counsel	2020	833,000	—	6,979,000	—	1,640,900	47,000	860,300	10,360,200
	2019	833,000	—	6,122,000	—	1,703,300	54,000	1,076,300	9,788,600
	2018	800,000	—	12,126,800	—	1,994,300	—	1,290,800	16,211,900

Gregory M. Bryant[3] Executive Vice President General Manager, Client Computing Group	2020	686,800	—	7,633,400	—	1,359,000	6,000	65,400	9,750,600
	2019	635,900	—	9,127,800	2,542,500	1,249,100	18,000	198,300	13,771,600

Venkata S.M. Renduchintala[4] Former Executive Vice President Group President, Technology, Systems Architecture and Client Group, and Chief Engineering Officer	2020	620,900	—	8,723,600	—	95,800	—	2,637,600	12,077,900
	2019	1,056,800	—	15,197,400	6,780,000	2,768,400	—	1,082,800	26,885,400
	2018	1,008,000	—	7,878,300	—	3,225,000	—	1,020,900	13,132,200

[1]

Mr. Swan ceased being CEO and an executive officer of the company as of February 15, 2021. Mr. Swan was retirement-eligible under our equity program at the time of his termination of employment without cause.

[2]	Mr. Davis joined Intel as CFO in April 2019.
[3]	Mr. Bryant was not a listed officer prior to 2019.
[4]	Dr. Renduchintala departed the company on August 3, 2020.

Bonus. Mr. Davis received the second installment of his sign-on cash bonus in accordance with his offer letter.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” column of the Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock awards to each of the listed officers.

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The grant date fair values of the TSR component of the PSUs, Performance Units, and Performance Options are determined using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices of Intel common stock on the grant date and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs.

The grant date fair value of the EPS growth component of the PSUs is determined using the same methodology as for RSUs and applied to the respective target number of PSUs granted.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for each of 2018, 2019, and 2020, on a grant-date by grant-date basis.

		Assumptions
Grant Date	Award Type[1,2]	Volatility	Expected Life (Years)[3]	Risk-Free Interest Rate	Dividend Yield
1/30/2018	RSU	N/A	3.0	1.6%	2.4%
1/30/2018	OSU-TSR	22.4%	3.0	2.3%	2.5%
8/15/2018	RSU	N/A	3.0	2.6%	2.5%
8/15/2018	OSU-TSR	23.2%	3.0	2.6%	2.5%
1/30/2019	RSU	N/A	3.0	2.5%	2.7%
1/30/2019	PSU-TSR	25.3%	3.0	2.5%	2.7%
1/30/2019	PSU-EPS	N/A	3.0	2.5%	2.7%
2/1/2019	PO	25.5%	N/A	2.7%	2.6%
2/1/2019	PU	25.0%	5.0	2.5%	2.6%
2/1/2019	CIR PSU	N/A	3.0	2.5%	2.7%
3/13/2019	PO	24.8%	N/A	2.6%	2.3%
3/13/2019	PU	25.2%	5.0	2.4%	2.3%
4/3/2019	RSU	N/A	3.0	2.4%	2.3%
4/3/2019	PO	24.5%	N/A	2.5%	2.3%
4/3/2019	PU	25.4%	5.0	2.3%	2.3%
4/9/2019	PO	24.5%	N/A	2.5%	2.3%
4/9/2019	PU	25.3%	5.0	2.3%	2.3%
4/9/2019	PSU-TSR	25.3%	3.0	2.5%	2.7%
4/9/2019	PSU-EPS	N/A	3.0	2.5%	2.7%
10/30/2019	RSU	N/A	3.0	1.7%	2.2%
1/30/2020	PSU-EPS	N/A	3.0	1.4%	2.0%
1/30/2020	PSU-TSR	27.8%	3.0	1.4%	2.0%
1/30/2020	RSU	N/A	3.0	1.5%	2.0%

[1]

The Award types are as follows: Annual RSU—restricted stock units; Annual PSU-TSR—the relative TSR component of the PSUs; Annual PSU-EPS—the EPS growth component of the PSUs; PO—Performance Options; PU—Performance Units; and CIR PSU—Cash Incentive-Related PSUs.

[2]

The Monte Carlo simulation valuation for the PSU-TSR Awards assumed a stock price volatility for the S&P 500 IT Index and a correlation coefficient between Intel and the S&P 500 IT Index over the Volatility Period, as follows:

Grant Date	Volatility Period	Volatility	Correlation Coefficient
1/30/2018	3.0	15.4%	0.6569
8/15/2018	2.5	14.9%	0.6852
1/30/2019	2.9	17.7%	0.6931
4/9/2019	3.0	15.4%	0.6569
1/30/2020	2.9	18.8%	0.6762

[3]

For PSUs and RSUs, this reflects the three year vesting period from the grant date. For PUs, the expected life is based on the performance period running from the grant date through February 1, 2024, and therefore is slightly less than five years for PUs granted after February 1, 2019. For POs, no single assumption is used and the expected life calculated in Monte Carlo simulations is assumed based on the midpoint between the later of the vesting period or the time until the stock hurdle is achieved under each simulation, and the ten year term of the option.

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The table below sets forth the grant date fair value for the performance-related EPS growth component of the annual PSUs granted in 2020, determined in accordance with FASB ASC Topic 718 principles (i) based on the probable outcome at target of the performance-related component as of the grant date, (ii) based upon achieving the maximum level of performance under the performance-related component in 2020, and (iii) based on the grant date fair value.

Name	Award Type	Target Outcome of Performance- Related Component Grant Date Fair Value ($)	Maximum Outcome of Performance- Related Component Grant Date Fair Value ($)[1]	Target Outcome of Performance- Related Component Grant Date Number of Shares (#)	Maximum Outcome of Performance- Related Component Grant Date Number of Shares (#)

Robert H. Swan	Annual PSU-EPS	6,287,700	12,575,300	100,458	200,916

George S. Davis	Annual PSU-EPS	2,636,800	5,273,600	42,128	84,256

Navin Shenoy	Annual PSU-EPS	3,326,300	6,652,700	53,145	106,290

Steven R. Rodgers	Annual PSU-EPS	2,596,200	5,192,300	41,479	82,958

Gregory M. Bryant	Annual PSU-EPS	2,839,600	5,679,200	45,368	90,736

Venkata S.M. Renduchintala[2]	Annual PSU-EPS	3,245,200	6,490,500	51,849	103,698

[1]

The number of shares in the table above represent the target and the maximum number of shares that each listed officer could receive based on assumptions as of the grant date. However, the value ultimately received by the executives is dependent upon Intel’s stock price at the time of payout (as well as the satisfaction of the performance conditions).

[2]	Dr. Renduchintala departed the company on August 3, 2020.

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table include annual incentive cash payments made under the Annual Cash Bonus Plan and the quarterly incentive cash program. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments[1] ($)	Quarterly Incentive Cash Payments ($)	Total Incentive Cash Payments ($)

Robert H. Swan	2020	3,460,400	236,300	3,696,700

	2019	3,436,600	245,500	3,682,100

	2018	2,075,400	164,600	2,240,000

George S. Davis	2020	1,494,900	137,600	1,632,500

	2019	1,162,000	112,000	1,274,000

Navin Shenoy	2020	1,411,900	129,900	1,541,800

	2019	1,453,900	137,200	1,591,100

	2018	1,857,400	140,800	1,998,200

Steven R. Rodgers	2020	1,509,400	131,500	1,640,900

	2019	1,564,400	138,900	1,703,300

	2018	1,848,000	146,300	1,994,300

Gregory M. Bryant	2020	1,254,000	105,000	1,359,000

	2019	1,149,200	99,900	1,249,100

Venkata S.M. Renduchintala	2020	—	95,800	95,800

	2019	2,572,700	195,700	2,768,400

	2018	3,019,600	205,400	3,225,000

[1]

Payments include amounts, if any, adjusted up to 20% for individual performance. For more information about the 2020 adjustments, see the discussion in “Compensation Discussion and Analysis; 2020 Compensation of our Listed Officers; 2020 Cash Compensation” on page 76 of this proxy statement.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial change of the benefit that the listed officers (other than Mr. Swan, Mr. Davis, and Dr. Renduchintala) have in the tax-qualified pension plan and, for certain individuals, the supplemental benefit under the plan that offsets certain amounts under the non-qualified deferred compensation plan. Year-to-year differences in the present value of the accumulated benefit arise mainly from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers

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generally had an overall increase in 2020 compared to 2019 because the interest rate used to calculate present value decreased from 3.3% for 2019 to 2.5% for 2020. Mr. Swan, Mr. Davis, and Dr. Renduchintala are not eligible for pension benefits, as they were hired after January 1, 2011. Messrs. Shenoy and Bryant are participants in the tax-qualified pension plan but elected not to participate in the supplemental benefit. Mr. Rodgers participates in the tax-qualified pension plan and the supplemental benefit. For more information about the pension plan benefits, see below under “Pension Benefits for Fiscal Year 2020.”

All Other Compensation for 2020. The amounts in the “All Other Compensation” column of the Summary Compensation Table include tax-qualified discretionary company contributions credited under the retirement contribution component of the 401(k) savings plan and matching company contributions to the plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan and matching company contributions to the plan, tax gross-ups, and payments for perquisites, as detailed in the table below. Perquisites for 2020 include financial planning, eligibility for health evaluations, company-provided transportation (including commuting), security, housing, relocation and travel costs, and company-matched charitable contributions.

Name	Year	Retirement Plan Contributions[1] ($)	Deferred Compensation Plan Contributions[2] ($)	Tax Gross- Ups[3] ($)	Financial Planning and Physicals ($)	Company- Provided Transportation[4] ($)	Housing[5] ($)	Relocation[6] ($)	Other[7] ($)

Robert H. Swan	2020	14,300	232,700	—	8,600	200,000	—	—	85,200

George S. Davis	2020	14,300	—	46,000	18,000	—	—	53,500	25,600

Navin Shenoy	2020	14,300	107,900	—	26,000	—	—	—	16,300

Steven R. Rodgers	2020	14,300	112,600	260,400	24,100	—	310,700	—	138,200

Gregory M. Bryant	2020	14,300	—	—	26,000	—	—	—	25,100

Venkata S.M. Renduchintala	2020	14,300	—	—	16,100	44,300	—	—	2,562,900

[1]

Amounts included in the Retirement Plan Contributions column become payable only upon the earliest to occur of retirement, termination of employment, disability, or death (receipt may be deferred following retirement or termination of employment but no later than reaching age 70 1/2).

[2]

Amounts included in the Deferred Compensation Plan Contributions column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made in the calendar year before the calendar year in which that compensation is deferred.

[3]

Amounts to Mr. Davis represents equalization payments to offset taxes imposed on his relocation benefits, consistent with company-wide policy for relocation costs. Amounts to Mr. Rodgers represents equalization payments to offset taxes imposed on his housing benefits described below.

[4]

For company-provided aircraft, the amount reported for Mr. Swan represents the cost per flight hour of the aircraft less amounts reimbursed by the listed officer. For other company-provided transportation costs, the amount reported for Dr. Renduchintala represents the cost to Intel or, with respect to arrangements that are utilized both in business and non-business contexts, an allocation of the cost to Intel of such arrangements.

[5]

Following a law enforcement investigation of threats of violence and stalking of Mr. Rodgers and his family in retaliation for performing his duties to the company, and upon advice of an independent security contractor, the company determined it was in its interest to request that Mr. Rodgers move to a more secure residence under an arrangement that is cost neutral to Mr. Rodgers in comparison to his previous residence. As a result, the amounts for Mr. Rodgers represents the cost to Intel of a residence that it owns and leases to Mr. Rodgers, less rent paid by Mr. Rodgers. Under the agreement, Mr. Rodgers may purchase the residence during the term of the lease for its fair market value or may purchase the residence at Intel’s cost at the end of the lease. This option preserves Mr. Rodgers’ opportunity to purchase his primary residence, which he otherwise would have foregone by moving to an Intel-owned residence at the company’s request.

[6]	Amounts represent payments to Mr. Davis for relocation benefits received upon joining Intel in 2019, consistent with company-wide policy for relocation costs.
[7]

Amounts represent payments to Mr. Swan ($600 ), Mr. Davis ($600), Mr. Rodgers ($800), Dr. Renduchintala ($600) for corporate travel cards; payments to Mr. Shenoy ($300) and Mr. Bryant ($100) for personal travel agency fees; payments to Mr. Shenoy ($10,000) for health and welfare services, consistent with company-wide policy; payments to Mr. Davis ($15,000 ) for legal fees in connection with his offer letter; payments to Mr. Swan ($83,600) and Mr. Rodgers ($5,000) for residential security; and payments made by the Intel Foundation for matching charitable contributions on behalf of Mr. Swan ($1,000), Mr. Davis ($10,000 ), Mr. Shenoy ($6,000), and Mr. Bryant ($25,000), in line with the guidelines of Intel’s employee charitable matching gift program and donation campaigns. Amounts for Dr. Renduchintala also include cash payments representing separation payments ($1,800,000), accrued but unused vacation ($162,600), accrued but unused sabbatical ($101,600), outplacement ($22,500), healthcare supplemental ($21,200), and holiday pay ($8,100). In addition, while we do not consider personal security measures to be a personal benefit for our listed officer, but instead appropriate expenses for the benefit of Intel that arise out of our executive’s employment responsibilities and that are necessary to his job performance and to ensure the safety of the covered executive and his family, amounts represent payments for personal security arrangements for Mr. Rodgers ($132,400) and Dr. Renduchintala ($446,300). In determining to authorize these non-standard arrangements and expenses, the Board and Compensation Committee have evaluated the need to respond to specific Intel-related incidents and threats, and have reviewed recommendations from a leading security firm and law enforcement agencies. As with security provided when our officers attend public events and business travel-related security that is provided when appropriate, Intel monitors these arrangements and adjusts them as circumstances warrant. In addition, the Board and committee have an annual process for oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security as appropriate.

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Grants of Plan-Based Awards in Fiscal Year 2020

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our Annual Cash Bonus Plan and quarterly incentive cash payments in 2020. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock Awards” column reflect the grant date fair value of grants of stock awards determined under accounting standards applied by Intel, as discussed above.

Grants of Plan-based Awards in Fiscal Year 2020 Table

				Estimated Future Payouts Under Non- Equity Incentive Plans		Estimated Future Payouts Under Equity Incentive Plans[2]		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)[3]
Name	Grant Date	Approval Date	Award Type[1]	Target ($)[3]	Maximum ($)	Target (#)	Maximum (#)

Robert H. Swan	1/30/2020	1/15/2020	Annual PSU-EPS			100,458	200,916		6,287,700

	1/30/2020	1/15/2020	Annual PSU-TSR			100,458	200,916		7,419,800

	1/30/2020	1/15/2020	Annual RSU					50,229	3,194,500

	1/30/2020	1/30/2020	Annual Cash	3,437,500	10,312,500

	1/30/2020	1/30/2020	Quarterly Cash	236,300

George S. Davis	1/30/2020	1/14/2020	Annual PSU-EPS			42,128	84,256		2,636,800

	1/30/2020	1/14/2020	Annual PSU-TSR			42,128	84,256		3,111,600

	1/30/2020	1/14/2020	Annual RSU					21,064	1,339,700

	1/30/2020	1/30/2020	Annual Cash	1,485,000	4,455,000

	1/30/2020	1/30/2020	Quarterly Cash	137,600

Navin Shenoy	1/30/2020	1/14/2020	Annual PSU-EPS			53,145	106,290		3,326,300

	1/30/2020	1/14/2020	Annual PSU-TSR			53,146	106,292		3,925,400

	1/30/2020	1/14/2020	Annual RSU					26,573	1,690,000

	1/30/2020	1/30/2020	Annual Cash	1,402,500	4,207,500

	1/30/2020	1/30/2020	Quarterly Cash	129,900

Steven R. Rodgers	1/30/2020	1/14/2020	Annual PSU-EPS			41,479	82,958		2,596,200
	1/30/2020	1/14/2020	Annual PSU-TSR			41,480	82,960		3,063,700

	1/30/2020	1/14/2020	Annual RSU					20,740	1,319,100

	1/30/2020	1/30/2020	Annual Cash	1,499,400	4,498,200

	1/30/2020	1/30/2020	Quarterly Cash	131,500

Gregory M. Bryant	1/30/2020	1/14/2020	Annual PSU-EPS			45,368	90,736		2,839,600
	1/30/2020	1/14/2020	Annual PSU-TSR			45,369	90,738		3,351,000

	1/30/2020	1/14/2020	Annual RSU					22,685	1,442,800

	1/30/2020	1/30/2020	Annual Cash	1,133,100	3,399,300

	1/30/2020	1/30/2020	Quarterly Cash	105,000

Venkata S.M. Renduchintala	1/30/2020	1/14/2020	Annual PSU-EPS			51,849	103,698		3,245,200
	1/30/2020	1/14/2020	Annual PSU-TSR			51,850	103,700		3,829,600

	1/30/2020	1/14/2020	Annual RSU					25,925	1,648,800

	1/30/2020	1/30/2020	Annual Cash	2,465,900	7,397,700

	1/30/2020	1/30/2020	Quarterly Cash	95,800

[1]

The Award types are as follows: Annual RSU—annually granted RSUs; Annual PSU-EPS—annually granted PSUs with an EPS performance condition; Annual PSU—TSR- annually granted PSUs with a relative TSR performance condition PSUs; Annual Cash—annual incentive cash opportunity under Annual Cash Bonus Plan; and Quarterly Cash—quarterly incentive cash opportunity under quarterly incentive cash program.

[2]

The “Estimated Future Payouts Under Equity Incentive Plans” columns represent the target and maximum number of shares that could be received by each listed officer, however, the value ultimately received by the executives is dependent upon Intel’s stock price at the time of payout (as well as satisfaction of the performance conditions). There is no threshold number for Annual PSUs (PSU-EPS and PSU-TSR) granted in 2020.

96	Executive Compensation | 2021 PROXY STATEMENT

[3]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Quarterly Cash” rows are the listed officer’s 2020 aggregate quarterly incentive cash payment. Actual 2020 annual incentive cash payments are reported in the table under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. There is no threshold amount for the Annual Cash or Quarterly Cash Awards granted in 2020.

Annual PSU Awards. PSUs granted to the listed officers in 2020 have a three-year performance period, measured over the 36 months beginning with the first day of the fiscal year of the grant date, and vest on January 31, 2023, subject to certification by the Compensation Committee of the performance results.

The number of shares of Intel common stock to be received at vesting will range from 0% to 200% of the target amount, based on the relative TSR of Intel common stock measured against the median TSR of the S&P 500 IT Index over a three-year period and three-year cumulative EPS growth rate compared to a target established by the Compensation Committee at the time the PSUs are granted. For PSUs granted to listed officers in 2020, the payout percentage or multiplier at which PSUs convert into shares will be based on the results of the following two metrics added together.

▪

Relative TSR—50% of the target number of shares: if Intel’s TSR is within 1% of the peer group’s TSR, PSUs convert into shares at target number for this metric; if Intel underperforms the S&P 500 IT Index, the percentage at which the PSUs convert into shares for this metric will be reduced from 100% at a rate of 4-to-1 (a 4-percentage-point reduction in units for each percentage point of under-performance); if Intel’s TSR is more than 25 percentage points below the TSR of the S&P 500 IT Index, no shares will be issued for this metric; and if Intel outperforms the S&P 500 IT Index, the percentage at which the PSUs convert into shares for this metric will be increased from 100%, at a rate of 4-to-1 (a 4-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period.

▪

Cumulative EPS Growth—50% of the target number of shares: if Intel’s cumulative EPS growth rate for the three-year performance period is 100% of the target EPS growth rate established by the Compensation Committee at the time of PSU grant, then the PSUs convert into shares at target number for this metric. For every percentage point the three-year EPS cumulative growth rate is below the EPS growth target it will pay out 12.7% less than target for this metric. For every percentage point the growth rate exceeds the EPS growth target, the payout for this metric will increase 23.3% not to exceed 200%.

In 2020, annual equity awards granted to the listed officers were composed of 80% PSUs and 20% RSUs of the approved target value.

Annual RSU Awards. RSUs granted to the listed officers in 2020 vest on a quarterly basis over the three years following the grant date.

Annual Cash Bonus Plan. For more details regarding our Annual Cash Bonus Plan, see “Compensation Discussion and Analysis; 2020 Compensation of Our Listed Officers; 2020 Cash Compensation; Annual Incentive Cash Compensation” on page 77.

Quarterly Incentive Cash Program. For more details regarding our quarterly incentive cash program, see “Compensation Discussion and Analysis; 2020 Compensation of Our Listed Officers; 2020 Cash Compensation; Quarterly Incentive Cash Compensation” on page 81.

2021 PROXY STATEMENT | Executive Compensation	97

Stock Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides information on listed officers’ stock option exercises and vesting of RSUs and OSUs during fiscal year 2020.

	OPTION AWARDS			STOCK AWARDS

Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)

Robert H. Swan	Option	—	—	—	—	—

	RSU	—	—	64,060	3,485,800	3,485,800

	OSU	—	—	90,915	5,124,900	5,124,900

Total		—	—	154,975	8,610,700	8,610,700

George S. Davis	Option	—	—	—	—	—

	RSU	—	—	67,294	3,754,900	3,754,900

	OSU	—	—	—	—	—

Total		—	—	67,294	3,754,900	3,754,900

Navin Shenoy	Option	—	—	—	—	—

	RSU	—	—	32,697	1,786,000	1,786,000

	OSU	—	—	83,115	4,685,200	4,685,200

Total		—	—	115,812	6,471,200	6,471,200

Steven R. Rodgers	Option	—	—	—	—	—

	RSU	—	—	39,449	2,283,900	2,283,900

	OSU	—	—	76,928	4,336,400	4,336,400

Total		—	—	116,377	6,620,300	6,620,300

Gregory M. Bryant	Option	—	—	—	—	—

	RSU	—	—	38,725	2,212,700	2,212,700

	OSU	—	—	55,122	3,107,200	3,107,200

		—	—	93,847	5,319,900	5,319,900

Venkata S.M. Renduchintala	Option	—	—	—	—	—
	RSU	—	—	24,526	1,428,900	1,428,900

	OSU	—	—	92,314	5,203,700	5,203,700

Total		—	—	116,840	6,632,600	6,632,600

2017–2020 OSU Payout. In 2020, the three-year performance period ended for OSUs granted in 2017. Intel’s TSR was 77.3%, which was 8.1 percentage points below the median TSR of the S&P 500 IT Index peer group of 85.4% over the performance period. The 2017 OSUs paid out at 100% less 4 percentage points for every percentage point that Intel’s TSR was below the median peer group TSR. Therefore, the OSUs were converted into earned shares equal to 67.5% of target and are included in the table above.

98	Executive Compensation | 2021 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End 2020

The following table provides information regarding outstanding equity awards held by the listed officers as of December 26, 2020. Unless otherwise specified, market value for stock awards (OSUs/PSUs, RSUs, and Options) is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year (December 24, 2020).

	STOCK OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable and Unearned (#)[5]	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Award[1]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Robert H. Swan[3,4]	2/1/2019		1,800,000	48.73	2/1/2029	84,726,000	1/30/2018	RSU/OSU	2,947	138,700	122,255	5,754,500

							8/15/2018	RSU/OSU	8,194	385,700	38,166	1,796,500

							1/30/2019	RSU/PSU	5,241	246,700	12,579	592,100

							1/30/2019	RSU/PSU	27,079	1,274,600	259,957	12,236,200

							2/1/2019	CIR PSU	—	—	272,441	12,823,800

							2/1/2019	PU	—	—	450,000	21,181,500

							1/30/2020	RSU/PSU	37,672	1,773,200	200,916	9,457,100

Total		—	1,800,000			84,726,000			81,133	3,818,900	1,356,314	63,841,700

George S. Davis	4/3/2019		600,000	55.44	4/3/2029	28,242,000	4/3/2019	PU		—	150,000	7,060,500

							4/3/2019	RSU	93,041	4,379,400	—	—

							1/30/2020	RSU/PSU	15,798	743,600	84,256	3,965,900

Total		—	600,000			28,242,000			108,839	5,123,000	234,256	11,026,400

Navin Shenoy[3]	3/13/2019		600,000	54.11	3/13/2029	28,242,000	1/30/2018	RSU/OSU	2,785	131,100	115,531	5,438,000

							1/30/2019	RSU/PSU	14,326	674,300	137,526	6,473,300

							3/13/2019	PU	—	—	150,000	7,060,500

							1/30/2020	RSU/PSU	19,930	938,100	106,291	5,003,100

Total		—	600,000			28,242,000			37,041	1,743,500	509,348	23,974,900

Steven R. Rodgers[3]							1/30/2018	RSU/OSU	2,947	138,700	122,255	5,754,500

							1/30/2019	RSU/PSU	11,181	526,300	107,338	5,052,400

							1/30/2020	RSU/PSU	15,555	732,200	82,959	3,904,900

Total		—	—			—			29,683	1,397,200	312,552	14,711,800

Gregory M. Bryant[3]	3/13/2019		225,000	54.11	3/13/2029	10,590,800	1/30/2018	RSU/OSU	1,621	76,300	67,240	3,165,000

							1/30/2019	RSU/PSU	9,609	452,300	92,243	4,341,900

							3/13/2019	PU	—	—	56,250	2,647,700

							10/30/2019	RSU	12,781	601,600	—	—

							1/30/2020	RSU/PSU	17,014	800,800	90,737	4,271,000

Total		—	225,000			10,590,800			41,025	1,931,000	306,470	14,425,600

Venkata S.M. Renduchintala[2]

Total		—	—			—			—	—	—	—

[1]

RSUs, OSUs, PSUs, Performance Units (PU), and Cash Incentive-Related PSUs (CIR PSU) are shown at their target amount. Unless otherwise noted and in each case, subject to continued employment through the applicable vest dates:

▪	The RSUs vest quarterly over a three-year period from the grant date.
▪

The OSUs have a three-year performance period from the grant date and vested based on Intel’s TSR performance relative to the S&P 500 IT Index TSR on the 37th month anniversary of the grant date or February 28, 2021.

▪

The PSUs have a three-year performance period from the start of the fiscal year of the grant date and will vest based based on Intel’s TSR performance relative to the S&P 500 IT Index (50%) and Intel’s cumulative EPS growth against an EPS growth target over the three-year performance period (50%) at the end of the 37th month anniversary of the start of the performance period.

▪

The Performance Units will vest based on certain stock price hurdles over a five-year period and 50% of any vested PSUs will be settled on February 1, 2022 and the remaining vested PSUs will be settled on February 1, 2024.

2021 PROXY STATEMENT | Executive Compensation	99

▪

The Cash Incentive-Related PSUs will pay out based on the achievement of financial and operational goals over a two- and three-year period and 50% vested on January 30, 2021 and 50% vest on January 30, 2022. See page 105 for details of Mr. Swan’s post-employment equity treatment.

[2]	Dr. Renduchintala departed the company on August 3, 2020.
[3]	On February 28, 2021, the 2018 OSU awards resulted in no payout to Mr.Swan, Mr. Shenoy, Mr. Rodgers, and Mr. Bryant.
[4]	For Mr. Swan’s August 15, 2018 OSU award, the performance period was from June 20, 2018 through February 1, 2021, and vested on February 28, 2021 with no payout.
[5]

The Options vest in four equal installments, with the first vesting commencing on the first anniversary of the grant date, the second vesting on February 1, 2021, the third vesting on February 1, 2022, and the last vesting on February 1, 2023, and becomes exercisable only upon the satisfaction of the threshold stock price hurdle by February 1, 2024.

Pension Benefits for Fiscal Year 2020

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)

Robert H. Swan	Pension Plan	n/a	—

George S. Davis	Pension Plan	n/a	—

Navin Shenoy	Pension Plan	n/a	16,000

Steven R. Rodgers	Pension Plan	n/a	234,000

Gregory M. Bryant	Pension Plan	n/a	24,000

Venkata S.M. Renduchintala	Pension Plan	n/a	—

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table. The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement. Mr. Swan, Mr. Davis, and Dr. Renduchintala are not eligible for pension benefits as they were hired after January 1, 2011.

The U.S. Intel Minimum Pension Plan is a tax-qualified defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 26, 2020, Messrs. Shenoy, Rodgers, and Bryant’s amounts included in the table above were associated with this component. Effective January 1, 2015, compensation earned and service accruals were frozen as of December 31, 2014 in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

The second component is an arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount based on assumed retirement at age 65. Mr. Swan, Mr. Davis, and Dr. Renduchintala were not eligible to participate in these arrangements, and Messrs. Shenoy and Bryant elected not to participate.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise mostly from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the interest rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 17 to the financial statements in our 2020 Annual Report on Form 10-K for the year ended December 26, 2020. An officer who terminates service before age 65 can elect to receive his or her benefits at any time following termination of employment, but not later than age 65. If such officer works past age 65, then his or her benefits must start upon termination of employment. Distributions before age 55 may be subject to a 10% federal penalty tax.

100	Executive Compensation | 2021 PROXY STATEMENT

Non-Qualified Deferred Compensation for Fiscal Year 2020

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2020.

Name	Executive Contributions in Last Fiscal Year[1]($)	Intel Contributions in Last Fiscal Year[2]($)	Aggregate Earnings (Losses) in Last Fiscal Year[3]($)	Aggregate Balance at Last Fiscal Year-End[4]($)

Robert H. Swan	3,077,500	232,700	1,634,800	10,384,200

George S. Davis	—	—	—	—

Navin Shenoy	999,900	107,900	1,607,000	8,362,300

Steven R. Rodgers	1,032,100	112,600	538,700	6,049,900

Gregory M. Bryant	—	—	95,300	832,800

Venkata S.M. Renduchintala	319,360	—	49,600	1,045,900

[1]	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2020.
[2]

These amounts, which accrued during fiscal year 2020 and were credited to the participants’ accounts in 2021, are included in the Summary Compensation Table in the “All Other Compensation” column for 2020.

[3]	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.
[4]

These amounts are as of December 31, 2020 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2020 but were credited to the participants’ accounts in 2021. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2016 through 2020 (except for Mr. Shenoy, who was not a listed officer prior to 2017; Mr. Rodgers, who was not a listed officer in 2019 or prior to 2018; and Messrs. Davis and Bryant, who were not listed officers prior to 2019): Mr. Swan, $4,867,500; Mr. Shenoy, $2,814,300; Mr. Rodgers, $2,588,000; Mr. Bryant, $61,300; and Dr. Renduchintala, $627,800.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Some balances reported in the table above include the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains, losses, and distributions attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation Table over the life of the plan. The amounts in the table are as of December 31, 2020 and do not take into account any amounts that were accrued during fiscal year 2020 but were credited to the participants’ accounts in 2021.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)

Robert H. Swan	9,985,000	399,200

George S. Davis	—	—

Navin Shenoy	7,561,700	800,600

Steven R. Rodgers	5,003,900	1,046,000

Gregory M. Bryant	149,600	683,200

Venkata S.M. Renduchintala	691,800	354,100

Intel ceased making company contributions to the non-qualified compensation plan beginning in fiscal year 2020 and instead makes matching contributions. Matching contributions are 100% vested. Intel’s non-qualified deferred compensation plan for 2019 and earlier allows certain highly compensated employees, including listed officers, to defer up to 60% of their salary and up to 75% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and quarterly incentive cash payments) earned in excess of the tax code covered compensation limit of $285,000 in 2020. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers, except for Dr. Renduchintala, are fully vested in the value of Intel’s contributions, as they have each completed more than six years of service or reached the age of 60. Upon his departure in August 2020, Dr. Renduchintala became 60% vested in Intel’s contributions. Mr. Davis is not eligible for Intel’s contributions, as he joined Intel in April 2019.

2021 PROXY STATEMENT | Executive Compensation	101

Employment Contracts and Change in Control Arrangements

All of Intel’s listed officers are employed at will, and, other than Dr. Renduchintala and Messrs. Swan and Davis, without employment agreements or offer letters (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. Mr. Davis has time-limited severance benefits in the event of a termination of employment without cause by Intel or his resignation for good reason. In addition, Mr. Swan has equity awards that will accelerate vesting in the event of a termination of employment without cause by Intel or his resignation for good reason. See “Post-Employment Compensation Arrangements” under the Compensation Discussion and Analysis on page 87 for the details of these arrangements with Messrs. Davis and Swan.

Other Potential Post-Employment Payments

SEC rules require companies to report the amounts of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the heading “Payment/Benefit.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The table below reports the value of payments and benefits available to each of the listed officers upon the following specified events: voluntary separation or retirement, involuntary termination, or death or disability, assuming that the triggering events occurred on December 26, 2020, based on the price per share of Intel common stock on the last trading day of the fiscal year ($47.07 on December 24, 2020), except for Dr. Renduchintala, for whom the table reports what he received in connection with his departure from the company on August 3, 2020. In addition to being subject to company-wide equity retirement provisions, Mr. Swan has accelerated vesting provisions in certain equity awards in the event of a termination of employment without cause by Intel or his resignation for good reason. Mr. Davis is the only listed officer with a severance payment provided in his offer letter in the event of an involuntary termination of employment (termination without cause by Intel or for good reason by the executive). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, performance under the terms of applicable performance-based awards, and any changes to our benefit arrangements and policies. We report what Mr. Swan received in connection with his termination of employment without cause as of February 15, 2021 below in “Treatment of Mr. Swan’s Equity Awards Upon Termination of Employment.”

102	Executive Compensation | 2021 PROXY STATEMENT

Amounts shown do not include (i) benefits earned during the term of the listed officer’s employment that are available to all benefit-eligible salaried employees, (ii) the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and (iii) the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

Name	Payment/Benefit[1]	Voluntary Separation or Retirement	Involuntary Termination	Death or Disability

Robert H. Swan[2]	Valuation of RSUs Vesting Acceleration	$—	$632,400	$3,818,900

	Valuation of PSUs/OSUs Vesting Acceleration	21,693,300	24,081,900	51,017,900

	Valuation of CIR PSUs Vesting Acceleration	—	12,823,800	12,823,800

	Other	—	—	—

	Total	21,693,300	37,538,100	67,660,600

George S. Davis[3]	Valuation of RSUs Vesting Acceleration	—	—	5,123,000

	Valuation of PSUs/OSUs Vesting Acceleration	—	—	11,026,400

	Other	—	6,000,000	—

	Total	—	6,000,000	16,149,400

Navin Shenoy	Valuation of RSUs Vesting Acceleration	—	—	1,743,500

	Valuation of PSUs/OSUs Vesting Acceleration	—	—	23,974,900

	Other	—	—	—

	Total	—	—	25,718,400

Steven R. Rodgers[4]	Valuation of RSUs Vesting Acceleration	1,397,200	1,397,200	1,397,200

	Valuation of PSUs/OSUs Vesting Acceleration	14,711,800	14,711,800	14,711,800

	Other

	Total	16,109,000	16,109,000	16,109,000

Gregory M. Bryant[5]	Valuation of RSUs Vesting Acceleration	1,931,000	1,931,000	1,931,000

	Valuation of PSUs/OSUs Vesting Acceleration	11,777,900	11,777,900	14,425,600

	Other

	Total	13,708,900	13,708,900	16,356,600

Venkata S.M. Renduchintala[6]	Valuation of RSUs Vesting Acceleration	—	—	—
	Valuation of PSUs/OSUs Vesting Acceleration	—	—	—

	Other	—	1,843,700	—

	Total	—	1,843,700	—

[1]

The outstanding PSUs and OSUs are valued at target amount and the actual shares will not be known until the time of the applicable payout date after the end of the applicable performance period based on actual performance results.

[2]

Mr. Swan’s August 2018 and January 2019 equity awards for his interim CEO role and the February 2019 Cash Incentive-Related PSU award provide for accelerated vesting in the event of his termination of employment by the company without cause or his resignation for good reason. Mr. Swan is retirement eligible under Rule of Age 60 under our equity program. See table below for the details regarding Mr.Swan’s equity treatment in connection with his termination of employment without cause on February 15, 2021.

[3]

Mr. Davis’ offer letter provides for severance payments in the event of his termination of employment by the company without cause or his resignation for good reason. He would receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over a three-year period from his start date.

[4]

Mr. Rogers is retirement eligible under the Rule of 75 under our equity program. This means he will receive accelerated vesting of his equity awards in the event of his voluntary retirement or an involuntary termination as he is retirement eligible.

[5]

Mr. Bryant is retirement eligible under the Rule of 75 under our equity program. This means he will receive accelerated vesting of his equity awards in the event of his voluntary retirement or an involuntary termination as he is retirement eligible.

[6]

Dr. Renduchintala did not have any shares that were eligible for acceleration when he departed the company on August 3, 2020. In connection with Dr. Renduchintala’s involuntary termination of employment with the company and in accordance with a Separation Agreement and General Release of Claims, pursuant to which he provided a customary release in favor of Intel, reconfirmed his obligations under existing agreements pertaining to confidentiality and intellectual property ownership, and committed to non-disparagement and cooperation provisions, he received a separation cash payment of $1,800,000 as well as cash payments for outplacement ($22,500), and healthcare supplemental benefits ($21,200). Dr. Renduchintala forfeited all his outstanding equity awards that were not vested at the time of his termination of employment, including restricted stock units, performance stock units, and Strategic Growth Equity Awards (consisting of Performance Units and Performance Options).

2021 PROXY STATEMENT | Executive Compensation	103

EQUITY AWARD TERMINATION PROVISIONS.

▪

Unvested PSUs/OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. In the event of retirement under the Rule of 75 (when the holder’s age and years of service equal at least 75) or reaching the age of 60 for grandfathered employees, the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36 month performance period if the retirement occurs within the first calendar year of the grant date; if retirement occurs after the first calendar year, then the PSUs/OSUs are fully vested. In the event of retirement under the Rule of 75 or reaching the age of 60 with five years of services for non-grandfathered employees, the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period. OSUs and PSUs are settled into shares of Intel stock based on actual performance results after the end of the performance period.

▪

RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

▪	Upon disability or death, all unvested PSUs, OSUs, and RSUs become 100% vested.

104	Executive Compensation | 2021 PROXY STATEMENT

Treatment Of Mr. Swan’s Equity Awards Upon Termination of Employment

Of the $38,449,529 disclosed that is vesting in connection with Mr. Swan’s termination of employment without cause, awards valued at $29,264,068 as of the termination date are subject to further performance requirements and may not be earned at all. Mr. Swan forfeited awards with a target value of $54,767,260 as of his termination date. He did not receive or become entitled to any additional payments or benefits in connection with his termination of employment, other than pursuant to his existing arrangements. Under his existing arrangements and our equity program, Mr. Swan received accelerated vesting. The treatment of Mr. Swan’s equity awards summarized below was under his existing agreements and/or retirement terms applicable to all employees.

	Award Type	Treatment	Value at Termination Date[1]	Ultimate Potential Value

$54.8M forfeited (target value)	Strategic Growth Equity Awards	All awards were forfeited	$51,358,500	None
	Annual RSUs	All unvested awards were forfeited	$3,408,760	None

100% pursuant to existing arrangements 76% of $38.4M disclosed value is subject to further performance requirements	Annual PSUs

Consistent with vesting terms applicable to all retirement-age employees under Intel’s equity program, upon termination of employment, the time-based requirements of the PSU awards were deemed to have been met, and performance requirements will be measured at the end of respective performance periods in 2022 and 2023

			$28,486,560; based on target number of PSUs and PSUs remain subject to performance conditions

The ultimate number of PSUs that will be settled and the value of the awards, if any, will be determined at the end of the performance period. The number of units that settle and the value could be less or more than the amounts disclosed in this table depending on Intel’s performance. If threshold performance requirements are not achieved, these PSUs will be forfeited and no amount will be earned.

	Cash Incentive-Related PSUs	Accelerated per terms of existing award agreement with Mr. Swan	$8,419,820	Remaining unvested PSUs will accelerate and be payable after 6 months delay and after signing and not revoking a release of claims.
	Promotion RSUs for interim CEO service	Under existing award agreement with Mr. Swan, RSUs accelerated	$765,640	RSUs vested and settled immediately.

	Promotion PSUs for interim CEO service

Under existing award agreement with Mr. Swan, upon termination of employment, the time-based requirements of the PSU award were deemed to have been met, and performance requirements will be measured at the end of the performance period in 2022

			$777,508; based on target number of PSUs and PSUs remain subject to performance conditions for PSUs

The ultimate number of PSUs that will be settled and the value of the PSU award, if any, will be determined at the end of the performance period. The number of units that settle and the value could be less or more than the amounts disclosed in this table depending on Intel’s performance. If threshold performance requirements are not achieved, these PSUs will be forfeited and no amount will be earned.

[1]	Valued using the closing Intel stock price on February 12, 2021 ($61.81) as the market was closed on Mr. Swan’s termination date of February 15, 2021.

2021 PROXY STATEMENT | Executive Compensation	105

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2020 annual total compensation of our then-CEO Mr. Swan is $22,389,500, the 2020 annual total compensation of our median compensated employee is $103,300, and the ratio of these amounts is 217 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, different types of workforces and operate in different countries and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. We are a global company with more than 55% of our employees located outside the U.S. and significant manufacturing operations. As a result, our employee population is different than that of other companies.

As permitted under the SEC rules, we are using the same median employee identified for purposes of last year’s CEO pay ratio, as we believe the changes to our employee population and compensation have not significantly impacted our ratio. Our median employee works in the U.S. as a full-time talent advisor, which is a non-technology position. For purposes of identifying our median compensated employee last year, we used total direct compensation as our consistently applied compensation measure. In this context, total direct compensation means the applicable annual base salary determined as of December 28, 2019, the annual incentive cash target amount or commission target amount payable for service in 2019 , and the approved value of the annual equity awards granted during 2019 , which we annualized for all permanent employees who did not work for the entire year. To identify our median compensated employee last year, we then calculated the total direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

As of fiscal year-end, we had 110,600 worldwide employees, and approximately 79% of our U.S. employees’ total direct compensation exceeds our median employee’s total direct compensation.

106	CEO Pay Ratio | 2021 PROXY STATEMENT

Equity Compensation Plan Information

Information as of December 26, 2020 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares of common stock in millions):

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights[1]	(B) Weighted Average Exercise Price of Outstanding Options ($)[2]	(C) Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Shares Reflected in Column A)[3]
Equity Incentive Plans Approved by Stockholders	105.8	50.12	429.4
Equity Incentive Plans Not Approved by Stockholders[4]	6.5	29.19	—
Total	112.3	42.40	429.4

[1]

Includes 95 million shares granted under the 2006 Equity Incentive Plan that are issuable upon RSUs and PSUs/OSUs vesting, including a maximum of 12 million additional shares that could be issued for outstanding PSUs/OSUs. The remaining balance consists of outstanding stock option grants.

[2]

The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price. The weighted average remaining term of the outstanding stock options is 8.98 years.

[3]

Includes 249 million shares authorized for issuance under the 2006 Stock Purchase Plan and 181 million shares authorized under the 2006 Equity Incentive Plan, assuming shares will be issued at the maximum vesting amount for outstanding PSUs/OSUs. If it is assumed that shares will be issued at the target vesting amount for outstanding PSUs/OSUs, an additional 12 million shares would be included in the shares available for future issuance under the 2006 Equity Incentive Plan, for a total of 193 million shares. This 193 million shares is the number reported in Note 18 to the financial statements in our 2020 Annual Report on Form 10-K for the year ended December 26, 2020.

[4]

Seven million shares are issuable under outstanding options and RSUs that were originally granted under plans that we assumed in connection with acquisitions. No shares are available for future grants under these assumed plans.

2021 PROXY STATEMENT | Equity Compensation Plan Information	107

Stockholder Proposals

Proposal 4: Stockholder Proposal on Whether to Allow Stockholders to Act by Written Consent

The following stockholder proposal will be voted on at the 2020 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, is the owner of no fewer than 100 shares of Intel common stock and proposes the following resolution:

Proposal 4—Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting.

This proposal topic also won more than 41% support at our 2020 shareholder meeting. This 41% support may have represented a near majority vote from the shares that have access to independent proxy voting advice. Intel management even put their hand on the scale by publishing flashy graphics against the proposal that still won 41% support.

And since the publication of the 2020 Intel annual meeting proxy written consent has become more important due to the near extinction of in-person shareholder meetings. This diminishes our current ability to call a special shareholder meeting because a special shareholder meeting can now be a tightly controlled online meeting.

With the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of boilerplate, shareholders are severely restricted in engaging with management and making their views known because all challenging questions and comments directed to management can be screened out. And management is free to have straw men speak out in lockstep support of management.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic.

Please see:

AT&T investors denied a dial-in as annual meeting goes online https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Imagine the control AT&T management could have over an online special shareholder meeting.

Online meetings also give management a blank check to make false statements. For instance management at scores of 2020 online annual meetings falsely stated that there were no more shareholder questions. Shareholders were powerless to point out that their questions were not answered.

Please see: Schwartz-Ziv, Miriam, How Shifting from In-Person to Virtual Shareholder Meetings Affects Shareholders’ Voice (August 16, 2020). Available at SSRN: https://ssrn.com/abstract=3674998 or http://dx.doi.org/10.2139/ssrn.3674998

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote yes:

Shareholder Right to Act by Written Consent—Written Consent—Proposal 4

108	Stockholder Proposals | 2021 PROXY STATEMENT

Board of Directors’ Response

The Board recommends a vote against this proposal for the following reasons:

▪

The Board views the change that the proposal requests unnecessary given the company’s current governance practices, which include the ability of stockholders owning 15% of our shares to call special meetings outside of the annual meeting cycle and a market-standard proxy access right permitting stockholders to nominate director candidates and include such nominations in our proxy materials.

▪	Our robust stockholder engagement program empowers stockholders to raise their concerns with the company and enables the company to effectively address these concerns in a transparent manner.

▪	The Board believes that items requiring stockholder approval should be evaluated and voted on at a meeting at which all Intel stockholders can participate.

Supporting Discussion

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends in corporate governance and compare and evaluate new developments against our current practices. We understand that corporate governance is not static. Accordingly, we regularly seek and receive input from stockholders and other key stakeholders on our practices and policies, and the Board’s Corporate Governance and Nominating Committee considers this input when reviewing proposals to change our practices or policies. Based on a careful review of the proposal, the company’s current governance practices, and feedback from our stockholders over the past year, we believe implementation of the proposal is unnecessary and contrary to the best interests of the stockholders. Moreover, we note that our stockholders have considered proposals on this topic in four of the past five years and each time our stockholders have rejected the proposal’s request.

In order to provide all stockholders equal time and opportunity to consider and act upon any matter requiring a stockholder vote, the Board believes that any such matter should only be presented and considered at an annual or special meeting of stockholders, as currently authorized under our Bylaws. In furtherance of this view, the Board amended our Bylaws in 2019 to reduce the minimum aggregate stock ownership required for stockholders to call a special meeting from 25% to 15%. Our fifteen percent (15%) stock ownership threshold for calling a special meeting is lower than the ownership threshold for calling special meeting established by more than 81% of the 471 S&P 500 companies surveyed by FactSet. The Board believes that action at an annual or special meeting aligns with stockholder interests to a greater degree than action by written consent. In the context of an annual or special meeting of stockholders, all company stockholders have the opportunity to express their views and otherwise engage in dialogue regarding proposed actions with other stockholders, the Board and Intel’s management, and all stockholders may participate in the stockholder vote. These meetings occur at a time and date that is announced publicly in advance of the meeting. In contrast, the proposal would permit subsets of stockholders, including short-term or special interest stockholders, to solicit consents on a wide range of issues with full power to act on significant matters, which may duplicate or conflict with other proposals. Not only could such a written consent process deny stockholders the opportunity to participate in major decisions impacting Intel, but it also could impose significant financial and administrative burdens on the company.

In addition to stockholders being able to propose and vote on significant matters at annual and special meetings, in 2016 we adopted a proxy access provision. This provision allows stockholders owning 3% or more of our outstanding common stock and satisfying other conditions set forth in our bylaws to nominate and include in our proxy materials director candidates constituting up to 20% of our Board. This proxy access right and the ability of stockholders owning 15% of our stock to call a special meeting each allow our stockholders to voice their views in a way that is less prone to abuse than the written consent process requested by this proposal.

The Board further believes that an ability to act by written consent is unnecessary since the company actively engages with stockholders throughout the year to provide an open and constructive forum for stockholders to express concerns between annual meetings. Our relationship with our stockholders is an important part of our company’s success. Our stockholder engagement allows us to better understand our stockholders’ priorities and perspectives, and enables the company to effectively address the issues that matter most to our stockholders. In the past year, we have pursued multiple avenues for engagement, meeting with stockholders representing an aggregate of almost 40% of our outstanding shares. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, corporate responsibility activities, and other topics of interest to our stockholders. Moreover, feedback received from our stockholders and other stakeholders as part of our engagement program has resulted in a number of enhancements to our corporate governance, ESG and executive compensation processes and policies. For more information about our extensive stockholder engagement program and the actions we have taken in response to stockholder input, see “Investor Engagement” on page 40.

2021 PROXY STATEMENT | Stockholder Proposals	109

In sum, we believe that the combination of our ongoing dialogue with stockholders and our current corporate governance practices, including a meaningful special meeting right and proxy access right, renders the proposal’s implementation unnecessary and not aligned with stockholders’ interests.

Recommendation of the Board The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to grant stockholders the right to act by written consent.

110	Stockholder Proposals | 2021 PROXY STATEMENT

Proposal 5: Stockholder Proposal Requesting a Report on the Global Median Gender/Racial Pay Gap

The following stockholder proposal will be voted on at the 2021 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Arjuna Capital, 1 Elm Street, Manchester, MA 01944, on behalf of Susan J. Silver, Ralph L. McCaughan III and Andrea G. Reusing, Laura J. Ballance and Lucas Jozef Suer, Robert Charles Beall, Kim Althea Gordon, Rainer Judd, Tamra Davis, Caleb Diamond, David Diamond and Michael Diamond as beneficiary and trustees of the Caleb Diamond Trust, and Clare E. Hirn and William David Henry who are, respectively, the owners of 919 shares, 137 shares, 378 shares, 302 shares, 261 shares, 196 shares, 256 shares, 1,116 shares and 252 shares of Intel common stock, proposes the following resolution:

Pay Equity

Whereas: Pay inequity persists across race and gender. Black workers’ hourly median earnings have fallen 3.6 percent since 2000, representing 75.6 percent of white wages. The median income for women working full time in the United States is 80 percent that of men. Intersecting race, African American women make 62 cents, Native women 60 cents, and Latina women 54 cents. At the current rate, women will not reach pay equity until 2059, African American women until 2130, and Latina women until 2224.

Citigroup estimates closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional income and contributed 0.15 percent to United States GDP per year. PwC estimates closing the gender pay gap could boost Organization for Economic Cooperation and Development (OECD) countries’ economies by 2 trillion dollars annually.

Diversity is linked to superior stock performance and return on equity. Actively managing pay equity is associated with improved representation. Underrepresented minorities account for 16 percent of Intel’s workforce and 8.9 percent of leadership. Women represent 26.5 percent of the workforce and 20.8 percent of leadership.

Pay gaps are literally defined as the median pay of minorities and women compared to the median pay of non-minorities and men, considered the valid way of measuring gender pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization.

Best practice pay equity reporting consists of two parts:

1.	unadjusted median pay gaps, assessing “equal opportunity” to high paying roles,

2.	statistically adjusted gaps, assessing pay between minorities and non-minorities, men and women, performing similar roles—“equal pay for equal work.”

Intel reports parity for statistically adjusted gaps but ignores unadjusted median gaps, except those mandated for United Kingdom operations.

The Equal Employment and Opportunity Commission now mandates pay data reporting, across race and gender, as workforce diversity data alone is insufficient to assess pay inequity. The United Kingdom mandates disclosure of median gender pay gaps and is considering mandating race and ethnicity reporting. Intel reported a 36.4 percent median base pay gap and a 61.7 percent bonus gap for U.K. employees.

Resolved: Shareholders request Intel report on median pay gaps across race and gender, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

Racial/gender pay gaps are defined as the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings (Wikipedia/OECD, respectively).

Supporting Statement: An annual report adequate for investors to assess performance could, with board discretion, integrate base, bonus and equity compensation to calculate:

▪	percentage median gender pay gap, globally and/or by country, where appropriate

▪	percentage median racial/minority/ethnicity pay gap, US and/or by country, where appropriate

2021 PROXY STATEMENT | Stockholder Proposals	111

Board of Directors’ Response

Intel believes that the proposal is unnecessary as the underlying rationale for publishing the median pay gap number—

pay equity and representation—is being addressed by the initiatives and transparency that Intel has already committed to:

▪	Intel is committed to pay equity to ensure pay fairness across all employees and to continuing to maintain a high level of transparency in our diversity, inclusion, representation and pay equity data.

▪	In 2019, we announced that we had achieved gender pay equity globally while maintaining race/ethnicity pay equity in the U.S.

▪

We provide detailed reporting on the representation of our workforce by job level for gender globally and race/ethnicity in the U.S. We have also publicly released our EEO-1 survey pay data since 2019, being one of the few, if not the only, U.S. companies to do so.

▪

In 2020, Intel announced our new 2030 RISE corporate responsibility goals, which include goals to double the number of women in senior leadership globally and underrepresented minorities in senior leadership in the U.S. and to ensure accountability for embedding inclusive leadership practices across our business.

▪

Intel will continue to assess and close pay gaps on an annual basis to maintain gender pay equity globally as well as race/ethnicity pay equity in the U.S. and continue to make progress on our goals to advance diversity in senior leadership representation and further advance our inclusive culture. We believe that our holistic approach toward pay equity, representation, and creating an inclusive culture enables us to cultivate a workplace that helps employees develop and progress in their careers at all levels.

Supporting Discussion

We believe that the additional reporting requested by this proposal is unnecessary because Intel’s past and existing practices already reflect our commitment to pay equity and diversity and inclusion for our workforce around the globe. We believe that diverse teams with different perspectives, experiences, and ideas are more creative and innovative, resulting in a collaborative, inclusive and supportive environment, and we believe inclusivity and equity are key factors in employee performance, productivity, and engagement.

With a diverse workforce of 110,600 employees in over 50 countries as of fiscal year-end, identifying and closing gender and racial/ethnic pay equity gaps is a complicated task. Intel’s legal and human resources teams work with third-party experts using proven statistical modeling techniques to monitor and advance global pay equity. We achieve pay equity by performing a thorough pay equity analysis and closing the gap in average pay between employees of different genders or races/ethnicities in the same or similar roles after accounting for legitimate business factors that can explain differences, such as location, time at grade level, and tenure. On January 22, 2019, Intel announced that it had achieved gender pay equity across our worldwide workforce, marking a major milestone in our efforts for global inclusion and empowerment of women. We also have continued to evolve our methodology to evaluate gender and racial/ethnic pay equity by taking a more comprehensive approach. In the past, adjustments were made to the cash portion of employees’ compensation, meaning base pay and bonus, to address pay equity. In 2018, Intel began evaluating total compensation, including stock grants. Individual employees who were identified as having a gap received appropriate adjustments.

Our pay equity analyses are only one aspect of our many programs to promote gender and ethnic equality at Intel. In 2018, Intel achieved full representation in its U.S. workforce, meaning our workforce reflects the percent of women and underrepresented minorities available in the U.S. skilled labor market for the roles for which Intel hires. This achievement was the result of a comprehensive strategy that took into account hiring, retention, and progression. We also help advance our employees’ development and advancement through numerous other programs, including more than 30 different employee resource groups, such as the Women at Intel Network, the Network of Intel African American Employees, the Intel Latino Network, and others. We have taken actions to deeply integrate diversity and inclusion expectations into our culture, performance management systems, leadership expectations, and annual bonus metrics.

In May 2020, we continued to raise the bar for ourselves through the announcement of our new 2030 RISE strategy and goals which set our corporate responsibility ambitions for the next decade to create a more responsible, inclusive, and sustainable world, enabled by our technology and the expertise and passion of our employees. Further increasing diverse representation, equity, and inclusion are key aspects of our RISE 2030 goals, which include doubling the number of women in senior leadership globally, doubling the number of underrepresented minorities in senior leadership in the U.S., and ensuring accountability for embedding inclusive leadership practices across our business. To accelerate action toward our 2030 goals and to advance racial equity, we have linked a portion of our Annual Cash Bonus Plan for our executives and employees in 2021 to achieve a milestone of increasing representation by 10% of Black/African American employees in senior, director, and executive level roles in our U.S. population. By the end of 2023, we aim to increase representation of U.S. African American employees in senior, director and executive roles by 30%.

112	Stockholder Proposals | 2021 PROXY STATEMENT

Additionally, we believe that transparency is critical to move ourselves and the industry forward in the diversity and inclusion journey. We advanced transparency in our pay and representation data by publicly releasing our EEO-1 survey pay data in 2019. Although the U.S. Equal Employment Opportunity Commission subsequently decided it would not continue to require the reporting of pay information, we felt it was important to continue collecting the data and to disclose it publicly in 2020. In keeping with our commitment to transparency, we continue to regularly publish our workforce representation data in our Corporate Responsibility Report and on our Global Diversity and Inclusion website at www.intel.com/content/www/us/en/diversity/diversity-at-intel. The results reflected representation gaps at the most senior levels of the company and point to work that lies ahead to increase representation. However, as a result of our extensive diversity and inclusion efforts, we believe there is promising growth of our junior female and underrepresented talent from which our future leadership will be drawn. Just as we have over the past several years, we will continue to take a holistic approach to assessing and progressing our commitment towards pay equity, representation and inclusion in our global workforce to cultivate a workplace that helps all employees develop and progress in their careers at all levels throughout Intel.

We believe that the methodology we use for identifying and closing pay equity gaps is more aligned with the interests of Intel’s employees and is more effective for driving accountability and action than the methodology requested by the proposal. The proposal requests the publication of unadjusted median pay gap figures in order to help assess “equal opportunity to high paying roles.” We believe our existing pay equity disclosures and the detailed representation data and robust discussion of our public goals and internal programs to promote gender and racial/ethnic equality at Intel, already provide the data needed to complete this assessment. We understand that the single median pay gap figures requested by the proposal may be helpful to companies that are earlier in their journey in order to open dialogue and jumpstart the processes needed to advance diversity and inclusion, and pay equity in their workforces. However, we believe our more detailed representation and pay equity disclosure is more appropriate for Intel at this time given the maturity of our internal processes, transparency and actions to date, and our commitments for action over the coming decade.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal requesting the preparation of a report on Intel’s global median gender/racial pay gap, including certain associated risks.

2021 PROXY STATEMENT | Stockholder Proposals	113

Proposal 6: Stockholder Proposal Requesting a Report on Whether Written Policies or Unwritten Norms at the Company Reinforce Racism in Company Culture

The following stockholder proposal will be voted on at the 2021 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

NorthStar Asset Management, Inc., PO Box 301840, Boston, MA 02130, on behalf of the NorthStar Asset Management, Inc. Funded Pension Plan, which is the owner of more than $2,000 in market value of Intel common stock, proposes the following resolution:

Assessing Inclusion in the Workplace

WHEREAS:

According to the National Museum of African American History and Culture, “[s]tructural racism is the overarching system of racial bias across institutions and society. These systems give privileges to white people resulting in disadvantages to people of color,” thereby imposing a cultural hierarchy among racial groups;

The Harvard Business Review explains that “[c]ompanies must confront racism at a systemic level—addressing everything from the structural and social mechanics of their own organizations to the role they place in the economy at large”;

A 2020 Citigroup study found that since 2000 the U.S. gross domestic product (GDP) has lost $16 trillion as a result of discrimination against African Americans, including $2.7 trillion lost due to pay disparities. The study also found that reversing discriminatory practices could boost U.S. GDP by $5 trillion in the next five years;

Tema Okun, a veteran racial justice facilitator, illustrates the insidious nature of white supremacist culture by explaining that “[c]ulture is powerful precisely because it is so present and at the same time so very difficult to name or identify.” Cultural racism can manifest as people of color being ignored, overly criticized, undermined, or assumed as inferior. Other manifestations can be strict cultural norms or criticisms of certain hairstyles, manners of speech, or other physical appearances;

Cultural racism can do long-term emotional and psychological damage, and research shows that employees who bring their authentic selves to work perform better and report greater job satisfaction. Recently, a Fortune 500 company announced that it will allow natural black hairstyles and facial hair because the company wants all “employees feel comfortable, genuine and authentic”;

Proponents believe that our company can advance long-term value creation through an analysis of whether and how systemic racism is embedded in company culture, policies and procedures.

RESOLVED: Shareholders urge the Board of Directors to prepare a report to shareholders on whether written policies or unwritten norms at the Company reinforce racism in company culture.

SUPPORTING STATEMENT: The report should be prepared within one year, at reasonable cost and excluding proprietary and privileged information. The Board is encouraged to assess whether Company policies or unwritten norms:

1.	Yield inequitable outcomes for employees based on race and ethnicity in patterns of hiring and retention, promotion and upward mobility, disciplinary action, or employee usage of benefits;

2.

Establish a cultural hierarchy through perceived pressure to use “whitened” names rather than birth names, to adopt “white-centric” physical appearance standards in hair style, body art or modifications, and facial hair styles, or to avoid traditional attire and religious head coverings.

114	Stockholder Proposals | 2021 PROXY STATEMENT

Board of Directors’ Response

The Board recommends a vote against this proposal given the company’s existing programs and policies to: foster a culture of diversity and inclusion; integrate non-discrimination measures across our performance management systems, compensation programs, and hiring processes; publish ambitious long-term goals and lead industry-wide inclusion and social equity initiatives; and transparently report our progress and data to drive accountability and encourage actions by others.

Supporting Discussion

Intel is committed to providing a work environment where employees from diverse backgrounds are valued, respected, challenged, acknowledged, and rewarded so they can achieve their potential and fulfill their career aspirations. Our commitment to combating racism and fostering a diverse and inclusive culture is a business imperative and key to our long-term success, making Intel, and each of our employees, stronger. We believe that when every employee has a voice and a sense of belonging, Intel can be more innovative, agile, and competitive, driving our evolution, reinvention and cultural transformation. But, we know that what happens outside of Intel, is also felt inside Intel. During the past year, our Intel employees, along with the rest of society, have had to make sense of the senseless acts of racism and violence and system-level justice issues, specifically against African Americans in the U.S. In response, and in keeping with Intel’s commitment to diversity and inclusion, our former CEO Bob Swan publicly affirmed that inaction is not an option for Intel. He said, “Black lives matter. Period. While racism can look very different around the world, one thing that does not look different is that racism of any kind will not be tolerated here at Intel or in our communities.” While words are important, we believe that words must be accompanied by action.

For many years, we have taken actions to deeply integrate diversity and inclusion expectations into our culture, performance management systems, leadership expectations, and annual bonus metrics. In 2015, Intel launched an initiative committing $300 million to advance diversity and inclusion in our workforce and across the technology industry, including a 2020 goal to achieve full representation of underrepresented minorities and women in our U.S. workforce, a goal which we met two years ahead of schedule through an integrated strategy focused on hiring, retention, and progression. We have achieved global gender pay equity globally and race/ethnicity pay equity in the U.S. We believe that our holistic approach toward pay equity, representation, and creating an inclusive culture enables us to cultivate a workplace that helps employees develop and progress in their careers at all levels. We are proud of what we have accomplished to advance diversity and inclusion, but we recognize we still have work to do, including beyond the walls of Intel.

In May 2020, we announced our new 2030 RISE strategy and goals which set our corporate responsibility ambitions for the next decade to create a more responsible, inclusive, and sustainable world, enabled by our technology and the expertise and passion of our employees. Further increasing diverse representation, equity, and inclusion are key aspects of our RISE 2030 goals, which include doubling the number of women in senior leadership globally, doubling the number of underrepresented minorities in senior leadership in the U.S., and ensuring accountability for embedding inclusive leadership practices across our business. To accelerate action toward our 2030 goals and to advance racial equity, we have also linked a portion of our Annual Cash Bonus Plan for our executives and employees in 2021 to achieve a milestone of increasing representation by 10% of Black/African American employees in senior, director, and executive level roles in our U.S. population. By the end of 2023, we aim to increase representation of U.S. African American employees in senior, director, and executive roles by 30%.

Through our RISE strategy we have also committed to apply our scale, expertise, and reach to work with customers and other stakeholders to accelerate the adoption of inclusive business practices across industries. We are creating and implementing a Global Inclusion Index and convening a coalition of companies to focus on unified goals and metrics that will be shared through the index. This collective effort will allow the industry to more clearly identify actions needed to advance progress. We will also continue to collaborate on initiatives that expand the diverse pipeline of talent for our industry, advance social equity, make technology fully inclusive, and expand digital readiness for millions of people around the world. In 2020, Intel also pledged $1 million across various nonprofits and community organizations in support of efforts to address social injustice and combat racism and expanded our work and programs around social equity with the creation of a new Social Equity Program Office and the publication of Global Social Equity Policy Principles.

We have formally documented our commitment to human rights, respect, freedom, and dignity in our Global Human Rights Principles, which we initially adopted in 2009 and updated as recently as November 2019, and which are publicly available on our website at www.intel.com/content/www/us/en/policy/policy-human-rights.html. In keeping with our Intel Code of Conduct available on our website at www.intel.com/content/dam/www/public/us/en/documents/corporate-information/code-of-conduct-eng.pdf, Intel does not discriminate on the basis of race, color, religion, religious creed, sex, national origin, ancestry, age, physical or mental disability, medical condition, genetic information, military and veteran status, marital status, pregnancy, gender, gender expression, gender identity, sexual orientation, or any other characteristic protected by local law, regulation or ordinance. In addition, Intel is committed to providing a workplace free of harassment based on such factors and Intel employees are expected to treat co-workers, customers and suppliers with dignity.

2021 PROXY STATEMENT | Stockholder Proposals	115

We have continued to advance transparency in our pay and representation data in our annual Corporate Responsibility Report, available at www.intel.com/responsibility and on our Global Diversity and Inclusion website, www.intel.com/content/www/us/en/diversity/diversity-at-intel.html and also by publicly releasing our EEO-1 survey pay data. As described in these disclosures, we have a robust collection of programs and policies designed to encourage diversity and promote understanding, including programs in support of greater racial and ethnic diversity and programs to support various employee communities, including veterans, LGBT+ persons, and persons with disabilities. We also help foster an inclusive culture through more than 30 different employee resource groups and seven leadership councils that help to develop a sense of community among, and provide a means to mentor and support, employees based upon gender, ethnic or cultural background, and religious faith, among other characteristics. This includes our Network of Intel African Ancestry employee resource group and our Intel Black Leadership Council, which in 2020 along with many global teams across Intel hosted virtual events and shared their perspectives and experiences through listening sessions with senior leadership and contributed actionable suggestions on opportunities to advance social equity and our diversity and inclusion practices.

Our global Inclusion@Intel program provides a source of community for employees and empowers them to drive inclusive practices into their everyday working environment. This unique platform provides highlights on inclusive leaders, inclusion training, sharing of best practices, videos, podcasts, and scenario cards that can be used to encourage critical conversations. Our Inclusive Leaders program is designed to equip managers to play leadership roles in growing Intel’s inclusive culture. The program fosters leadership skills needed to build diverse and inclusive, high-performing teams. In addition, in 2016 we launched a confidential employee service called “Warmline” to provide all employees with the support they need to work through personal and professional roadblocks. In 2020, a cross-Intel team of technologists developed a new “Inclusive language in engineering guide,” the result of a project initiated in 2019 to remove discriminatory and offensive terminology from coding language at Intel and to influence change across the broader technology industry.

We have also developed a set of best practices and trainings to mitigate the influence of unconscious bias in the hiring process. These practices include posting of formal requisitions using impartial descriptions of qualifications for all open jobs, and having diverse slates of candidates and diverse hiring panels. In 2020, we linked a portion of our company-wide annual cash bonus program to metrics to accelerate global inclusive hiring behaviors in support of our 2030 workforce inclusion goals; we met these goals, achieving our training goal with 99% of hiring managers trained globally and 84% of internal hiring completed through a posted requisition. Through our regular Employee Experience Surveys, employees can voice their perceptions of the company and their work experience, including their views on our diversity and inclusion performance and culture. In 2020, 88% of employees reported “I am treated with dignity and respect at work” and 87% reported “Intel makes it easy for people from diverse backgrounds to fit in and be accepted.” Our goal is to work to continue to increase these levels through our 2030 goals and our ongoing actions to advance and integrate inclusive practices in our culture. Our experience has demonstrated that our dedication to fostering diversity, equity, and inclusion for all employees improves job satisfaction which further drives productivity and innovation.

In sum, we believe that our long-standing focus on and commitment to creating an equal, inclusive and respectful workplace render the proposal’s implementation unnecessary.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal requesting the preparation of a report on whether written policies or unwritten norms at Intel reinforce racism in company culture.

116	Stockholder Proposals | 2021 PROXY STATEMENT

Additional Meeting Information

Online Meeting

We are pleased this year to again conduct the 2021 Annual Stockholders’ Meeting solely online via the Internet through a live webcast and online stockholder tools. We continue to use the virtual annual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights. For example:

▪

We Encourage Questions. Our stockholders have multiple opportunities to submit questions for the meeting. Stockholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many stockholder-submitted questions as time permits. As we did last year, we have committed to publishing and answering each question received following the meeting.

▪

We Believe in Transparency. Although participation in the live webcast is available only to stockholders at the time of the meeting, anyone can view the live webcast and following completion of the 2021 Annual Stockholders’ Meeting, a webcast replay, final report of the inspector of election, and answers to all questions asked by investors in connection with the annual meeting will be posted to our Investor Relations website at www.intc.com and remain for at least one year.

▪

We Proactively Take Steps to Facilitate Your Participation. During the annual meeting, proponents of the stockholder proposals included in this proxy statement will have a dedicated call-in line to facilitate their ability to present their proposals. In addition, we offer live technical support for all stockholders attending the meeting.

Meeting Admission

You are entitled to attend and participate in the virtual 2021 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 19, 2021 or if you hold a valid proxy for the annual meeting. If you are not an Intel stockholder, you may still view the meeting online at www.virtualshareholdermeeting.com/Intel21.

Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate in the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting www.virtualshareholdermeeting.com/Intel21; interested persons who were not stockholders as of the close of business on March 19, 2021 may view, but not participate, in the annual meeting via www.virtualshareholdermeeting.com/Intel21.

To attend online and participate in the annual meeting, stockholders of record will need to use their control number on their Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/Intel21. If you are a beneficial stockholder and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, beneficial stockholders who do not have a control number or access code should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Pacific Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call (855) 449-0991.

Asking Questions. Stockholders have multiple opportunities to submit questions to Intel for the annual meeting. Stockholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our annual meeting website, www.virtualshareholdermeeting.com/Intel21. Stockholders also may submit questions live during the meeting. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

2021 PROXY STATEMENT | Additional Meeting Information	117

Voting Before Or During The Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/Intel21 to vote or submit questions during the meeting.

Voting online during the meeting will replace any previous votes, and the online polls will close at 9:15 a.m. Pacific Time on May 13, 2021.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting commences. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 19, 2021, the record date for the annual meeting, 4,072,345,696 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding entitled to vote on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the meeting.

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes” on proposals other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm. Any shares represented by “broker non-votes” are not considered votes cast or entitled to vote and therefore will not impact the outcome of such proposals. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	Majority of votes cast.*	No effect.	No effect. No broker discretion to vote.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	Majority of shares present.**	Counted as vote. Same effect as votes against.	Brokers have discretion to vote.
Advisory vote to approve executive compensation of our listed officers	For, against, or abstain.	Majority of shares present.**	Counted as vote. Same effect as votes against.	No effect. No broker discretion to vote.
Stockholder Proposals, if properly presented at the annual meeting	For, against, or abstain.	Majority of shares present.**	Counted as vote. Same effect as votes against.	No effect. No broker discretion to vote.

*	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.
**	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will

118	Additional Meeting Information | 2021 PROXY STATEMENT

vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters that we expect to be presented at the annual meeting other than the items from the Board of Directors described in this proxy statement.

Proxy Solicitation

We will bear the expense of soliciting proxies, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of $30,000, plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.3 million.

Inspector of Elections

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

Stockholder List

Intel’s list of stockholders as of March 19, 2021 will be available for inspection for the 10 days prior to the annual meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment. In addition, the list of stockholders will also be available during the annual meeting through the meeting website for those stockholders who choose to attend.

Voting Results

We will announce preliminary results during the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

2021 PROXY STATEMENT | Additional Meeting Information	119

Other Matters

2022 Stockholder Proposals or Nominations

Stockholder Proposals to Be Included in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2022 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 30, 2021.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section on page 28.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not static. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.

Director Nominations to Be Included in the Proxy Statement (Proxy Access). We have adopted proxy access, whereby a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2022 proxy statement must satisfy the requirements specified in our Bylaws and must provide notice to our Corporate Secretary, which must be received no earlier than the close of business on November 1, 2021 and no later than the close of business on November 30, 2021. The notice of proxy access must include information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2022 annual meeting is advanced or delayed more than 30 days from the anniversary of the 2021 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel.

Other Business and Director Nominations to Be Presented at the Annual Meeting. In addition, under our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2022 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary between December 14, 2021 and the close of business on January 13, 2022. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2022 annual meeting is advanced or delayed more than 30 days from the anniversary of the 2021 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2022 annual meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by close of business on the later of the 60th day before the 2022 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel.

We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our website at www.intc.com. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

120	Other Matters | 2021 PROXY STATEMENT

Legal Matters

Forward-Looking Statements. This proxy statement contains forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expect,” “intend,” “strive,” “goals,” “plans,” “ambitions,” “opportunity,” “future,” “to be,” “achieve,” “grow,” “committed,” “believes,” “seeks,” “targets,” “estimated,” “continues,” “likely,” “possible,” “may,” “might,” “potentially,” “will,” “would,” “should,” “could,” “on track,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to future responses to and effects of COVID-19; projections of our future financial performance; future business, social, and environmental performance, goals, and measures; our anticipated growth and trends in our businesses and operations; projected growth and trends in markets relevant to our businesses; business and investment plans; future products and technology, and the expected regulation, availability and benefits of such products and technology; projected cost and yield trends; expected timing and impact of acquisitions, divestitures, and other significant transactions, including statements relating to the pending divestiture of our NAND memory business to SK hynix Inc. (SK hynix); expected completion of restructuring activities; availability, uses, sufficiency, and cost of capital of capital resources, including expected returns to stockholders such as dividends and share repurchases, and the expected timing of future repurchases; our valuation; future production capacity and product supply; the future purchase, use, and availability of products, components, and services supplied by third parties, including third-party IP and manufacturing services; tax- and accounting-related expectations; LIBOR-related expectations; uncertain events or assumptions, including statements relating to total addressable market (TAM) or market opportunity, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on management’s expectations as of the date of this filing, unless an earlier date is specified, and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include those described throughout our 2020 Annual Report on Form 10-K and particularly in “Risk Factors” within Other Key Information of the Form 10-K. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this proxy statement and in other documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. Unless specifically indicated otherwise, the forward-looking statements in this proxy statement do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this filing. In addition, the forward-looking statements in this proxy statement are made as of the date of this filing, unless an earlier date is specified, including expectations based on third-party information and projections that management believes to be reputable, and Intel does not undertake, and expressly disclaims any duty, to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. Intel, Intel Agilex, Intel Core, Intel Inside, the Intel logo, the Intel Inside logo, Intel Optane, Thunderbolt, and Xeon are trademarks of Intel Corporation or its subsidiaries.

*	Other names and brands may be claimed as the property of others.

Financial Statements

Our financial statements for the year ended December 26, 2020 are included in our 2020 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our website at www.intc.com. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge, or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

Communicating With Us

Visit our main website at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations website at www.intc.com contains information regarding our recent and historical financial and operational results, strategic priorities, operating segments, news, investor events and webcasts, stock information, corporate governance and corporate responsibility initiatives, as well as links to our SEC filings and our Governance and Corporate Responsibility site.

2021 PROXY STATEMENT | Other Matters	121

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates (including proxy access candidates) or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Susie Giordano, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:

Annual meeting	Intel Investor Relations (408) 765-1480 investor.relations@intel.com

Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Your broker, bank, or other nominee

Voting	D.F. King (866) 796-7178 (within the U.S. and Canada) (212) 269-5550 (worldwide)

122	Other Matters | 2021 PROXY STATEMENT

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

By Order of the Board of Directors

Susie Giordano

Corporate Secretary

Santa Clara, California

March 30, 2021

2021 PROXY STATEMENT | Stockholders Sharing the Same Last Name and Address	123

Appendix A Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.

Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

2021 PROXY STATEMENT | Appendix A: Non-GAAP Financial Measures	A-1

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors

Acquisition-related adjustments

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our U.S. GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.

We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.

Restructuring and other charges

Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with restructuring activity.

We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.

Gains (losses) from divestiture	Gains or losses are recognized at the close of a divestiture.

We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.

Ongoing mark-to-market on marketable equity securities

After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.

We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.

Tax Reform	We made adjustments to the original estimate of income tax expense resulting from Tax Reform.

We exclude adjustments to the provisional tax estimate for purposes of calculating certain non-GAAP measures because they are the result of regulatory change and do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.

Free cash flow

We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant and equipment. We also reference a ratio of free cash flow to non-GAAP net income.

This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business. We excluded additions to held for sale NAND property, plant and equipment because the additions are not representative of our long-term capital requirements and we expect these assets to be sold. The ratio of free cash flow to non-GAAP net income is helpful in comparing the results and trends of our adjusted cash flow to income.

A-2	Appendix A: Non-GAAP Financial Measures | 2021 PROXY STATEMENT

Following are the reconciliations of our most comparable U. S. GAAP measures to our non-GAAP measures presented:

Years Ended (In Millions, Except Per Share Amounts)	Dec 26, 2020	Dec 28, 2019	Dec 29, 2018
Gross margin percentage	56.0%	58.6%	61.7%
Acquisition-related adjustments	1.6%	1.6%	1.6%
Non-GAAP gross margin percentage	57.6%	60.1%	63.3%
R&D and MG&A	$19,736	$19,712	$20,493
Acquisition-related adjustments	(205)	(200)	(200)
Non-GAAP R&D and MG&A	$19,531	$19,512	$20,293
Operating income	$23,678	$22,035	$23,316
Acquisition-related adjustments	1,416	1,324	1,305
Restructuring and other charges	198	393	(72)
Non-GAAP operating income	$25,292	$23,752	$24,549
Operating margin	30.4%	30.6%	32.9%
Acquisition-related adjustments	1.8%	1.8%	1.8%
Restructuring and other charges	0.3%	0.5%	(0.1)%
Non-GAAP operating margin	32.5%	33.0%	34.7%
Net income	$20,899	$21,048	$21,053
Acquisition-related adjustments	1,416	1,324	1,305
Restructuring and other charges	198	393	(72)
(Gains) losses from divestiture	(6)	(690)	(494)
Ongoing mark-to-market on marketable equity securities	133	(277)	129
Tax Reform	—	—	(294)
Income tax effects	(209)	(14)	(102)
Non-GAAP net income	$22,431	$21,784	$21,525
Earnings per share—diluted	$4.94	$4.71	$4.48
Acquisition-related adjustments	0.33	0.29	0.28
Restructuring and other charges	0.05	0.09	(0.02)
(Gains) losses from divestiture	—	(0.16)	(0.11)
Ongoing mark-to-market on marketable equity securities	0.03	(0.06)	0.03
Tax Reform	—	—	(0.06)
Income tax effects	(0.05)	—	(0.02)
Non-GAAP earnings per share—diluted	$5.30	$4.87	$4.58

Years Ended (In Millions)	Dec 26, 2020	Dec 28, 2019	Dec 29, 2018	Dec 30, 2017	Dec 31, 2016
Net cash provided by operating activities	$35,384	$33,145	$29,432	$22,110	$21,808
Additions to property, plant and equipment	(14,259)	(16,213)	(15,181)	(11,778)	(9,625)
Free cash flow	$21,125	$16,932	$14,251	$10,332	$12,183
Net cash used for investing activities	$(20,796)	$(14,405)	$(11,239)	$(15,762)	$(25,817)
Net cash provided by (used for) financing activities	$(12,917)	$(17,565)	$(18,607)	$(8,475)	$(5,739)

Adjusted Net Income

We believe adjusting net income to exclude the one-time charge related to Tax Reform for the purposes of incentive compensation facilitates a better evaluation of our current operating performance against prior periods and our peers. Following is the reconciliation of our most comparable GAAP measure to our non-GAAP measure presented:

	Dec 29, 2018	Dec 30, 2017
Net Income	$21,053	$ 9,601
Tax Reform	(294)	5,444
Operating income	$20,759	$15,045

2021 PROXY STATEMENT | Appendix A: Non-GAAP Financial Measures	A-3

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INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. SANTA CLARA, CA 95054 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/Intel21 You may attend the Annual Stockholders' Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D36261-P52733-Z79455 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D36261-P52733-Z79455 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1. Election of Directors Nominees: 1a. Patrick P. Gelsinger 1b. James J. Goetz 1c. Alyssa Henry 1d. Omar Ishrak 1e. Risa Lavizzo-Mourey 1f. Tsu-Jae King Liu 1g. Gregory D. Smith 1h. Dion J. Weisler 1i. Frank D. Yeary 1. Election of Directors Nominees: 1a. Patrick P. Gelsinger 1b. James J. Goetz 1c. Alyssa Henry 1d. Omar Ishrak 1e. Risa Lavizzo-Mourey 1f. Tsu-Jae King Liu 1g. Gregory D. Smith 1h. Dion J. Weisler 1i. Frank D. Yeary 2. Ratication of selection of Ernst & Young LLP as our independent registered public accounting rm for 2021. 3. Advisory vote to approve executive compensation of our listed ofcers. The Board of Directors recommends a vote AGAINST Proposals 4, 5, and 6. 4. Stockholder proposal on whether to allow stockholders to act by written consent, if properly presented at the meeting. 5. Stockholder proposal requesting a report on median pay gaps across race and gender, if properly presented at the meeting. 6. Stockholder proposal requesting a report on whether written policies or unwritten norms at the company reinforce racism in company culture, if properly presented at the meeting. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. B. Authorized SignaturesThis section must be completed for your vote to be counted.Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofcer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D36262-P52733-Z79455 Proxy Intel Corporation Notice of 2021 Annual Stockholders' Meeting May 13, 2021, 8:30 a.m. Pacic Time Via the Internet at www.virtualshareholdermeeting.com/Intel21 Proxy Solicited by Board of Directors for Annual Meeting - May 13, 2021 Omar Ishrak, Patrick P. Gelsinger, Susie Giordano, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders' Meeting of Intel Corporation to be held on May 13, 2021 or at any postponement or adjournment thereof. If this proxy is properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, and 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. (Proposals to be voted appear on reverse side.)